Exhibit 10.3

EXECUTION VERSION

THIRD AMENDED AND RESTATED LOAN AGREEMENT

Dated as of February 17, 2012

among

JARDEN RECEIVABLES, LLC,

as Borrower,

JARDEN CORPORATION,

as initial Servicer,

SUNTRUST BANK,

as a Lender,

PNC BANK, NATIONAL ASSOCIATION,

as a Lender,

WELLS FARGO BANK, NATIONAL ASSOCIATION,

as a Lender and as Issuing Lender,

and

SUNTRUST ROBINSON HUMPHREY, INC.,

as Administrator

-i-

-ii-

-iii-

-iv-

EXHIBITS AND SCHEDULES

EXHIBIT A	—	Form of Borrowing Request
EXHIBIT B-1	—	Form of Lender Note in favor of SunTrust Bank
EXHIBIT B-2	—	Form of Lender Note in favor of Wells Fargo
EXHIBIT B-3	—	Form of Lender Note in favor of PNC
EXHIBIT C	—	Form of Monthly Report
EXHIBIT D	—	Form of Servicing Certificate
EXHIBIT E	—	Form of Letter of Credit Request
EXHIBIT F	—	Concentration Limits
EXHIBIT G	—	Form of Notice of Prepayment
EXHIBIT H	—	Form of Authorization Certificate
EXHIBIT I	—	Mid-Monthly Report

SCHEDULE A	—	Coleman IRB Indentures
SCHEDULE B	—	Coleman IRB Leases
SCHEDULE C	—	Schedule C Receivables
SCHEDULE D	—	Existing Letters of Credit
SCHEDULE 8.12	—	Lock-Boxes and Lock-Box Accounts
SCHEDULE 9.1.5	—	Procedures Review Requirements
SCHEDULE 15.3	—	Notice Addresses

-v-

THIRD AMENDED AND RESTATED LOAN AGREEMENT

THIS THIRD AMENDED AND RESTATED LOAN AGREEMENT is made and entered into as of February 17, 2012, among:

(a) JARDEN RECEIVABLES, LLC, a Delaware limited liability company (the “Borrower”),

(b) JARDEN CORPORATION, a Delaware corporation (together with its successors, “Jarden”), in its capacity as the initial servicer (in such capacity, together with its successors and permitted assigns in such capacity, the “Servicer”),

(c) SUNTRUST BANK, a Georgia banking corporation (together with its successors and permitted assigns, “SunTrust Bank”), as a Lender,

(d) PNC BANK, NATIONAL ASSOCIATION, a national banking association (together with its successors and permitted assigns, “PNC”), as a Lender,

(e) WELLS FARGO BANK, NATIONAL ASSOCIATION, a national banking association (together with its successors and permitted assigns, “Wells Fargo”), as a Lender (in such capacity collectively with SunTrust Bank and PNC, the “Lenders” and each individually a “Lender”) and as Issuing Lender, and

(f) SUNTRUST ROBINSON HUMPHREY, INC., a Tennessee corporation, as agent and administrator for the Lenders (in such capacity, together with its successor and assigns in such capacity, the “Administrator”), and amends and restates in its entirety that certain Second Amended and Restated Loan Agreement dated as of July 29, 2010, among the parties hereto (as amended prior to the date hereof, collectively, the “Existing Agreement”).

BACKGROUND

1. The Borrower, the Servicer, Three Pillars Funding LLC, Wells Fargo and the Administrator are parties to the Existing Agreement.

2. The Borrower desires to remove Three Pillars Funding LLC as a Lender hereunder, add SunTrust Bank and PNC as Lenders hereunder, increase the Facility Limit, extend the Scheduled Commitment Termination Date and make certain other amendments to the Existing Agreement.

3. Simultaneously herewith, Three Pillars Funding LLC is assigning all of its existing outstanding principal balance of its Loans to SunTrust Bank pursuant to an Assignment and Assumption Agreement dated the date hereof among Three Pillars Funding LLC, SunTrust Bank and the Administrator.

4. The Lenders are willing to extend such financing on the terms and subject to the conditions set forth in this Agreement.

NOW, THEREFORE, in consideration of the premises and the mutual agreements herein contained, the parties hereto agree as follows:

ARTICLE I

DEFINITIONS

Section 1.1. Defined Terms. As used in this Agreement, (a) capitalized terms used and not otherwise defined in this Agreement or the exhibits hereto are used with the meanings attributed thereto in the Receivables Contribution and Sale Agreement (hereinafter defined), and (b) the following terms have the following meanings:

“Accounts Receivable Turnover Ratio” means, for any Calculation Period, the ratio computed as of the most recent Calculation Date by dividing (a) the aggregate amount of Credit Sales during the 12 months ending on such Calculation Date by (b) the average month-end amount of the aggregate Unpaid Balance of Receivables during the 12 months ending on such Calculation Date.

“Additional Information Report” means any information, document, record or report delivered pursuant to Section 9.1.5(f) of the Agreement.

“Administrator” has the meaning set forth in the preamble to this Agreement.

“Advance” means the Loans made on any given date.

“Advance Rate” means the percentage equal to (a) 100% minus (b) the Reserve Percentage.

“Advances Outstanding” means, on any day, the aggregate principal amount of all Loans and L/C Advances outstanding on such day, after giving effect to all repayments of Loans and L/C Advances and the making of new Advances or L/C Advances on such day.

“Adverse Claim” means any lien (statutory or other), mortgage, pledge, hypothecation, assignment, encumbrance or preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever (including, without limitation, the interest of a vendor or lessor under any conditional sale, capitalized lease or other title retention agreement).

“Affected Party” means each of the Lenders, the Issuing Lender, any Liquidity Bank, any Support Provider, any permitted assignee of any of the foregoing, any holder of a participation interest in the rights and obligations of any of the foregoing, and any holding company of a Lender.

“Affiliate” of any Person means any other Person directly or indirectly controlling, controlled by or under common control with such Person. A Person shall be deemed to control another Person if the controlling Person (i) is the “beneficial owner” (as defined in Rule 13d-3 under the Securities Exchange Act) of greater than or equal to ten percent (10%) or more of the combined voting power of the controlled Person (giving effect to the relative voting rights associated with the voting securities or other voting interests held by the controlling Person) or (ii) possesses, directly or indirectly, the power to direct or cause the direction of the management or policies of the controlled Person, whether through ownership of equity interests, by contract or otherwise; provided that under no circumstance shall the Administrator or the Lenders be deemed to be an Affiliate of the Borrower or vice versa.

“Aggregate Eligible Balance” means, on any date of determination, (i) with respect to all Eligible Receivables, (a) the aggregate Unpaid Balance of all Eligible Receivables at such time minus (b) the product of (1) all Contractual Dilutions times (2) 1.2, (ii) with respect to Eligible Extended Term A Receivables, (a) the aggregate Unpaid Balance of all Eligible Extended Term A Receivables at such time minus (b) Contractual Dilutions of Eligible Extended Term A Receivables, (iii) with respect to Eligible Extended Term B Receivables, (a) the aggregate Unpaid Balance of all Eligible Extended Term B Receivables at such time minus (b) Contractual Dilutions of Eligible Extended Term B Receivables, (iv) with respect to Eligible Foreign Receivables, (a) the aggregate Unpaid Balance of all Eligible Foreign Receivables at such time minus (b) Contractual Dilutions of Eligible Foreign Receivables and (v) with respect to Eligible Government Receivables, (a) the aggregate Unpaid Balance of all Eligible Government Receivables at such time minus (b) Contractual Dilutions of Eligible Government Receivables.

“Agreement” means this Third Amended and Restated Loan Agreement, as it may be amended, supplemented, restated or otherwise modified from time to time in accordance with the terms hereof.

“Alternative Rate Loan” means any Loan that is not funded with Commercial Paper Notes, including, without limitation, any Loan from and after the time, if any, when a Conduit Lender transfers such Loan, or borrows to finance such Loan, under its Liquidity Agreement.

“Amortization Event” means any of the events described in Section 10.2.

“Applicable Margin” has the meaning specified in the Fee Letter.

“Authorized Officer” means the chief executive officer, president, chief financial officer, treasurer, assistant treasurer or controller of any Person and, in the case of Originators, Servicer and Borrower, any additional person or persons authorized pursuant to a duly executed and completed authorization certificate substantially in the form of Exhibit H hereto.

“Bankruptcy Code” means the United States Bankruptcy Code, 11 U.S.C. § 101 et seq., as amended.

“Base Rate” means, on any date of determination, a fluctuating rate of interest per annum equal to the higher of (a) the Prime Rate, or (b) the Federal Funds Rate most recently determined by SunTrust Bank plus 0.50% per annum.

“Base Rate Loan” means a Loan made by a Lender or a Liquidity Bank at any time it bears interest at a rate based on the Base Rate (including, without limitation, the Default Rate).

“Borrower” has the meaning set forth in the preamble to this Agreement.

“Borrower Financial Statements” means the financial statements required to be delivered by the Borrower described in Section 9.1.5(a)(i) of the Agreement.

“Borrower Representation” means any representation or warranty made by the Borrower to the Administrator and the Lenders contained in Article VIII of the Agreement.

“Borrowing Base” means, on any date of determination, an amount equal to the product of (a) the Advance Rate as of the most recent Calculation Date times (b) the Net Receivables Balance.

“Borrowing Base Deficit” means, on any date of determination, an amount equal to the excess, if any, of (a) the aggregate Credit Exposure at such time over (b) the sum of (i) the Borrowing Base plus (ii) all Collections on deposit at such time in the Collection Account.

“Borrowing Request” means a notice in the form of Exhibit A specifying the date and amount of the requested Advance.

“Broken Funding Costs” means:

(a) for any CP Loan which is assigned by a Conduit Lender to its Liquidity Banks under the Liquidity Agreement or any other applicable Support Agreement, an amount equal to the excess, if any, of (A) the amount of interest that would have accrued at the Commercial Paper Rate during the remainder of the applicable Interest Periods for the Commercial Paper Notes subsequent to the date of such reduction or assignment of the principal of such Loan if such reduction or assignment had not occurred, over (B) the sum of (1) to the extent all or a portion of such principal is allocated to another Loan, the amount of interest actually accrued during the remainder of such period on such principal for the new Loan, and (2) to the extent such principal is not allocated to another Loan, the income, if any, actually received during the remainder of such period by the holder of such Loan from investing the portion of such principal not so allocated; and

(b) for any CP Loan or LIBOR Loan (i) which is not prepaid following delivery of any prepayment notice or (ii) which is prepaid without adhering to the notice period required by Section 4.1(a), the reasonable expenses, if any, actually incurred by the applicable Lender following receipt of such prepayment notice and in connection therewith.

All Broken Funding Costs shall be due and payable hereunder upon demand.

“Business Day” means (a) any day on which commercial banks in New York, New York and Atlanta, Georgia, are not authorized or required to be closed and The Depository Trust Company of New York is open for business, (b) when determined in connection with notices and determinations in respect of any LIBOR Loan, any day specified in clause (a) which is also a day banks are open for business in London, England, and (c) when determined in connection with notices and determinations in respect of any CP Loan, any day specified in clause (a) which is also a day on which commercial paper markets in the United States are open.

“Calculation Date” means the last day of each Calculation Period.

“Calculation Period” means a calendar month.

“Cash-Collateral Amount” means an amount equal to 103% of the portion of the L/C Obligations.

“Cash-Collateralize” means to pledge and deposit immediately available funds into the Letter of Credit Collateral Account, as collateral for the L/C Obligations, the Cash-Collateral Amount which is being Cash-Collateralized pursuant to documentation in form and substance reasonably satisfactory to the Administrator and the Issuing Lender.

“Charge-Off” means a Receivable not previously deemed a Defaulted Receivable that is written-off by the Servicer or should, in accordance with the Credit and Collection Policy, be written-off.

“Closing Date” means February 17, 2012.

“Coleman” means The Coleman Company, Inc., a Delaware corporation.

“Coleman IRB Indentures” means, collectively, (a) each of the indenture and each supplemental indenture listed on Schedule A hereto and (b) each supplemental indenture entered into by Coleman after the Initial Closing Date on substantially the same terms as the Coleman IRB Indentures entered into prior to the Initial Closing Date.

“Coleman IRB Leases” means collectively, (a) each lease and each supplemental lease listed on Schedule B hereto and (b) each supplemental lease entered into by Coleman after the Initial Closing Date on substantially the same terms as the Coleman IRB Leases entered into prior to the Initial Closing Date.

“Collateral” has the meaning set forth in Section 5.1(a).

“Collection Account” means that certain deposit account maintained with SunTrust Bank in Borrower’s name which is to be identified as “Jarden Receivables, LLC Collection Account” and which is pledged, on a first-priority basis, to the Administrator pursuant to Section 5.1(a).

“Collections” means, with respect to any Receivable, all cash collections and other cash proceeds in respect of such Receivable, including, without limitation, all yield, Finance Charges or other related amounts accruing in respect thereof and all cash proceeds of Related Security with respect to such Receivable.

“Commercial Paper Notes” means short-term promissory notes or any portion thereof issued by a Conduit Lender to fund its Loans or investments in receivables or other financial assets.

“Commercial Paper Rate” means, for any Interest Period the per annum rate calculated by the Administrator equal to: (a) the rate (or if more than one rate, the weighted average of the rates) at which the Commercial Paper Notes on each day during such Interest Period have been outstanding; provided, that if such rate(s) is a discount rate(s), then the “Commercial Paper Rate” shall be the rate (or if more than one rate, the weighted average of the rates) resulting from converting such discount rate(s) to an interest-bearing equivalent rate plus the commission and charges charged by any placement agents or commercial paper dealers with respect to such Commercial Paper Notes, expressed as a percentage of the face amount of such Commercial Paper Notes and converted to an interest-bearing equivalent rate per annum. Notwithstanding the foregoing, the “Commercial Paper Rate” for any day while an Amortization Event exists shall be an interest rate equal to 2% above the Base Rate in effect on such day.

“Commitment” means, with respect to each Lender, the dollar amount set forth opposite such Lender’s signature on the signature pages hereto under the heading “Commitment”; provided, however, that from and after the Commitment Termination Date for a Lender, the dollar amount of the Commitment of such Lender shall equal zero.

“Commitment Termination Date” means, the earliest to occur of (i) the Scheduled Commitment Termination Date, (ii) the date of any termination of the Lenders’ Commitments pursuant to Section 2.6, and (iii) the effective date on which the Lenders’ Commitments are terminated pursuant to Section 10.3.

“Concentration Limit” has the meaning set forth in Exhibit F hereto.

“Conduit Lender” means each financial institution identified as such on the signature pages hereof or that may become a party hereto.

“Consolidated Total Assets” means, as of any date on which the amount thereof is to be determined, the net book value of all assets of the Servicer and its Subsidiaries as determined on a consolidated basis in accordance with GAAP.

“Contract” means either (i) a written agreement between an Originator and an Obligor, or (ii) an invoice issued by an Originator to an Obligor, in either of the foregoing cases, pursuant to which such Obligor is obligated to pay for goods, merchandise and/or services.

“Contractual Dilution” means, with respect to any Receivable, the applicable Obligor’s right to receive (a) any rebate for cash payment, (b) any rebate for volume purchases or co-op advertising programs, and (c) any credit issued for guaranteed sale product return.

“Covered Taxes” means Taxes other than Excluded Taxes.

“CP Loan” means a Loan made by a Conduit Lender at any time it is funded or maintained with the proceeds of Commercial Paper Notes.

“Credit and Collection Policy” means, with respect to any Receivable, credit and collection policies and practices relating to Contracts and Receivables existing on the Closing Date and delivered to the Borrower and the Administrator prior to the Closing Date, as modified from time to time in accordance with Section 9.2.3.

“Credit Exposure” means, at any time, the aggregate outstanding principal amount of the Loans plus the outstanding L/C Obligations minus the funds on deposit in the Letter of Credit Collateral Account to Cash-Collateralize the L/C Obligations. In computing the amount of Credit Exposure, in connection with a Loan the proceeds of which will be used to finance a draw under a Letter of Credit, the Borrower need not count both the principal amount of such L/C Advance and the amount of such Loan.

“Credit Extension” means the making of a Loan or the issuance of a Letter of Credit, as applicable.

“Credit Sales” means, for any Calculation Period, the aggregate amount of all trade receivables with credit terms of any kind originated by all Originators during such Calculation Period.

“Days Sales Outstanding Ratio” means, for any Calculation Period, the ratio computed as of the most recent Calculation Date by dividing (a) 360 by (b) the Accounts Receivable Turnover Ratio for the most recent Calculation Period.

“DBRS” means DBRS, Inc. and any successor thereto.

“Debt” of any Person means, without duplication, (i) all indebtedness of such Person for borrowed money, (ii) all indebtedness of such Person for the deferred purchase price of property or services (other than property and services purchased, and expense accruals and deferred compensation items arising, in the ordinary course of business), (iii) all obligations of such Person evidenced by notes, bonds, debentures or other similar instruments (other than performance, surety and appeal bonds arising in the ordinary course of business), (iv) all indebtedness (excluding prepaid interest thereon) of such Person created or arising under any conditional sale or other title retention agreement which is secured by a Lien on property owned or being purchased by such Person (even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property), (v) all obligations of such Person under leases which have been or should be, in accordance with GAAP, recorded as capital leases, to the extent required to be so recorded, (vi) all reimbursement, payment or similar obligations of such Person, contingent or otherwise, under acceptance, letter of credit or similar facilities (other than letters of credit in support of trade obligations or in connection with workers’ compensation, unemployment insurance, old-age pensions and other social security benefits in the ordinary course of business), (vii) all net obligations of such Person in respect of interest rate swap, cap, collar, swaption, option or similar agreements, (viii) all obligations arising in connection with a sale or other transfer of any of such Person’s financial assets which are, or are intended to be, classified as loans for federal tax purposes, and (ix) all Debt referred to in clauses (i) through (viii) above guaranteed directly or indirectly by such Person, or in effect guaranteed directly or indirectly by such Person through an agreement (A) to pay or purchase such Debt or to advance or supply funds for the payment or purchase of such Debt, (B) to purchase, sell or lease (as lessee or lessor) property, or to purchase or sell services, primarily for the purpose of enabling the debtor to make payment of such Debt or to assure the holder of such Debt against loss in respect of such Debt, (C) to supply funds to or in any other manner invest in the debtor (including any agreement to pay for property or services irrespective of whether such property is received or such services are rendered) or (D) otherwise to assure a creditor against loss in respect of such Debt (it being understood that, unless such Person shall have assumed or become liable for the payment of such Debt, the amount of such Debt shall be the lesser of (A) the fair market value of the property securing such Debt and (B) the stated principal amount of such Debt) and (y) so long as Coleman is the owner of all of the outstanding industrial revenue bonds issued pursuant to the Coleman IRB Indentures, the obligations of Coleman under the Coleman IRB Indentures and the Coleman IRB Leases shall not be considered Indebtedness.

“Default Rate” means the sum of (i) the Base Rate applicable from time to time, plus (ii) 2.00% per annum.

“Default Ratio” means, for any Calculation Period, the ratio (expressed as a percentage) computed as of the most recent Calculation Date by dividing (a) the sum (without double counting) of (i) the Unpaid Balance of Receivables that became Defaulted Receivables during such Calculation Period ending on such Calculation Date, plus (ii) the Unpaid Balance of Receivables that became Charge-Offs during such Calculation Period ending on such Calculation Date by (b) Credit Sales for Calculation Period ending 5 months prior to such Calculation Date.

“Defaulted Receivable” means, for any Calculation Period, any Receivable (i) which the Servicer has or should have charged-off or deemed uncollectible in accordance with the Credit and Collection Policy after taking a reasonable time to apply Collections received to applicable invoices and reconcile the amount of such Receivable, (ii) as to which, as of such date of determination, any payment, or part thereof, remains unpaid for 91 days or more past the due date for such payment, determined by reference to the original contractual payment terms of such Receivable or (iii) unless the Administrator and each Lender has otherwise agreed, as to which the Obligor thereon has suffered an Event of Bankruptcy.

“Defaulting Lender” means any Lender that (i) has failed to fund any portion of the Advances or participations in L/C Obligations required to be funded by it hereunder within one Business Day of the date required to be funded by it hereunder, (ii) has otherwise failed to pay over to the Administrator or any other Lender any other amount required to be paid by it hereunder within three Business Days of the date when due, unless such amount is the subject of a good faith dispute, (iii) has notified the Borrower, the Administrator or any other Lender in writing that it does not intend to comply with any of its funding obligations under this Agreement or has made a public statement to the effect that it does not intend to comply or has failed to comply with its funding obligations under this Agreement or generally under other agreements in which it commits or is obligated to extend credit, or (iv) has become or is insolvent or has become the subject of a bankruptcy or insolvency proceeding, or has had a receiver, conservator, trustee or custodian appointed for it, or has taken any action in furtherance of, or indicating its consent to, approval of or acquiescence in any such proceeding or appointment.

“Defective Receivable” has the meaning assigned to it in Section 1.5 of the Receivables Contribution and Sale Agreement.

“Delinquency Ratio” means, for any Calculation Period, the ratio (expressed as a percentage) computed as of the most recent Calculation Date, by dividing (a) the aggregate Unpaid Balance of Receivables that became Delinquent Receivables during the Calculation Period ending on such Calculation Date by (b) the aggregate Unpaid Balance of all Receivables as of such Calculation Date.

“Delinquent Receivable” means, for any Calculation Period, any Receivable as to which, as of such date of determination, any payment, or part thereof, remains unpaid for 31 or more days but less than 91 days past the due date for such payment, determined by reference to the original contractual payment terms of such Receivable.

“Dilution Horizon Ratio” means, for any Calculation Period, the ratio (expressed as a percentage) computed as of the most recent Calculation Date by dividing (a) an amount equal to the sum of (i) Credit Sales for the Calculation Period ending on such Calculation Date plus (ii) Credit Sales for the Calculation Period immediately preceding the Calculation Period described in clause (i) plus (iii) 13% (or such other percentage as determined by the Administrator with the consent of, or at the direction of, all Lenders based upon the results set forth in a Procedures Review Report, to the extent that such results relate to the weighted average amount of time between the invoice date of Receivables and the date on which credit memos are issued in connection with such respective Receivables and set forth in a notice delivered to the Borrower at least sixty (60) days prior to the implementation thereof) of the Credit Sales for the Calculation Period immediately preceding the Calculation Period described in clause (ii) by (b) an amount equal to the Net Receivables Balance as of such Calculation Date.

“Dilution Ratio” means, for any Calculation Period, the ratio (expressed as a percentage) computed as of the most recent Calculation Date by dividing (a) Dilutions for the Calculation Period ending on such Calculation Date by (b) Credit Sales for the Calculation Period ending 2 months prior to such Calculation Date.

“Dilution Reserve” means, for any Calculation Period, the product computed as of the most recent Calculation Date, of (a) the sum of (i) the product of (x) the Stress Factor times (y) the Expected Dilution Ratio plus (ii) the product of (x) the positive difference, if any, between (1) the Dilution Spike Rate minus (2) the Expected Dilution Ratio times (y) a ratio computed by dividing (1) the Dilution Spike Rate by (2) the Expected Dilution Ratio times (b) the Dilution Horizon Ratio.

“Dilution Spike Rate” means, for any Calculation Period, the highest 2 month average Dilution Ratio over the 12-month period ending on the most recent Calculation Date.

“Dilutions” means, for any Calculation Period, the aggregate amount of returns, allowances, net credits and any other non-cash reductions to the Credit Sales during such period; provided that “Dilutions” shall not include any Contractual Dilutions or any write-down, reserve or other reduction due to a Receivable becoming a Defaulted Receivable or otherwise bearing on the uncollectibility of such Receivable on account of the insolvency, bankruptcy, lack of credit worthiness or financial inability to pay of the applicable Obligor.

“Distribution Date” means the 15th day of each calendar month after the Closing Date (or, if any such date is not a Business Day, the next succeeding Business Day).

“Documents” means all documentation relating to the Receivables including, without limitation, the Contracts, billing statements and computer records and programs.

“Dollar(s)” and the sign “$” shall mean lawful money of the United States of America.

“Eligible Extended Term A Receivable” means a Receivable the original due date for the payment of which is more than 119 days but not more than 150 days past the Calculation Date.

“Eligible Extended Term B Receivable” means a Receivable the original due date for the payment of which is more than 150 days but not more than 180 days past the Calculation Date.

“Eligible Foreign Receivable” means a Foreign Receivable (i) that is denominated and payable in Dollars and is payable only in the United States of America or (ii) that is denominated and payable in Canadian dollars and is payable only in the United States of America or Canada and the Obligor of which is Wal-Mart Canada Corp.

“Eligible Government Receivable” means a Receivable the Obligor of which is a United States of America Governmental Authority.

“Eligible Receivable” means each Receivable that meets the following criteria:

(a) that was created by an Originator (i) in compliance in all material respects with all applicable requirements of the applicable Credit and Collection Policy and (ii) in the ordinary course of its business;

(b) that was documented in compliance in all material respects with the applicable standard administration and documentation policies and procedures of the applicable Originator and is evidenced by a purchase order and a conforming invoice or conforming notice of shipment;

(c) as to which, as of such date of determination, no payment, or part thereof, remains unpaid for 31 or more days past the due date for such payment, determined by reference to the original contractual payment terms of such Receivable and which is not a Defaulted Receivable;

(d) as to which, at the time of the sale or contribution of such Receivable to the Borrower, the applicable Originator was the sole owner thereof and had good and marketable title thereto, free and clear of all Adverse Claims, and which was sold or contributed to the Borrower pursuant to the Receivables Contribution and Sale Agreement free and clear of all Adverse Claims other than in favor of the Administrator for the benefit of the Secured Parties;

(e) the assignment of which (and the grant of security interest in which) by the applicable Originator to the Borrower pursuant to the Receivables Contribution and Sale Agreement does not contravene or conflict in any material respect with any applicable law, rule or regulation or any contractual or other restriction, limitation or encumbrance, and that does not contain an enforceable prohibition on sale or assignment or an enforceable provision requiring consent of the Obligor prior to sale or assignment;

(f) which is denominated and payable in Dollars and is only payable in the United States of America, unless such Receivable is an Eligible Foreign Receivable;

(g) the Obligor of which is a resident of the United States of America, unless such Receivable is an Eligible Foreign Receivable;

(h) the Obligor of which is not an officer, director or Affiliate of any Originator or the Borrower;

(i) which is not owing from an Obligor as to which more than 35% of the aggregate Outstanding Balance of all Receivables owing from such Obligor remains unpaid for 91 or more days past the original due date for such payment;

(j) that is in full force and effect and constitutes the legally valid and binding payment obligation of the Obligor with respect thereto, enforceable against such Obligor in accordance with its terms;

(k) that does not contravene in any material respect any applicable requirements of law (including without limitation all laws, rules and regulations relating to truth in lending, fair credit billing, fair credit reporting, fair debt collection practices and privacy) and which complies in all material respects with all applicable requirements of law and with respect to which all consents, licenses, approvals or authorizations of, or registrations or declarations with, any governmental authority required to be obtained, effected or given by the related Originator in connection with the creation or the execution, delivery and performance of such Receivable, have been duly obtained, effected or given and are in full force and effect;

(l) as to which each of the Borrower’s ownership interest and the Administrator’s (for the benefit of the Secured Parties) first priority security interest in such Receivable has been perfected under the applicable Uniform Commercial Code and other applicable laws;

(m) as to which the Servicer or a sub-Servicer appointed pursuant to Section 11.2.2(c) is in possession of, or has ready access to, the related Receivable File;

(n) which is not subject to any dispute, right of rescission, recoupment, set-off (inclusive of potential recoupment or set-off by outstanding credit memo in favor of the applicable Obligor but excluding Contractual Dilutions), counterclaim or any other defense (including defenses arising out of violations of usury laws) of the applicable Obligor against the applicable Originator or any other Adverse Claim, and the Obligor thereon holds no right as against such Originator to cause such Originator to repurchase the goods the sale of which shall have given rise to such Receivable (except with respect to sale discounts effected pursuant to the Contract, or goods returned in accordance with the terms of the Contract);

(o) the terms of which have not been modified or waived except as permitted under the Credit and Collection Policy and this Agreement;

(p) which constitutes an “account” under and as defined in Article 9 of the Uniform Commercial Code of all applicable jurisdictions;

(q) as to which the applicable Originator has satisfied and fully performed all obligations on its part with respect to such Receivable required to be fulfilled by it, and no further action is required to be performed by any Person with respect thereto as a condition for payment to be made to the Originator by the applicable Obligor;

(r) that was not created by an Obligor which is required to pay cash in advance of shipment of goods or with respect to which credit card payment terms are established, in each case due to such Obligor’s inadequate credit;

(s) which does not arise from the sale of goods on consignment;

(t) which does not arise from direct sales to consumers;

(u) the original due date for the payment of which is not 120 or more days past the Calculation Date, unless such Receivable is an Eligible Extended Term A Receivable, an Eligible Extended Term B Receivable or a Schedule C Receivable;

(v) as to which all payments by the applicable Obligor are made to a Lock-Box that clears to a Lock-Box Account which is subject to a Lock-Box Agreement, provided, however, that this clause (v) shall not be applicable until the date that is sixty (60) days after the Closing Date; and

(w) with respect to which an opinion of counsel to the Originator that created such Receivable has been delivered to the Administrator regarding corporate matters, enforceability and perfection, in form and substance reasonably satisfactory to the Administrator, provided, however, that this clause (w) shall not be applicable until the date that is thirty days after the Closing Date.

“Event of Bankruptcy” shall be deemed to have occurred with respect to a Person if either:

(a) a case or other proceeding shall be commenced, without the application or consent of such Person, in any court, seeking the liquidation, reorganization, debt arrangement, dissolution, winding up, or composition or readjustment of debts of such Person, the appointment of a trustee, receiver, custodian, liquidator, assignee, sequestrator or the like for such Person or all or substantially all of its assets, or any similar action with respect to such Person under any law relating to bankruptcy, insolvency, reorganization, winding up or composition or adjustment of debts and, solely in the case of the Borrower, such case or proceeding shall continue undismissed, or unstayed and in effect, for a period of 60 consecutive days; or an order for relief in respect of such Person shall be entered in an involuntary case under the federal bankruptcy laws or other similar laws now or hereafter in effect; or

(b) such Person shall commence a voluntary case or other proceeding under any applicable bankruptcy, insolvency, reorganization, debt arrangement, dissolution or other similar law now or hereafter in effect, or shall consent to the appointment of or taking possession by a receiver, liquidator, assignee, trustee, custodian, sequestrator (or other similar official) for such Person or for any substantial part of its property, or shall make any general assignment for the benefit of creditors, or shall fail to, or admit in writing its inability to, pay its debts generally as they become due, or, if a corporation or similar entity, its board of directors shall vote to authorize any of the foregoing.

“Event of Default” means any of the events described in Section 10.1.

“Excess Concentration Amount” means, for any Calculation Period, with respect to any Obligor and its Affiliates considered as if they were one and the same Obligor, the amount, if any, by which the Aggregate Eligible Balance of all Eligible Receivables of such Obligor and its Affiliates at such time exceeds the Concentration Limit for such Obligor and its Affiliates at such time.

“Excess Extended Term A Concentration Amount” means, for any Calculation Period, the amount, if any, by which the Aggregate Eligible Balance of all Eligible Extended Term A Receivables exceeds eight-and-one-half percent (8.5%) of the Aggregate Eligible Balance of all Eligible Receivables at such time.

“Excess Extended Term B Concentration Amount” means, for any Calculation Period, the amount, if any, by which the Aggregate Eligible Balance of all Eligible Extended Term B Receivables exceeds four percent (4%) of the Aggregate Eligible Balance of all Eligible Receivables at such time.

“Excess Foreign Concentration Amount” means, for any Calculation Period, the amount, if any, by which the Aggregate Eligible Balance of all Eligible Foreign Receivables exceeds three percent (3%) of the Aggregate Eligible Balance of all Eligible Receivables at such time.

“Excess Government Concentration Amount” means, for any Calculation Period, the amount, if any, by which the Aggregate Eligible Balance of all Eligible Government Receivables exceeds one-and-one-half percent (1.5%) of the Aggregate Eligible Balance of all Eligible Receivables at such time.

“Excluded Taxes” means, in the case of any Indemnified Party, taxes imposed on its overall net income, and franchise taxes and branch profit taxes based on net income, imposed on it by any jurisdiction.

“Existing Agreement” has the meaning set forth in the preamble to this Agreement.

“Existing Letters of Credit” shall mean each letter of credit existing on the Closing Date and identified on Schedule D attached hereto.

“Expected Dilution Ratio” means, for any Calculation Period, the rolling twelve-month average Dilution Ratio for the 12-month period ending on the most recent Calculation Date.

“Facility Limit” means $400,000,000.

“Federal Funds Rate” means, for any period, the per annum rate equal, for any day during such period, to the greater of (i) the average rate per annum as determined by SunTrust Bank at which overnight Federal funds are offered to SunTrust Bank for such day by major banks in the interbank market, and (ii) if SunTrust Bank is borrowing overnight federal funds from one or more members of the Federal Reserve System that day, the average rate per annum at which such overnight borrowings are made on that day. Each determination of the Federal Funds Rate by SunTrust Bank shall be conclusive and binding on the Borrower except in the case of manifest error.

“Fee Letter” means that certain Sixth Amended and Restated Fee Letter dated as of February 17, 2012, by and among the Borrower, PNC, SunTrust Bank, Wells Fargo, and the Administrator, as the same may be amended, restated and/or otherwise modified from time to time.

“Fees” means all L/C Fees, Letter of Credit Issuance Fees and all other fees and other amounts payable by the Borrower to the Administrator, the Issuing Lender or the Lenders pursuant to the Fee Letter.

“Finance Charges” means, with respect to a Contract, any finance, interest, late payment charges or similar charges owing by an Obligor pursuant to such Contract.

“Fitch” means Fitch, Inc., and any successor thereto.

“Foreign Receivable” means a Receivable the Obligor of which (a) if a natural person, is a resident of a country other than the United States of America or (b) if a corporation or other business organization, is organized under the laws of a country other than the United States of America and has its chief executive office in a country other than the United States of America.

“Four Quarter Period” has the meaning ascribed to such term in the Jarden Credit Agreement or as such term (or any component term thereof) in the Jarden Credit Agreement may be amended thereafter pursuant to an effective amendment to the Jarden Credit Agreement executed or consented to in writing by each Lender hereunder as a Lender hereunder or as a lender thereunder.

“Fronting Exposure” means, at any time there is a Defaulting Lender, with respect to the Issuing Lender, such Defaulting Lender’s Pro Rata Share of the outstanding L/C Obligations other than L/C Obligations as to which such Defaulting Lender’s participation obligation has been reallocated to other Lenders or cash collateral or other credit support acceptable to the Issuing Lender shall have been provided in accordance with the terms hereof.

“GAAP” means generally accepted accounting principles as in effect in the United States of America from time to time.

“Governmental Authority” means any nation or government, any federal, state, local or other political subdivision thereof and any entity exercising executive, legislative, judicial, regulatory or administrative authority or functions of or pertaining to government including any authority or other quasi-governmental entity established to perform any of such functions.

“Incipient Bankruptcy” means that any of the Administrator, any Lender or SunTrust Bank shall have been informed by the Borrower, the Servicer or any of their Affiliates or shall have otherwise reasonably determined that the Borrower, the Servicer or any Originator acting as a sub-Servicer is about to commence or to become the subject of a case or proceeding of the type described in the definition of “Event of Bankruptcy.”

“Indemnified Amounts” has the meaning set forth in Section 14.1.

“Indemnified Party” has the meaning set forth in Section 14.1.

“Independent Manager” means a manager of the Borrower who (i) shall not have been at the time of such Person’s appointment or at any time during the preceding five years, and shall not be as long as such Person is a manager of the Borrower, (A) a director, officer, employee, partner, shareholder, member, manager or Affiliate of any of the following Persons (collectively, the “Independent Parties”): Servicer, Originator, or any of their respective Subsidiaries or Affiliates (other than Borrower), (B) a supplier to any of the Independent Parties, (C) a Person controlling or under common control with any partner, shareholder, member, manager, Affiliate or supplier of any of the Independent Parties, or (D) a member of the immediate family of any director, officer, employee, partner, shareholder, member, manager, Affiliate or supplier of any of the Independent Parties; (ii) has prior experience as an independent director for a corporation or limited liability company whose charter documents required the unanimous consent of all independent directors or managers thereof before such corporation or limited liability company could consent to the institution of bankruptcy or insolvency proceedings against it or could file a petition seeking relief under any applicable federal or state law relating to bankruptcy, (iii) has at least three years of employment experience with one or more entities that provide, in the ordinary course of their respective businesses, advisory, management or placement services to issuers of securitization or structured finance instruments, agreements or securities, and (iv) is reasonably acceptable to the Administrator as evidenced in a writing executed by the Administrator (it being understood and agreed that any equity owner, manager or employee of Global Securitization Services, LLC or Lord Securities Corporation is hereby consented to by the Administrator).

“Initial Closing Date” means August 8, 2007.

“Intercreditor Agreement” means that certain Intercreditor Agreement dated as of August 24, 2006 by and between the Administrator and Canadian Imperial Bank of Commerce, as administrative agent, and acknowledged by Jarden and the Originators as amended, supplemented, restated or otherwise modified from time to time, including with respect to Deutsche Bank AG New York Branch, as successor administrative agent.

“Interest Coverage Ratio” has the meaning ascribed to such term in the Jarden Credit Agreement or as such term (or any component term thereof) in the Jarden Credit Agreement may be amended thereafter pursuant to an effective amendment to the Jarden Credit Agreement executed or consented to in writing by each Lender hereunder as a Lender hereunder or as a lender thereunder.

“Interest Period” means:

(a) with respect to any CP Loan, (i) initially, the period commencing on the date of the initial funding of such Loan by a Conduit Lender and ending on (and including) the last day of the calendar month and (ii) thereafter, each period commencing on (and including) the first day of each calendar month and ending on (and including) the last calendar day of such month;

(b) with respect to any Base Rate Loan, (i) initially, the period commencing on the date of the initial funding of such Loan by a Lender or any Liquidity Bank, as the case may be, and ending on (and including) the last day of the calendar month and (ii) thereafter, each period commencing on (and including) the first day of each calendar month and ending on (and including) the last calendar day of such month; and

(c) with respect to any LIBOR Loan bearing interest at the LIBOR Rate, (i) initially, the period commencing on the date of the initial funding of such Loan by a Lender or any Liquidity Bank, as the case may be, and ending on (and including) the last day of the calendar month, and (ii) thereafter, each period commencing on (and including) the first day of each calendar month and ending on (and including) the last day of such month;

provided, however, that if any Interest Period for any Loan that commences before the Commitment Termination Date would otherwise end on a date occurring after such Commitment Termination Date, such Interest Period shall end on such Commitment Termination Date and the duration of each such Interest Period that commences on or after the Commitment Termination Date, if any, shall be of such duration as shall be selected by the Administrator.

“ISP98” means the International Standby Practices (1998 Revision, effective January 1, 1999), International Chamber of Commerce Publication No. 590.

“Issuing Lender” means Wells Fargo, in its capacity as issuer of Existing Letters of Credit and Letters of Credit issued hereunder and any successor thereto.

“Jarden” has the meaning set forth in the preamble to this Agreement.

“Jarden Credit Agreement” means that certain Credit Agreement, dated as of March 31, 2011, among Jarden, as the US borrower; Jarden Lux Holdings S.à r.l., Jarden Lux S.à r.l. and Jarden Lux Finco S.à r.l., collectively, as the Luxembourg borrower; Barclays Bank PLC, as administrative agent and collateral agent for the Lenders (as defined therein) and the L/C Issuers (as defined therein); the Lenders (as defined therein) and L/C Issuers (as defined therein) from time to time party thereto (as the same may be amended, supplemented, restated or otherwise modified from time to time).

“L/C Advance” means any drawing by the beneficiary under a Letter of Credit issued by the Issuing Lender which has not been reimbursed pursuant to Section 2.8(e)

“L/C Amounts” has the meaning specified in Section 2.8(e).

“L/C Fees” has the meaning set forth in the Fee Letter.

“L/C Obligations” means, at any time, the sum, without duplication, of (a) the aggregate then undrawn and unexpired amount of the then outstanding Letters of Credit and (b) the aggregate principal amount of unreimbursed L/C Advances as of such date.

“L/C Participant” means each Lender other than the Issuing Lender.

“L/C Reduction Amount” has the meaning set forth in Section 1.9(a) of the Receivables Contribution and Sale Agreement.

“L/C Reduction Notice” has the meaning set forth in Section 1.9(a) of the Receivables Contribution and Sale Agreement.

“Lender” and “Lenders” have the meanings set forth in the preamble to this Agreement, including each financial institution which may from time to time become a Lender or Conduit Lender hereunder. For the avoidance of doubt, the Issuing Lender shall constitute a “Lender” with respect to the repayment of L/C Advances by the Borrower for all purposes hereunder.

“Lender Note” has the meaning set forth in Section 2.7.

“Lender Secured Parties” means the Lenders, the Administrator, and each Indemnified Party, and the successors and permitted assigns of each of the foregoing.

“Letter of Credit” means, collectively, letters of credit issued pursuant to Section 2.8 and the Existing Letters of Credit deemed to be Letters of Credit issued hereunder pursuant to Section 15.19. A Letter of Credit may be a standby letter of credit or, with the consent of the Issuing Lender, a commercial letter of credit.

“Letter of Credit Collateral” has the meaning set forth in Section 5.1(d)(ii).

“Letter of Credit Collateral Account” means a segregated cash collateral account at the Issuing Lender in the Issuing Lender’s name established at any time after the date of this Agreement at the Issuing Lender’s request that is under the exclusive control of the Issuing Lender.

“Letter of Credit Issuance Fee” has the meaning set forth in the Fee Letter.

“Letter of Credit Request” means a request by the Borrower for a Letter of Credit pursuant to Section 2.8(b) and substantially in the form attached hereto as Exhibit E.

“LIBOR Loan” means a Loan made by a Lender or a Liquidity Bank at any time that bears interest at the LIBOR Rate.

“LIBOR Rate” means (a) initially, for any day during the applicable Interest Period, the one-month Eurodollar Rate for U.S. dollar deposits as reported on the Reuters Screen LIBOR01 Page or any other page that may replace such page from time to time for the purpose of displaying offered rates of leading banks for London interbank deposits in United States dollars, as of 11:00 a.m. (London time) for such day, or if such day is not a Business Day, then the immediately preceding Business Day (or if not so reported, then as determined by the Administrator from another recognized source for London interbank quotation), in each case, changing when and as such rate changes (the “One-Month LIBOR Rate”), or (b) solely to the extent that the Borrower provides written notice to the Lenders at least two Business Days prior to the first day of an Interest Period in accordance with Section 3.3, for any day during the applicable Interest Period, the three-month Eurodollar Rate for U.S. dollar deposits as reported on the Reuters Screen LIBOR03 Page or any other page that may replace such page from time to time for the purpose of displaying offered rates of leading banks for London interbank deposits in United States dollars, as of 11:00 a.m. (London time) for such day, or if such day is not a Business Day, then the immediately preceding Business Day (or if not so reported, then as determined by the Administrator from another recognized source for London interbank quotation), in each case, changing when and as such rate changes (the “Three-Month LIBOR Rate”); provided that the Borrower may not convert any LIBOR Loan accruing interest at the

Three-Month LIBOR Rate to a LIBOR Loan accruing interest at the One-Month LIBOR Rate until such LIBOR Loan shall have been accruing interest at the Three-Month LIBOR Rate for three Interest Periods.

“Lien” means any mortgage, lien, pledge, charge, right, claim, security interest or encumbrance of any kind of or on any Person’s assets or properties in favor of any other Person.

“Liquidity Agreement” means any agreement hereafter entered into by a Conduit Lender providing for the sale by such Conduit Lender of Advances or L/C Advances (or portions thereof), the making of loans, other extensions of credit or liquidity support to such Conduit Lender, or the issuance of a letter of credit, surety bond or other instrument to support any obligations arising under or in connection with the commercial paper program of such Conduit Lender, which provide extensions of credit or liquidity support to such Conduit Lender for the funding of Advances or L/C Advances (or portions thereof) hereunder, in each case as amended, supplemented, restated or otherwise modified from time to time.

“Liquidity Bank” means any financial institution now or hereafter party to a Liquidity Agreement.

“Liquidity Termination Date” means, with respect to any Conduit Lender, the scheduled date on which the commitments of the Liquidity Banks under a Liquidity Agreement for such Conduit Lender terminate.

“Loan” means each revolving loan made on a given date at a given rate by any Lender to the Borrower pursuant to this Agreement.

“Lock-Box” means a postal box maintained on behalf of the Borrower or the Servicer for the purpose of receiving checks and money orders constituting Collections of the Receivables.

“Lock-Box Account” means any of those bank accounts described on Schedule 8.12 hereto and any additional or replacement account to which Mail Payments, wire transfers, SWIFT, ACH or other electronic payments are deposited for clearing.

“Lock-Box Agreement” means an agreement among an Originator, the Borrower, the Administrator and the bank holding any Lock-Box Account, in a form reasonably acceptable to the Administrator.

“Loss Horizon Ratio” means, for any Calculation Period, the ratio (expressed as a percentage) computed as of the most recent Calculation Date by dividing (A) the sum of (i) Credit Sales for such Calculation Period, plus (ii) Credit Sales for the immediately preceding Calculation Period plus (iii) Credit Sales for the second (2nd) immediately preceding Calculation Period plus (iv) the product of (x) Credit Sales for the third (3rd) immediately preceding Calculation Period multiplied by (y) the sum of (1) 23.3%, plus (2) the Weighted Average Credit Percentage by (B) the Net Receivables Balance as of the most recent Calculation Date.

“Loss Reserve” means, for any Calculation Period, the product of (i) the highest rolling 3-month average Default Ratio over the 12 months ending with the most recent Calculation Period, (ii) the Loss Horizon Ratio as of the most recent Calculation Date, and (iii) the Stress Factor.

“Mail Payments” has the meaning specified in Section 11.2.3(a).

“Material Adverse Effect” means a material adverse effect on (a) the business, property, condition (financial or otherwise) or results of operations of (i) Jarden and its Subsidiaries taken as a whole, or (ii) the Borrower, (b) the ability of the Borrower or Jarden to perform its respective obligations under this Agreement or any other Transaction Document to which it is a party, (c) the legality, validity or enforceability of the Agreement or any other Transaction Document, (d) the existence, validity, perfection or priority of (i) the Administrator’s security interest in the Collateral (for the benefit of the Secured Parties) or the Letter of Credit Collateral (for the benefit of the Issuing Lender), or (ii) the Borrower’s ownership interest in the Receivables; or (e) the validity, enforceability or collectability of the Receivables generally or of any material portion of the Receivables.

“Material Debt” means (i) any Debt in excess of the greater of $75,000,000 and one percent (1%) of Consolidated Total Assets in aggregate principal amount and/or (ii) Debts which in the aggregate exceed the greater of $75,000,000 and one percent (1%) of Consolidated Total Asset in aggregate principal amount.

“Mid-Monthly Report” means a report, substantially in the form of Exhibit I or in such other form acceptable to the Administrator, prepared by the Servicer and signed by an Authorized Officer of the Servicer.

“Monthly Report” means a report, substantially in the form of Exhibit C or in such other form acceptable to the Administrator, prepared by the Servicer as of the last Business Day of the most recent calendar month and signed by an Authorized Officer of the Servicer.

“Monthly Reporting Date” means the 13th day of each month hereafter (or, if any such date is not a Business Day, the next succeeding Business Day).

“Moody’s” means Moody’s Investors Service, Inc. and its successors.

“Net Receivables Balance” means, for any Calculation Period, (i) the Aggregate Eligible Balance at such time, minus (ii) the sum of (A) the Excess Concentration Amount for all Obligors at such time plus (B) the Excess Foreign Concentration Amount at such time plus (C) the Excess Extended Term A Concentration Amount at such time plus (D) the Excess Extended Term B Concentration Amount at such time plus (E) the Excess Government Concentration Amount.

“Notice of Borrower Reimbursement” has the meaning set forth in Section 2.8(e).

“Notice of L/C Draw” has the meaning set forth in Section 2.8(e)

“Notice of Significant Event” means the notice required to be delivered by the Borrower or Servicer, as applicable, described in Section 9.1.5(c) of the Agreement.

“NUK” means NUK USA LLC, a Delaware limited liability company.

“Obligations” means all obligations (monetary or otherwise) of the Borrower to any of the Secured Parties and their respective successors, permitted transferees and assigns arising under or in connection with this Agreement, the Lender Notes and each other Transaction Document, in each case, however created, arising or evidenced, whether direct or indirect, absolute or contingent, now or hereafter existing, or due or to become due.

“Obligor” means, with respect to any Receivable, each Person obligated to make payments with respect to such Receivable, including any guarantor thereof.

“One-Month LIBOR Rate” means the LIBOR Rate set forth in clause (a) of the definition of LIBOR Rate.

“Organizational Documents” means, for any Person, the documents for its formation and organization, which, for example, (a) for a corporation are its corporate charter and bylaws, (b) for a partnership are its certificate of partnership (if applicable) and partnership agreement, (c) for a limited liability company are its certificate of formation or organization and its operating agreement, regulations or the like and (d) for a trust is the trust agreement, declaration of trust, indenture or bylaws under which it is created.

“Originator(s)” has the meaning specified in the Receivables Contribution and Sale Agreement.

“Outstanding Balance” of any Receivable at any time means the then outstanding principal balance thereof.

“Performance Guarantor” means Jarden.

“Performance Undertaking” means that certain Performance Undertaking dated August 24, 2006, duly executed by the Performance Guarantor in favor of the Borrower.

“Permitted Investment” means, at any time:

(a) marketable obligations issued by, or the full and timely payment of which is directly and fully guaranteed or insured by, the United States government or any other government with an equivalent rating, or any agency or instrumentality thereof when such marketable obligations are backed by the full faith and credit of the United States government or such other equivalently rated government, as the case may be, but excluding any securities which are derivatives of such obligations;

(b) time deposits, bankers’ acceptances and certificates of deposit of any domestic commercial bank or any United States branch or agency of a foreign commercial bank which (i) has capital, surplus and undivided profits in excess of $100,000,000 and which has a commercial paper or certificate of deposit rating meeting the requirements specified in clause (c) below (or equivalent rating from the Rating Agencies) or (ii) is set forth in a list (which may be updated from time to time) (A) approved by the Administrator and (B) with respect to which a written statement has been obtained from each of the applicable Rating Agencies to the effect that the rating of the Commercial Paper Notes rated by them will not be downgraded or withdrawn solely as a result of the acquisition of such investments;

(c) commercial paper which is (i) rated at least as high as the Commercial Paper Notes by the Rating Agencies, or (ii) set forth in a list (which may be updated from time to time) (A) approved by the Administrator and (B) with respect to which a written statement has been obtained from each of the applicable Rating Agencies to the effect that the rating of the Commercial Paper Notes rated by them will not be downgraded or withdrawn solely as a result of the acquisition of such investments;

(d) secured repurchase obligations for underlying securities of the types described in clauses (a) and (b) above entered into with any bank of the type described in clause (b) above; and

(e) freely redeemable shares in (i) money market or similar funds which invest solely in obligations, bankers’ acceptances, time deposits, certificates of deposit, repurchase agreements and commercial paper of the types described in clauses (a) through (d) above, without regard to the limitations as to the maturity of such obligations, bankers’ acceptances, time deposits, certificates of deposit, repurchase agreements or commercial paper set forth below, which are rated at least “AAm” or “AAmg” or their equivalent by both S&P and Moody’s, provided that there is no “r-highlighter” affixed to such rating, and (ii) the money market fund called Nations Cash Reserves, so long as Nations Cash Reserves continues to buy only “first tier” securities as defined by Rule 2a-7 of the Investment Company Act of 1940.

“Person” means an individual, partnership, limited liability company, corporation (including a business trust), joint stock company, trust, unincorporated association, joint venture, government or any agency or political subdivision thereof or any other entity.

“PNC” has the meaning set forth in the preamble hereto.

“Prime Rate” means as of any date of determination, the rate of interest most recently announced by SunTrust Bank as its prime rate in the United States (it being understood that such rate is subject to change as and when such designated rate changes). The Prime Rate is not intended to be the lowest rate of interest charged by SunTrust Bank in connection with extensions of credit to debtors.

“Pro Rata Share” means with respect to a Lender, the percentage obtained by dividing such Lender’s Commitment by the aggregate Commitments of all Lenders.

“Procedures Review Report” means a report of independent consultants or certified public accountants selected by the Administrator and the Lenders which satisfies the requirements set forth on Schedule 9.1.5, as such Schedule 9.1.5 may be modified from time to time in good faith by the Lenders with Borrower’s consent (such consent not to be unreasonably withheld).

“Program Documents” means the Support Agreement and the other documents to be executed and delivered in connection therewith, as amended, supplemented, restated or otherwise modified from time to time.

“Purchase Price Credit” has the meaning set forth in the Receivables Contribution and Sale Agreement.

“Quickie” means Quickie Manufacturing Corporation, a New Jersey corporation.

“Rating Agency” means any of S&P, Moody’s, Fitch, or DBRS then rating any of the Commercial Paper Notes of a Conduit Lender.

“Rating Agency Condition” means, if applicable, that any Conduit Lender has received written notice from each Rating Agency that the execution and delivery of, or an amendment, a change or a waiver of, this Agreement or the Receivables Contribution and Sale Agreement will not result in a withdrawal or downgrade of the then current ratings on such Conduit Lender’s Commercial Paper.

“Receivable” means all indebtedness and other obligations owed to an Originator at the times it arises, and before giving effect to any transfer or conveyance under the Receivables Contribution and Sale Agreement (including, without limitation, any indebtedness, obligation or interest constituting an account, chattel paper, instrument or general intangible) arising from the sale of goods or the provision of services by such Originator and further includes, without limitation, the applicable Obligor’s obligation to pay any Finance Charges, freight charges and other obligations of such Obligor with respect thereto. Indebtedness and other rights and obligations arising from any one transaction, including, without limitation, indebtedness and other rights and obligations represented by an individual invoice, shall constitute a Receivable separate from a Receivable consisting of the indebtedness and other rights and obligations arising from any other transaction; provided that any indebtedness, rights or obligations referred to in the immediately preceding sentence shall be a Receivable regardless or whether the Obligor or applicable Originator treats such indebtedness, rights or obligations as a separate payment obligation, provided further, that notwithstanding the foregoing any indebtedness or other obligations which are owing to JT Sports LLC shall not be deemed to be a “Receivable” for purposes of this Agreement.

“Receivable File” means with respect to a Receivable, (a) the Contract giving rise to the Receivable and other evidences of such Receivable including, without limitation, electronic files, tapes, discs, punch cards and related property and rights and (b) each UCC financing statement related thereto, if any.

“Receivables Contribution and Sale Agreement” means the Second Amended and Restated Receivables Contribution and Sale Agreement dated as of July 29, 2010 between the Originators, as sellers, and the Borrower, as buyer, as further amended, supplemented, restated or otherwise modified from time to time with the prior written consent of the Administrator.

“Regulatory Change” means, relative to any Affected Party:

(a) any change in (or the adoption, implementation, change in the phase-in or change in the commencement of effectiveness of) any: (i) United States Federal or state law or foreign law applicable to such Affected Party, (ii) regulation, interpretation, directive, requirement or request (whether or not having the force of law) applicable to such Affected Party of (A) any court or government authority charged with the interpretation or administration of any law referred to in clause (a)(i), or of (B) any fiscal, monetary or other authority having jurisdiction over such Affected Party, or (iii) GAAP or regulatory accounting principles applicable to such Affected Party and affecting the application to such Affected Party of any law, regulation, interpretation, directive, requirement or request referred to in clause (a)(i) or (a)(ii) above;

(b) any change in the application to such Affected Party of any existing law, regulation, interpretation, directive, requirement, request or accounting principles referred to in clause (a)(i), (a)(ii) or (a)(iii) above;

(c) the issuance, publication or release of any regulation, interpretation, directive, requirement or request of a type described in clause (a)(ii) above to the effect that the obligations of any Liquidity Bank under the Liquidity Agreement are not entitled to be included in the zero percent category of off-balance sheet assets for purposes of any risk-weighted capital guidelines applicable to such Liquidity Bank or any related Affected Party; or

(d) any change in (or the adoption, implementation, change in the phase-in or commencement of effectiveness of) any GAAP or regulatory accounting principle applicable to such Affected Party requiring the consolidation, in whole or in part, of a Conduit Lender’s assets and/or liabilities with those of its Liquidity Banks; provided, however, that notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection herewith and (y) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Regulatory Change”.

“Related Security” means, with respect to any Receivable, (a) all right, title and interest, but none of the obligations, of the applicable Originator, in, to and under other Adverse Claims and property subject to Adverse Claims from time to time purporting to secure payment of such Receivable, whether pursuant to the Contract related to such Receivable or otherwise, (b) all UCC financing statements or similar instruments covering any collateral securing payment of such Receivable, (c) all guaranties, indemnities, insurance and other agreements (including the related Receivable File), supporting obligations, arrangements and other collateral of whatever character from time to time supporting or securing payment of such Receivable, whether pursuant to the Contract relating to such Receivable or otherwise relating to such Receivable, (d) all right, title and interest, if any, of the Originator in any Lock-Box or Lock-Box Account, (e) all other instruments and all rights under the documents in the Receivables File relating to such Receivables and all rights (but not obligations) relating to such Receivables, and (f) all right, title and interest of the Originator in and to the Returned Goods.

“Required Lenders” means the Lenders representing an aggregate of more than 66 2/3% of (a) prior to the Commitment Termination Date, the aggregate Commitments of the Lenders then in effect and (b) thereafter, the aggregate Credit Exposure; provided that the Commitment of, and the portion of any outstanding Credit Exposure, as applicable, held or deemed held by, any Defaulting Lender shall be excluded for purposes of making a determination of Required Lenders; provided further that in no event shall Required Lenders include fewer than two (2) unaffiliated Lenders at any time when there are two (2) or more unaffiliated Lenders.

“Requirements of Law” for any Person or any of its property shall mean the Organizational Documents of such Person or any of its property, and any statute, law, treaty, rule or regulation, or determination of an arbitrator or Governmental Authority, in each case applicable to or binding upon such Person or any of its property or businesses or to which such Person or any of its property or businesses is subject, whether federal, state or local.

“Reserve Floor” means, for any Calculation Period, the sum of (a) 16%, and (b) the product of (i) the Expected Dilution Ratio as of the most recent Calculation Date, times (ii) the Dilution Horizon Ratio as of the most recent Calculation Date.

“Reserve Percentage” means, for any Calculation Period, the percentage equal to the greater of (a) the sum of (i) the Loss Reserve, (ii) the Dilution Reserve, (iii) the Yield Reserve, and (iv) the Servicing Reserve, and (b) the Reserve Floor.

“Returned Goods” means all right, title and interest of in and to returned, repossessed, reclaimed, traded-in or foreclosed upon goods and/or merchandise, the sale of which gave rise to a Receivable.

“S&P” means Standard & Poor’s Ratings Group, a division of The McGraw-Hill Companies, Inc and any successor thereto.

“Schedule C Receivable” means a Receivable of which (a) the Originator is set forth on Schedule C hereto and (b) the original due date for payment is not more than the number of days past the Calculation Date as set forth on Schedule C hereto, in each case as such Schedule C may be updated from time to time by the Lenders and as consented to by the Borrower.

“Scheduled Commitment Termination Date” means February 17, 2015, as extended from time to time by mutual agreement of the parties hereto.

“Secured Obligations to the Issuing Lender” has the meaning set forth in Section 5.1(e).

“Secured Obligations to Lender Secured Parties” has the meaning set forth in Section 5.1(b).

“Secured Parties” means each Lender, the Issuing Lender, the Administrator and the Indemnified Parties, and the successors and permitted assigns of each of the foregoing.

“Servicer” means Jarden or any successor Servicer appointed as provided in Section 11.5.

“Servicer Event of Default” shall have the meaning specified in Section 11.7.

“Servicer Financial Statements” means the financial statements required to be delivered by the Servicer described in Section 9.1.5(a)(ii) and (iii) of the Agreement.

“Servicer Representation” means any representation or warranty made by the Servicer to the Administrator and the Lenders contained in Article VIII of the Agreement.

“Servicing Certificate” means the certificate required to be delivered by the Servicer described in Section 9.1.5(d) of the Agreement substantially in the form of Exhibit D hereto.

“Servicing Fee” means, as to any Calculation Period, the monthly fee payable to the Servicer which, so long as Jarden or one of its Affiliates is the Servicer, shall be equal to the product of (i) the Servicing Fee Rate divided by 12 times (ii) the aggregate Unpaid Balance of the Receivables at the beginning of such Calculation Period. The Servicing Fee for any successor Servicer shall be equal to the fee reasonably agreed to by the Administrator and such successor Servicer.

“Servicing Fee Rate” means 1.80% per annum.

“Servicing Reserve” means, for any Calculation Period, the product of: (a) the highest Days Sales Outstanding Ratio during the 12 months ending with the most recent Calculation Date, (b) the Stress Factor, (c) 2.40%, and (d) 1/360.

“Significant Event” means any Amortization Event or Event of Default.

“Solvent” means with respect to any Person that as of the date of determination (i) the fair value of the property of such Person is greater than the total amount of liabilities (including contingent liabilities) of such Person, (ii) the present fair saleable value of the assets of such Person (determined on a going concern basis) is not less than the amount that will be required to pay the probable liability of such Person on its debts as they become absolute and matured considering all financing alternatives and potential asset sales reasonably available to such Person; (iii) such Person’s capital is not unreasonably small in relation to its business or any contemplated or undertaken transaction; and (iv) such Person does not intend to incur, or believe (nor should it reasonably believe) that it will incur, debts beyond its ability to pay such debts as they become due. For purposes of this definition, the amount of any contingent liability at any time shall be computed as the amount that, in light of all of the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.

“Special Obligor” has the meaning set forth in Exhibit F hereto, unless and until the Administrator or any Lender give(s) not less than five (5) Business Days’ notice to the Borrower that it is revoking such Person’s special status.

“Stress Factor” means 2.0.

“Subsidiary” means, with respect to any Person, a corporation of which such Person and/or its other Subsidiaries own, directly or indirectly, such number of outstanding shares as have more than 50% of the ordinary voting power for the election of directors.

“Sunbeam” means Sunbeam Products, Inc., a Delaware corporation.

“SunTrust Bank” means SunTrust Bank, a Georgia banking corporation.

“Support Agreement” means and includes any credit agreement, letter of credit, surety bond or other instrument or insurance policy pursuant to which a Conduit Lender receives credit enhancement or liquidity enhancement for the Commercial Paper Notes or for its commercial paper notes generally, including, without limitation, the Liquidity Agreement.

“Support Provider” means and includes any entity now or hereafter extending credit or liquidity support or having a commitment to extend credit or liquidity support to or for the account of, or to make loans to or purchases from, a Conduit Lender or issuing a letter of credit, surety bond or other instrument to support any obligations arising under or in connection with the commercial paper program of such Conduit Lender, including, without limitation, Liquidity Banks.

“Taxes” means any and all present or future taxes, duties, levies, imposts, deductions, charges or withholdings, and any and all liabilities (including but not limited to interest and penalties) with respect to the foregoing, imposed by any Governmental Authority.

“Termination Date Collateral Account Deficiency” has the meaning set forth in Section 10.3.4.

“Three-Month LIBOR Rate” means the LIBOR Rate set forth in clause (b) of the definition of LIBOR Rate.

“Total Leverage Ratio” has the meaning ascribed to such term in the Jarden Credit Agreement or as such term (or any component term thereof) in the Jarden Credit Agreement may be amended thereafter pursuant to an effective amendment to the Jarden Credit Agreement executed or consented to in writing by each Lender hereunder as a Lender hereunder or as a lender thereunder.

“Transaction Documents” means this Agreement, the Receivables Contribution and Sale Agreement, the Lender Notes, the Fee Letter, the Performance Undertaking, the Intercreditor Agreement and the other instruments, certificates, agreements, reports and documents to be executed and delivered under or in connection with this Agreement or the Receivables Contribution and Sale Agreement (except Program Documents), as any of the foregoing may be amended, supplemented, amended and restated, or otherwise modified from time to time in accordance with this Agreement.

“UCC” means the Uniform Commercial Code as from time to time in effect in the applicable jurisdiction or jurisdictions.

“Unmatured Significant Event” means any event that, if it continues uncured, will, with lapse of time or notice, constitute a Significant Event.

“Unpaid Balance” means, with respect to any Receivable, the sum (without duplication) of (a) the Outstanding Balance thereof, and (b) the aggregate amount required to repay in full all interest, finance, prepayment and other fees or charges of any kind payable in respect of, such Outstanding Balance.

“Unreimbursed L/C Amount” has the meaning set forth in Section 2.8(e).

“Weighted Average Credit Percentage” means, on any date of determination, the greater of (a) 0% and (b) the percentage determined pursuant to the following formula:

100% x	WACT - 60
30

where:

WACT = the Weighted Average Credit Terms for the most recent month.

“Weighted Average Credit Terms” means the sum of (a) the product of (i) the percentage used to calculate the Excess Extended Term A Concentration Amount times (ii) 150 plus (b) the product of (i) the percentage used to calculate the Excess Extended Term B Concentration Amount times (ii) 180 plus (c), without duplication, the product of (i) 87.5% times (ii) the weighted average of payment terms granted in invoices for Receivables outstanding as of such periodic calculation date as reported by each reporting Originator or if not reported, the maximum credit terms outlined for such Originator in clause (u) of the definition of “Eligible Receivable” or if no maximum is defined for such Originator, 120.

“Wells Fargo” has the meaning set forth in the preamble hereto.

“Yield Reserve” means, for any Calculation Period, the product of (a) the highest Days Sales Outstanding Ratio during the 12 months ending with the most recent Calculation Date, (b) the Stress Factor, (c) the Prime Rate as in effect on the most recent Calculation Date and (d) 1/360.

Section 1.2. Other Definitional Provisions. (a) Unless otherwise specified therein, all terms defined in this Agreement have the meanings as so defined herein when used in any other Transaction Document, certificate, report or other document made or delivered pursuant hereto.

(b) Each term defined in the singular form in Section 1.1 or elsewhere in this Agreement shall mean the plural thereof when the plural form of such term is used in this Agreement or any other Transaction Document, certificate, report or other document made or delivered pursuant hereto, and each term defined in the plural form in Section 1.1 shall mean the singular thereof when the singular form of such term is used herein or therein.

(c) The words “hereof,” “herein,” “hereunder” and similar terms when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement, and article, section, subsection, schedule and exhibit references herein are references to articles, sections, subsections, schedules and exhibits to this Agreement unless otherwise specified.

Section 1.3. Other Terms. All accounting terms not specifically defined herein shall be construed in accordance with GAAP. All terms used in Article 9 of the UCC and not specifically defined herein, are used herein as defined in such Article 9.

Section 1.4. Computation of Time Periods. Unless otherwise stated in this Agreement, in the computation of a period of time from a specified date to a later specified date, the word “from” means “from and including” and the words “to” and “until” each means “to but excluding.”

Section 1.5. Continuance of Significance Events. For the avoidance of doubt, from and after the time, if any, when an event becomes a Servicer Event of Default, an Amortization Event or an Event of Default, such event shall be deemed to be continuing until waived in writing in accordance with the provisions of this Agreement or until the circumstance which gave rise thereto ceases to exist.

ARTICLE II

LENDERS’ COMMITMENTS, BORROWING PROCEDURES AND LENDER NOTES

Section 2.1. Lenders’ Commitments. On the terms and subject to the conditions set forth in this Agreement, each Lender agrees to make loans to the Borrower on a revolving basis from time to time before the Commitment Termination Date in such amounts as may be from time to time requested by the Borrower pursuant to Section 2.2; provided, however, that (i) the Credit Exposure for any Lender shall not at any time exceed such Lender’s Commitment and (ii) the aggregate Credit Exposure from time to time outstanding hereunder shall not exceed the lesser of (x) the Facility Limit and (y) the Borrowing Base. Within the limits of each Lender’s Commitment and the Facility Limit, the Borrower may borrow and (subject to Section 4.1(a)) prepay and reborrow under this Section 2.1.

Section 2.2. Borrowing Procedures. The Borrower (or the Servicer on its behalf) may request an Advance hereunder by delivering a Borrowing Request to the Administrator and each Lender not later than 2:00 p.m. (Atlanta time), one (1) Business Day prior to the proposed date of such borrowing. Each Borrowing Request given by the Borrower (or the Servicer on its behalf) pursuant to this Section 2.2 shall be irrevocable and binding on the Borrower. Any request for an Advance also may be given by telephone, provided that it is promptly confirmed by facsimile transmission of a signed Borrowing Request or by electronic mail message attaching a portable data format or “.pdf” file containing an image of the signed Borrowing Request.

Section 2.3. Funding. Subject to the satisfaction of the conditions precedent set forth in Article VII with respect to such Advance and the limitations set forth in Section 2.1, each Lender shall make the proceeds of its Loan comprising its Pro Rata Share of such requested Advance available to the account specified in the Borrowing Request in immediately available funds on the proposed date of borrowing. Each borrowing shall be on a Business Day and shall be in an aggregate amount of at least $1,000,000.

Section 2.4. Representation and Warranty. The submission of each Borrowing Request or Letter of Credit Request shall automatically constitute a representation and warranty by the Borrower to the Administrator and each Lender that on the date of such requested borrowing, the applicable conditions set forth in Article VII have been satisfied.

Section 2.5. Extension of Lenders’ Commitments. The Lenders’ Commitments shall terminate on the Commitment Termination Date. Notwithstanding the foregoing:

(a) Not more than 90 days prior to the Liquidity Termination Date in effect from time to time, the Borrower may request that any Conduit Lender or the Administrator, on such Conduit Lender’s behalf, seek the Liquidity Banks’ consent to extend the Liquidity Termination Date for a period of up to three years (it being understood that, for regulatory capital purposes, if the Liquidity Banks commit to extend more than one month prior to the existing Liquidity Termination Date, the period until the existing Liquidity Termination Date must be included in computing the duration of such three year period), and

(b) Not more than 90 days prior to the Scheduled Commitment Termination Date in effect from time to time, the Borrower may request that each Lender consent to extend the Scheduled Commitment Termination Date for a period of up to three years (it being understood that, for regulatory capital purposes, if the Liquidity Banks commit to extend more than one month prior to the existing Liquidity Termination Date, the period until the existing Liquidity Termination Date must be included in computing the duration of such three year period).

The Administrator shall advise the Borrower in writing whether each request made pursuant to clause (a) or clause (b) above has been granted as promptly as possible (but in no event later than 30 days after such request has been made) and whether such consent is subject to satisfaction of any conditions precedent. If any such request is not granted within 30 days after such request has been made, the Liquidity Termination Date or Scheduled Commitment Termination Date, as the case may be shall remain unchanged. If any such request is granted within 30 days after such request has been made, the Liquidity Termination Date or Scheduled Commitment Termination Date, as the case may be, shall be extended as provided in the Administrator’s confirmatory written notice upon satisfaction of any conditions precedent specified therein.

Section 2.6. Voluntary Termination of Lenders’ Commitments. The Borrower may, in its sole discretion for any reason upon at least 30 days’ prior written irrevocable notice to the Administrator (with a copy to each Lender), terminate the Lenders’ Commitments in whole.

Section 2.7. Notes. All Loans from each Lender shall be evidenced by a single promissory grid note (each such note as amended, modified, restated, extended or replaced from time to time, a “Lender Note” and collectively referred to herein as the “Lender Notes”) substantially in the form set forth in Exhibit B-1, Exhibit B-2 and Exhibit B-3 hereto, with appropriate insertions, payable to the order of such Lender. The Borrower hereby irrevocably authorizes the Administrator in connection with the Lender Notes to make (or cause to be made) appropriate notations on the grid attached to the Lender Notes (or on any continuation of such grid, or, in lieu of making notations on such grid or any continuation thereof, at the Administrator’s option, in its records), which notations, if made, shall evidence, inter alia, the date of, the outstanding principal of, and the interest rate and Interest Period applicable to the Loans evidenced thereby. Such notations shall be rebuttably presumptive evidence of the subject matter thereof, absent manifest error; provided, however, that the failure to make any such notations shall not limit or otherwise affect any Obligations of the Borrower.

Section 2.8. Letters of Credit. (a) Letter of Credit Commitment. Subject to the terms and conditions hereof, the Issuing Lender, in reliance on the agreements of the Lenders set forth in Section 2.8(d), agrees to issue letters of credit (“Letters of Credit”) for the account of the Borrower on any Business Day prior to the Commitment Termination Date in such form as may be approved from time to time by the Issuing Lender; provided that the Issuing Lender shall have no obligation to issue any Letter of Credit if, after giving effect to such issuance, (i) the number of outstanding Letters of Credit issued by the Issuing Lender for the account of the Borrower would be more than 50, (ii) the L/C Obligations would exceed $100,000,000; provided that L/C Obligations attributable to standby letters of credit shall not exceed twenty percent (20%) of the Facility Limit, or (iii) the aggregate Credit Exposure from time to time outstanding hereunder would exceed the lesser of (x) the Facility Limit and (y) the Borrowing Base. Each Letter of Credit may be a standby letter of credit or a commercial letter of credit; provided, however, that prior to the issuance of any commercial letters of credit hereunder, the Issuing Lender shall provide confirmation, in its sole discretion, to the Borrower and the Administrator that it is willing to issue commercial letter of credit hereunder.

Each Letter of Credit shall:

(i) be denominated in Dollars;

(ii) be issued to a beneficiary at the direction of an Originator with respect to a funded Eligible Receivable;

(iii) expire no later than the earlier of (A) the day that such Letter of Credit is fully drawn, (B) two Business Days prior to the Scheduled Commitment Termination Date, and (C) 364 days from the date of issuance; provided that, any Letter of Credit with a 364-day term may provide for the renewal thereof for additional periods of 364 days (which in no event shall extend beyond the date referred to in clause (A) and (B) of this paragraph); and

(iv) be subject to the Uniform Customs and/or ISP98, as set forth in the Letter of Credit Request or as determined by the Issuing Lender.

The Issuing Lender shall not at any time be obligated to issue any Letter of Credit hereunder if such issuance would conflict with, or cause the Issuing Lender or any L/C Participant to exceed any limits imposed by, any applicable law.

Amounts drawn on any Letter of Credit may not be reborrowed and the maximum amount of a Letter of Credit shall be permanently and irrevocably reduced by an amount equal to all amounts drawn thereon. Letters of Credit that have been fully drawn shall be deemed to have expired and shall not be revived. As of the Closing Date, each of the Existing Letters of Credit shall constitute, for all purposes of this Agreement and the other Transaction Documents, a Letter of Credit issued and outstanding hereunder pursuant to Section 15.19.

Notwithstanding anything to the contrary contained in this Section 2.8, the Issuing Lender shall not be obligated to issue any Letter of Credit at a time when any Lender is a Defaulting Lender, unless the Issuing Lender has entered into arrangements (which may include the delivery of cash collateral) with the Borrower or such Defaulting Lender and satisfactory to the Issuing Lender to eliminate the Issuing Lender’s Fronting Exposure (after giving effect to Section 2.9(a)(iii)) with respect to any such Defaulting Lender.

(b) Procedure for Issuance of Letters of Credit. The Borrower may from time to time request that the Issuing Lender issue a Letter of Credit in connection with an Eligible Receivable by delivering to the Issuing Lender and the Administrator, at their respective addresses for notices specified herein, a Letter of Credit Request therefor, completed to the satisfaction of the Issuing Lender, and such other certificates, documents and other papers and information as the Issuing Lender may request. Any such Letter of Credit Request must be received by the Issuing Lender and the Administrator by no later than 12:00 noon (Atlanta) time, two (2) Business Days prior to the date such Letter of Credit is to be issued or amended, or such other time as previously agreed between the Issuing Lender and the Borrower.

Upon receipt of any Letter of Credit Request, the Issuing Lender will process such Letter of Credit Request and the certificates, documents and other papers and information delivered to it in connection therewith in accordance with its customary procedures and shall, subject to the terms and conditions set forth herein, promptly issue the Letter of Credit requested thereby (but in no event shall the Issuing Lender be required to issue any Letter of Credit earlier than two (2)

Business Days after its receipt of the Letter of Credit Request therefor and all such other certificates, documents and other papers and information relating thereto) by issuing the original of such Letter of Credit to the beneficiary thereof or as otherwise may be agreed by the Issuing Lender and the Borrower. The Issuing Lender shall promptly furnish a copy of such Letter of Credit to the Borrower and is required to promptly notify each Lender of such issuance and upon request by any Lender, furnish to such Lender a copy of such Letter of Credit and the amount of such Lender’s participation therein.

(c) Fees, Commissions and Other Charges. The Borrower shall pay to each Lender with respect to each Letter of Credit the L/C Fee and shall pay to the Issuing Lender with respect to each Letter of Credit issued by the Issuing Lender the Letter of Credit Issuance Fee, each as set forth in the Fee Letter. In addition to the foregoing fees and commissions, the Borrower shall pay or reimburse the Issuing Lender for such normal and customary third-party costs and expenses as are incurred by or charged to the Issuing Lender in issuing, effecting payment under, amending or otherwise administering any Letter of Credit.

(d) L/C Participations. (i) The Issuing Lender irrevocably agrees to grant and hereby grants to each L/C Participant, and, to induce the Issuing Lender to issue Letters of Credit hereunder, each L/C Participant irrevocably agrees to accept and purchase and hereby accepts and purchases from the Issuing Lender, on the terms and conditions hereinafter stated, for such L/C Participant’s own account and risk an undivided interest equal to such L/C Participant’s Pro Rata Share in the Issuing Lender’s obligations and rights under and in respect of each Letter of Credit issued hereunder and the amount of each draft paid by the Issuing Lender thereunder. Each L/C Participant unconditionally and irrevocably agrees with the Issuing Lender that, if a draft is paid under any Letter of Credit for which the Issuing Lender is not reimbursed in full by the Borrower through an Advance or otherwise in accordance with the terms of this Agreement, such L/C Participant shall pay to the Issuing Lender upon demand at the Issuing Lender’s address for notices specified herein an amount equal to such L/C Participant’s Pro Rata Share of the amount of such draft, or any part thereof, which is not so reimbursed. Any such reimbursement by the L/C Participants of the Issuing Lender shall be deemed to be an Advance requested by the Borrower pursuant to Section 2.8(e).

(ii) Upon becoming aware of any amount required to be paid by any L/C Participant to the Issuing Lender pursuant to clause (i) above in respect of any unreimbursed portion of any payment made by the Issuing Lender under any Letter of Credit, the Issuing Lender shall notify the Administrator and each L/C Participant of the amount and due date of such required payment and such L/C Participant shall pay to the Issuing Lender the amount specified on the applicable due date (which amount shall be payable in Dollars in the applicable amount determined in accordance with clause (i) above). If any such amount is paid to the Issuing Lender after the date such payment is due, such L/C Participant shall pay to the Issuing Lender, in addition to such amount, the product of (i) such amount, times (ii) the daily average Federal Funds Rate as determined by the Administrator during the period from and including the date such payment is due to the date on which such payment is immediately available to the Issuing Lender, times (iii) a fraction the numerator of which is the number of days that elapse during such period and the denominator of which is 360. A certificate of the Issuing Lender with respect to any amounts owing under this Section shall be conclusive in the absence of manifest error. With respect to payment to the Issuing Lender of the unreimbursed amounts described in this Section, if the L/C Participants receive notice that any such payment is due (A) prior to 1:00 p.m. on any Business Day, such payment shall be due that Business Day, and (B) after 1:00 p.m. on any Business Day, such payment shall be due on the following Business Day.

(iii) Whenever, at any time after the Issuing Lender has made payment under any Letter of Credit and has received from any L/C Participant its Pro Rata Share of such payment in accordance with this Section 2.8, the Issuing Lender receives any payment related to such Letter of Credit (whether directly from a Borrower or otherwise), or any payment of interest on account thereof, the Issuing Lender will distribute to such L/C Participant its pro rata share thereof; provided that, in the event that any such payment received by the Issuing Lender shall be required to be returned by the Issuing Lender, such L/C Participant shall return to the Issuing Lender the portion thereof previously distributed by the Issuing Lender to it.

(e) Reimbursement Obligations of the Borrower. (i) Upon the making of any L/C Advance pursuant to any drawing or demand for payment under a Letter of Credit, the Issuing Lender shall withdraw funds from the Letter of Credit Collateral Account in an amount equal to the L/C Amounts resulting from such drawing or demand (or if the balance of funds on deposit in such account at such time is less than such L/C Amounts, such lesser amount) and apply the amount so withdrawn against the L/C Obligations resulting from such L/C Advance. The Borrower shall be obligated (whether from funds in the Letter of Credit Collateral Account or other sources or funds) to reimburse, in same day funds, in Dollars, the Issuing Lender for the amount of any L/C Advance and any taxes and any reasonable fees, charges or other costs or expenses incurred by the Issuing Lender in connection with the related Letter of Credit (collectively, the “L/C Amounts”).

(ii) Upon receipt from the beneficiary of any Letter of Credit of any notice of a drawing or demand for payment under such Letter of Credit, the Issuing Lender shall promptly notify each Lender, the Administrator and the Borrower of the date and amount thereof (such notice hereinafter referred to as a “Notice of L/C Draw”). Each Notice of L/C Draw shall set forth the amount of the requested drawing or demand, the amount of funds then on deposit in the Letter of Credit Collateral Account, and the amount of any unreimbursed L/C Amount that will remain after the Issuing Lender withdraws funds from the Letter of Credit Collateral Account pursuant to Section 2.8(e)(i) (such amounts, the “Unreimbursed L/C Amount”). Within one Business Day of receipt of a Notice of L/C Draw which includes an Unreimbursed L/C Amount, the Borrower shall notify the Issuing Lender if the Borrower intends to reimburse the Issuing Lender for such Unreimbursed L/C Amount from other sources or funds, and the Issuing Lender shall promptly notify the Administrator and each Lender of Borrower’s intent to reimburse the Issuing Lender for such Unreimbursed L/C Amount from other sources or funds (such notice hereinafter referred to as a “Notice of Borrower Reimbursement”). Within two Business Days of receipt of a Notice of L/C Draw, unless the Lenders receive a Notice of Borrower Reimbursement for such drawing that the Borrower intends to reimburse the

Issuing Lender for such Unreimbursed L/C Amount, each Lender will be deemed to have received a timely Borrowing Request that such Lender make an Advance on such date in the amount of such Lender’s Pro Rata Share of the Unreimbursed L/C Amount, and the Lenders shall make such requested Advance, the proceeds of which shall be applied to reimburse the Issuing Lender for the Unreimbursed L/C Amount. Each Lender acknowledges and agrees that its obligation to fund an Advance in accordance with this Section 2.8(e) to reimburse the Issuing Lender for any draft paid under a Letter of Credit is absolute and unconditional and shall not be affected by any circumstance whatsoever, including, without limitation, non-satisfaction of the conditions set forth in Sections 2.1, 2.2 or 7.2. If the Borrower has elected to pay the Unreimbursed L/C Amount with funds from other sources and shall fail to reimburse the Issuing Lender as provided above, (i) such Unreimbursed L/C Amount shall bear interest at the rate which would be payable on any Advances Outstanding which were then overdue from the date such amounts become payable (whether at stated maturity, by acceleration or otherwise) until payment in full and (ii), the Issuing Lender may, in its sole discretion, request that the Lenders make an Advance of such Unreimbursed L/C Amount and each Lender will be deemed to have received a timely Borrowing Request that such Lender make an Advance on the date of such request in the amount of such Lender’s Pro Rata Share of such Unreimbursed L/C Amount, and the Lenders shall make such requested Advance, the proceeds of which shall be applied to reimburse the Issuing Lender for such Unreimbursed L/C Amount.

(f) Obligations Absolute. The Borrower’s obligations under this Section 2.8 shall be absolute and unconditional under any and all circumstances and irrespective of any set-off, counterclaim or defense to payment which the Borrower may have or have had against the Issuing Lender, the Administrator, any beneficiary of a Letter of Credit or any other Person.

The Borrower also agrees with the Issuing Lender that the Issuing Lender shall not be responsible for, and the Borrower’s reimbursement obligations under Section 2.8(e) shall not be affected by, among other things, (i) the validity or genuineness of documents or of any endorsements thereon, even though such documents shall in fact prove to be invalid, insufficient, fraudulent or forged, (ii) any dispute between or among the Borrower and any beneficiary of any Letter of Credit or any other party to which such Letter of Credit may be transferred, (iii) or any claims whatsoever of the Borrower against any beneficiary of such Letter of Credit or any such transferee, (iv) any change in the time, manner and place of payment of, or in any other term of all or any of the obligations of the Borrower in respect of any Letter of Credit or any amendment or waiver or any consent to departure from the terms of any Letter of Credit or any document executed or delivered in connection with the issuance or payment thereof, or (v) any payment by the Issuing Lender of any Letter of Credit against presentation of any document or certificate that does not strictly comply with the terms of such Letter of Credit, or any payment made by the Issuing Lender under any Letter of Credit to any Person purporting to be a trustee in bankruptcy, debtor in possession, assignee for the benefit of creditors, liquidator, receiver or other representative of or successor to any beneficiary or any transferee of any Letter of Credit.

The Issuing Lender shall not be liable for (i) any error, omission, interruption or delay in transmission, dispatch or delivery of any message or advice, however transmitted, in connection with any Letter of Credit; (ii) any error in translation or interpretation of technical terms; (iii) the validity or sufficiency of any instrument transferring or assigning or purporting to transfer or assign any Letter of Credit or the rights or benefits thereunder or proceeds thereof, in whole or in part, which may prove to be invalid or ineffective for any reason; (iv) the failure of any beneficiary or any transferee of any Letter of Credit to comply fully with conditions required in order to draw upon any Letter of Credit; or (v) any other consequences arising from causes beyond the Issuing Lender’s or the Issuing Lender’s correspondents’ control, except for errors or omissions caused by the Issuing Lender’s gross negligence or willful misconduct, as determined by a court of competent jurisdiction by final nonappealable judgment. The Borrower agrees that any action taken or omitted by the Issuing Lender under or in connection with any Letter of Credit or the related drafts or documents, if done in the absence of gross negligence or willful misconduct shall be binding on the Borrower and shall not result in any liability of the Issuing Lender or any L/C Participant to the Borrower. The responsibility of the Issuing Lender to the Borrower in connection with any draft presented for payment under any Letter of Credit shall, in addition to any payment obligation expressly provided for in such Letter of Credit, be limited to determining that the documents (including each draft) delivered under such Letter of Credit in connection with such presentment are in conformity with such Letter of Credit.

(g) Letter of Credit Request. To the extent that any provision of any Letter of Credit Request related to any Letter of Credit is inconsistent with the provisions of this Section 2.8, the provisions of this Section 2.8 shall apply.

Section 2.9. Defaulting Lenders. (a) Notwithstanding anything to the contrary contained in this Agreement, if any Lender becomes a Defaulting Lender, then, until such time as that Lender is no longer a Defaulting Lender, to the extent permitted by applicable law:

(i) That Defaulting Lender’s right to approve or disapprove any amendment, waiver or consent with respect to this Agreement shall be restricted as set forth in Section 15.2.

(ii) Any payment of principal, interest, fees or other amounts received by the Administrator for the account of that Defaulting Lender (whether voluntary or mandatory, at maturity, or otherwise), shall be applied at such time or times as may be determined by the Administrator as follows: first, to the payment of any amounts owing by that Defaulting Lender to the Administrator hereunder; second, to the payment of any amounts owing by that Defaulting Lender to the Issuing Lender hereunder; third, if so determined by the Administrator or requested by the Issuing Lender, to be held as cash collateral for future funding obligations of that Defaulting Lender of any participation in any Letter of Credit; fourth, as the Borrower may request (so long as no Significant Event exists), to the funding of any Advance in respect of which that Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Administrator; fifth, if so determined by the Administrator and the Borrower, to be held in a non-interest bearing deposit account and released in order to satisfy obligations of that Defaulting Lender to fund Advances under this Agreement; sixth, to the payment of any amounts owing to the Lenders or the Issuing Lender as a result of any judgment of a court of competent jurisdiction obtained by any Lender or the Issuing Lender against that Defaulting Lender as a result of that Defaulting Lender’s breach of its obligations under this Agreement; seventh, so long as no Significant Event exists, to the payment of any amounts owing to the Borrower as a result of any judgment of a court of competent jurisdiction obtained by such Borrower against that Defaulting Lender as a result of that Defaulting Lender’s breach of its obligations under this Agreement; and eighth, to that Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if such payment is a payment of the principal amount of any Advances or funded participations in Letters of Credit in respect of which that Defaulting Lender has not fully funded its appropriate share, such payment shall be applied solely to pay the Advances of, and funded participations in Letters of Credit owed to, all non-Defaulting Lenders on a pro rata basis prior to being applied to the payment of any Advances of, or funded participations in Letters of Credit owed to, that Defaulting Lender. Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender or to post cash collateral pursuant to this Section 2.9 shall be deemed paid to and redirected by that Defaulting Lender, and each Lender irrevocably consents hereto.

(iii) During any period in which there is a Defaulting Lender, for purposes of computing the amount of the obligation of each non-Defaulting Lender to acquire, refinance or fund participations in Letters of Credit pursuant to Section 2.8, the “Pro Rata Share” of each non-Defaulting Lender shall be computed without giving effect to the Commitment of that Defaulting Lender; provided that (x) each such reallocation shall be given effect only if the aggregate obligation of each non-Defaulting Lender to acquire, refinance or fund participations in Letters of Credit shall not exceed the positive difference, if any, of (A) the Commitment of that non-Defaulting Lender minus (B) the Credit Exposure of that non-Defaulting Lender.

(iv) Promptly on demand by the Issuing Lender or the Administrator from time to time, the Borrower shall deliver to the Issuing Lender cash collateral in an amount sufficient to cover all Fronting Exposure with respect to the Issuing Lender (after giving effect to clause (iii) above) on terms reasonably satisfactory to the Administrator and the Issuing Lender (and such cash collateral shall be in Dollars). Any such cash collateral shall be deposited in a separate account with the Issuing Lender, subject to the exclusive dominion and control of the Issuing Lender, as collateral (solely for the benefit of the Issuing Lender) for the payment and performance of each Defaulting Lender’s Pro Rata Share of outstanding L/C Obligations. Amounts in such account shall be applied by the Administrator to reimburse the Issuing Lender immediately for each Defaulting Lender’s Pro Rata Share of any drawing under any Letter of Credit which has not otherwise been reimbursed by the Borrower or such Defaulting Lender.

(v) For any period during which that Lender is a Defaulting Lender, that Defaulting Lender (A) shall not be entitled to receive any Unused Fee (as such term is defined in the Fee Letter) for any period during which that Lender is a Defaulting Lender (and the Borrower shall not be required to pay any such fee that otherwise would have been required to have been paid to such Defaulting Lender) and (B) shall not be entitled to receive any letter of credit commissions pursuant to Section 2.8(c) otherwise payable to the account of a Defaulting Lender with respect to any Letter of Credit, but instead, the

Borrower shall pay to the non-Defaulting Lenders the amount of such letter of credit commissions in accordance with the upward adjustments in their respective Pro Rata Shares allocable to such Letter of Credit pursuant to clause (iii) above, with the balance of such fee, if any, payable to the Issuing Lender for its own account.

(b) If the Administrator and the Issuing Lender agree in writing in their sole discretion that a Defaulting Lender is no longer a Defaulting Lender, the Administrator will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein (which may include arrangements with respect to any cash collateral), that Lender will, to the extent applicable, purchase that portion of outstanding Advances of the other Lenders or take such other actions as the Administrator may determine to be necessary to cause the Advances and funded and unfunded participations in Letters of Credit to be held on a pro rata basis by the Lenders in accordance with their Pro Rata Shares (without giving effect to Section 2.9(a)(iii) above), whereupon that Lender will cease to be a Defaulting Lender; provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of the Borrowers while that Lender was a Defaulting Lender; and provided, further, that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender.

Section 2.10. Mitigation Obligations; Replacement of Lenders.

(a) Designation of a Different Lending Office. If any Lender requests compensation under Section 6.1, or requires the Borrower to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 6.3, the Borrower may request such Lender provide an estimate of the costs and expenses that would be incurred by such Lender in connection with designating a different lending office for funding or booking its Advances hereunder or assigning its rights and obligations hereunder to another of its offices, branches or affiliates, in each case, which designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 6.1 or Section 6.3, as the case may be, in the future and (ii) would not otherwise be disadvantageous to such Lender. Upon receipt of such estimate, the Borrower may approve the proposed designation or assignment, in which case the Lender shall use reasonable efforts to effect the same. The Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such approved designation or assignment.

(b) Replacement of Lenders. If any Lender requests compensation under Section 6.1, or if the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 6.3, or if any Lender is a Defaulting Lender hereunder, then the Borrower may, at its sole expense and effort, upon notice to such Lender and the Administrator, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in, and consents required by, Section 13.1), all of its interests, rights and obligations under this Agreement and the Transaction Documents to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided that:

(i) such Lender shall have received payment of an amount equal to its Credit Exposure, accrued interest thereon, accrued fees and all other amounts payable to it hereunder from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts);

(ii) in the case of any such assignment resulting from a claim for compensation under Section 6.1 or payments required to be made pursuant to Section 6.3, such assignment will result in a reduction in such compensation or payments thereafter; and

(iii) such assignment does not conflict with applicable law.

A Lender shall not be required to make any such assignment or delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrower to require such assignment and delegation cease to apply.

ARTICLE III

INTEREST, FEES, ETC.

Section 3.1. Interest Rates. The Borrower hereby promises to pay interest on the unpaid principal amount of each Loan for the period commencing on the date such Loan is made until such Loan is paid in full (or, in the case of a CP Loan, refinanced with an Alternative Rate Loan), as follows:

(a) during each Interest Period applicable to a CP Loan, at a rate per annum equal to the sum of (i) the Commercial Paper Rate applicable to such Interest Period, plus (ii) the Applicable Margin;

(b) during each Interest Period applicable to a LIBOR Loan, at a rate per annum equal to the sum of (i) the LIBOR Rate applicable to such LIBOR Loan for each day during such Interest Period, plus (ii) the Applicable Margin;

(c) during each Interest Period applicable to an Alternative Rate Loan other than a LIBOR Loan, at a rate per annum equal to the sum of (i) the Base Rate plus (ii) the Applicable Margin; and

(d) notwithstanding the provisions of the preceding clauses (a) and (b), in the event that a Significant Event has occurred and is continuing, at a rate per annum equal to the Default Rate. After the date on which any principal amount of any Loan is due and payable (whether at scheduled maturity or upon acceleration thereof pursuant to Section 10.3) or after any other monetary Obligation of the Borrower arising under this Agreement shall become due and payable, the Borrower shall pay (to the extent permitted by law, if in respect of any unpaid amounts representing interest) interest (after as well as before judgment) on such amounts at a rate per annum equal to the Default Rate.

No provision of this Agreement or the Lender Notes shall require the payment or permit the collection of interest in excess of the maximum permitted by applicable law.

Section 3.2. Interest Payment Dates. Interest accrued on each Loan shall be payable, without duplication:

(a) on each Distribution Date prior to the Commitment Termination Date, for the relevant Interest Period, in arrears;

(b) if requested by the Administrator, on the date of any prepayment (in whole or in part) of principal outstanding, on the amount paid or prepaid (it being understood that any prepayment shall be accompanied by any amounts owing under Section 6.2);

(c) in full, on the Commitment Termination Date (whether at scheduled maturity or upon acceleration thereof pursuant to Section 10.3); and

(d) from and after the Commitment Termination Date, upon demand.

Section 3.3. Applicable Interest Rates. Each LIBOR Loan shall initially accrue interest at the One-Month LIBOR Rate. Thereafter, subject to the terms and conditions hereof, the Borrower may elect to convert the LIBOR Rate borne by a LIBOR Loan to the Three-Month LIBOR Rate to be effective on the first day of any calendar month; provided that the Borrower provides written notice of such election to the Lenders at least two Business Days prior to the first day of an Interest Period. Any LIBOR Loan accruing interest at the Three-Month LIBOR Rate shall not be converted to a LIBOR Loan accruing interest at the One-Month LIBOR Rate until such LIBOR Loan shall have been accruing interest at the Three-Month LIBOR Rate for three Interest Periods.

Section 3.4. Fees. The Borrower agrees to pay the Issuing Lender, the Administrator and each Lender certain Fees in the amounts and on the dates set forth in the Fee Letter.

Section 3.5. Computation of Interest and Fees. All interest on the Loans and all Fees and Servicing Fees shall be computed on the basis of the actual number of days (including the first day but excluding the last day) occurring during the period for which such interest, Fee or Servicing Fee is payable over a year comprised of 360 days.

ARTICLE IV

REPAYMENTS AND PREPAYMENTS; DISTRIBUTION OF COLLECTIONS

Section 4.1. Repayments and Prepayments. On and after the Commitment Termination Date, all Collections then held or thereafter received shall be applied to Obligations in accordance with this Agreement (including Section 4.2(c)), each Lender’s Commitment shall terminate, and no further Credit Extension shall be made hereunder. Prior thereto, the Borrower:

(a) may, from time to time on any Business Day, make a prepayment, in whole or in part, of the Advances Outstanding; provided, however, that, (i) unless otherwise consented to by the Administrator, written notice (in the form of Exhibit G) of all such voluntary prepayments shall be delivered to the Administrator no later than 12:00 noon (Atlanta time), (A) one (1) Business Day prior to the prepayment thereof if the amount of the prepayment is less than 25% of the Facility Limit, (B) two (2) Business Days prior to the prepayment thereof if the amount of the prepayment is equal to or greater than 25% but less than 50% of the Facility Limit and (C) four (4) Business Days prior to the prepayment thereof if the amount of the prepayment is equal to or greater than 50% of the Facility Limit and (ii) unless otherwise consented to by the Administrator, all such voluntary partial prepayments shall be in a minimum amount of $1,000,000;

(b) shall, immediately upon any acceleration of the Commitment Termination Date of any Advances Outstanding pursuant to Section 10.3, (i) Cash-Collateralize the L/C Obligations and (ii) repay to the Lenders all Loans, unless, pursuant to Section 10.3.1, only a portion of the Credit Exposure is so accelerated, in which event the Borrower shall make such deposit and repayment only to the extent of the Credit Exposure so accelerated;

(c) shall, on each date when any reduction in the Facility Limit shall become effective pursuant to Section 2.6, make a prepayment of the Loans and/or Cash-Collateralize the L/C Obligations in an amount equal to the excess, if any, of the aggregate outstanding principal amount of the Credit Exposure over the Facility Limit as so reduced. Each such prepayment shall be subject to the payment of any amounts required by Section 6.2. The Commitment of each Lender shall be reduced by an amount equal to its Pro Rata Share (prior to giving effect to any reduction in the Facility Limit hereunder) of the aggregate amount of any reduction under this Section 4.1(c);

(d) shall, within two (2) Business Days following the Monthly Reporting Date or following the date on which a Mid-Monthly Report is due pursuant to Section 9.1.5(b), as the case may be, make a prepayment of the Loans and Cash-Collateralize the L/C Obligations in an aggregate amount equal to the existing Borrowing Base Deficit, if any, revealed by the related Monthly Report or the Mid-Monthly Report. Each such prepayment shall be subject to the payment of any amounts required by Section 6.2; and

(e) notwithstanding anything to the contrary in this Section 4.1, all payments of principal on the Advances Outstanding shall be allocated to each Lender on a pro rata basis in accordance with such Lender’s Pro Rata Share.

Section 4.2. Application of Collections. (a) Collections shall be distributed by the Servicer at such times and in the order of priority set forth in this Section 4.2 and, to the extent Section 4.2 provides for distributions to the Administrator, shall be paid to the Administrator.

(b) On each Distribution Date prior to the Commitment Termination Date, the Servicer shall distribute from Collections received by the Borrower or the Servicer prior to such Distribution Date, the following amounts, without duplication, in the following order of priority:

first, to the Administrator for distribution to each Lender interest accrued on the Loans made by such Lender during the period from the most recent Distribution Date to the current Distribution Date (plus, if applicable, the amount of interest on the Loans accrued for any prior period to the extent such amount has not been paid, and to the extent permitted by law, interest thereon);

second, to the Servicer, to the extent due and owing under this Agreement or any other Transaction Document, the accrued Servicing Fee payable for the prior Calculation Period (plus, if applicable, the amount of Servicing Fee payable for any prior Calculation Period to the extent such amount has not been distributed to the Servicer);

third, to the Administrator for distribution to the Issuing Lender and each Lender, to the extent due and owing under any Transaction Document, all Fees owing to the Issuing Lender and such Lender accrued during the prior Calculation Period (plus, if applicable, the amount of Fees accrued for any prior Calculation Period to the extent such amount has not been distributed to the Issuing Lender or the Administrator);

fourth, to the Administrator for distribution (i) first, to the Lenders, in accordance with each Lender’s Pro Rata Share, as a repayment of principal of the Loans, and (ii) second, to the Issuing Lender in an amount to Cash-Collateralize the L/C Obligations (which shall reduce the Credit Exposure), an aggregate amount equal to the Borrowing Base Deficit, if any;

fifth, to the Administrator for distribution to the Lenders, in accordance with each Lender’s Pro Rata Share, to the extent due and owing under this Agreement or any other Transaction Document on such Distribution Date, all other Obligations owed to any Secured Party;

sixth, to pay each Originator for any outstanding unpaid L/C Reduction Amount owed to such Originator; provided that the priority of payment among any Originators with any outstanding unpaid L/C Reduction Amount shall be made in the order of time that the related L/C Reduction Notice was delivered pursuant to Section 1.9(a) of the Receivable Contribution and Sale Agreement; and

seventh, the balance, if any, to the Borrower (provided, however, that nothing in this Section 4.2 shall prohibit the Borrower from applying Collections received from time to time (i) to the purchase of additional Receivables, (ii) to deposit all or a portion of the Cash-Collateral Amount into the Letter of Credit Collateral Account, or (iii) to prepay Advances as permitted by Section 4.1 so long as Collections available for distribution on a Distribution Date are sufficient to pay the amounts described in clauses first through sixth above).

(c) On each Distribution Date on or after the Commitment Termination Date, the Servicer shall distribute from Collections received by the Borrower or the Servicer prior to such Distribution Date, the following amounts, without duplication, in the following order of priority:

first, to the Administrator and each Lender, in payment of its reasonable costs and expenses (including reasonable attorneys’ fees and disbursements) in connection with enforcement of the Transaction Documents on behalf of the Administrator and the Lenders;

second, to the Servicer, to the extent due and owing under this Agreement or any other Transaction Document, the accrued Servicing Fee payable for the prior Calculation Period (plus, if applicable, the amount of Servicing Fee payable for any prior Calculation Period to the extent such amount has not been distributed to the Servicer);

third, to the Administrator for distribution to the Lenders, in accordance with each Lender’s Pro Rata Share, all Obligations other than principal due and owing on such Distribution Date;

fourth, to the Administrator for distribution (i) first, to the Issuing Lender to Cash-Collateralize the L/C Obligations (which shall reduce the Credit Exposure), and (ii) second, to the Lenders, in accordance with each Lender’s Pro Rata Share, as a repayment of principal of the Loans;

fifth, to pay each Originator for any outstanding unpaid L/C Reduction Amount owed to such Originator, provided that the priority of payment among any Originators with any outstanding unpaid L/C Reduction Amount shall be made in the order of time that the related L/C Reduction Notice was delivered pursuant to Section 1.9(a) of the Receivable Contribution and Sale Agreement; and

sixth, once all amounts described in clauses first, second, third, fourth and fifth above have been paid in full, the balance, if any, to the Borrower.

Section 4.3. Application of Payments. All payments of principal on the Advances shall be allocated to each Lender on a pro rata basis in accordance with such Lender’s Pro Rata Share. Subject to the foregoing sentence, each payment of principal on the Advances shall be applied to such Loans as the Servicer shall direct or, in the absence of such notice or during the existence of a Significant Event or after the Commitment Termination Date, as the Administrator shall determine in its discretion.

Section 4.4. Due Date Extension. If any payment of principal or interest with respect to any Advance falls due on a day which is not a Business Day, then such due date shall be extended to the next following Business Day, and additional interest shall accrue at the applicable interest rate and be payable for the period of such extension.

Section 4.5. Timing of Payments. All payments of principal of, or interest on, the Advances and of all Fees, and all amounts to be deposited by the Borrower or the Servicer hereunder, shall be made by the Borrower or the Servicer, as applicable, no later than 12:00 p.m. (Atlanta time), on the day when due in lawful money of the United States of America in immediately available funds to the Administrator. Funds received by the Administrator after 12:00 p.m. (Atlanta time) on the date when due, will be deemed to have been received by them on the next following Business Day for purposes of computing interest and fees, but so long as such funds are received by the Administrator no later than 6:00 p.m. (Atlanta time) on the date when due, no Unmatured Significant Event shall be deemed to have occurred under Section 10.1.1.

Section 4.6. Release of Excess Cash Collateral. (a) Upon the making of any L/C Advance, the Issuing Lender shall first seek to withdraw funds from the Letter of Credit Collateral Account as required under Section 2.8(e)(i) above and apply the amount so withdrawn against the L/C Amounts resulting from such L/C Advance, and any remaining Unreimbursed L/C Amount shall be repaid pursuant to Section 2.8(e)(ii).

(b) In the event that an Originator is owed any L/C Reduction Amount pursuant to Section 1.9(a) of the Receivables Contribution and Sale Agreement, then within two (2) Business Days following receipt of the related L/C Reduction Notice, the Issuing Lender shall promptly withdraw and pay funds on deposit in the Letter of Credit Collateral Account to such Originator in an amount equal to (i) the lesser of (x) the unpaid L/C Reduction Amount and (y) the balance of funds on deposit in the Letter of Credit Collateral Account in excess of the Cash-Collateral Amount for the outstanding L/C Obligations after taking into account any L/C Reduction Amounts minus (ii) any amounts owing by such Originator to the Borrower or any Secured Party pursuant to the Transaction Documents.

(c) If on any Distribution Date prior to the Commitment Termination Date, the balance of funds in the Letter of Credit Collateral Account exceeds the Cash-Collateral Amount for the outstanding L/C Obligations, unless a Significant Event or Unmatured Significant Event shall exist and be continuing, the Issuing Lender shall release and pay the excess funds to the Borrower.

(d) If on any Distribution Date on or after the Commitment Termination Date, the balance of funds in the Letter of Credit Collateral Account exceeds the Cash-Collateral Amount for the outstanding L/C Obligations and after giving effect to any payments made to an Originator pursuant to Section 4.6(b) shall be deposited into the Collection Account.

Section 4.7. Payments Rescission. No payment of any of the Obligations shall be considered paid or applied hereunder to the extent that, at any time, all or any portion of such payment or application is rescinded by application of law or judicial authority, or must otherwise be returned or refunded for any reason. The Borrower shall remain obligated for the amount of any payment or application so rescinded, returned or refunded, and shall promptly pay to the Lender (for application to the Person or Persons who suffered such rescission, return or refund) or the Issuing Lender, as applicable, the full amount thereof, plus, if such amount represented a refund of principal, interest, fees or otherwise, as applicable, with respect thereto from the date of any such rescission, return or refunding.

ARTICLE V

SECURITY INTEREST

Section 5.1. Grant of Security. (a) The Borrower hereby assigns and pledges to the Administrator (for the benefit of the Secured Parties), and hereby grants to the Administrator (for the benefit of the Secured Parties) a security interest in all of the Borrower’s right, title and interest in and to the following, whether now or hereafter existing and wherever located (the “Collateral”):

(i) all Receivables, Collections, Related Security and Receivable Files (other than with respect to Defective Receivables for which the Borrower has received a Purchase Price Credit);

(ii) all of the Borrower’s rights, remedies, powers and privileges in respect of the Receivables Contribution and Sale Agreement, including, without limitation, its rights to receive Purchase Price Credits and indemnity payments thereunder;

(iii) all of the Borrower’s rights, remedies, powers and privileges in respect of the Performance Undertaking, including, without limitation, its right to demand performance thereunder;

(iv) the Collection Account, the Lock-Box Accounts and all funds on deposit therein, together with all certificates and instruments, if any, from time to time evidencing such accounts and funds on deposit; and

(v) all products and proceeds (including, without limitation, insurance proceeds) of, and additions, improvements and accessions to, and books and records describing or used in connection with, all and any of the property described above.

(b) This grant of security secures the payment and performance of all Obligations of the Borrower now or hereafter existing or arising under, or in connection with this Loan Agreement, the Lender Notes and each other Transaction Document, whether for principal, interest, costs, Fees, Indemnified Amounts, expenses or otherwise (all such Obligations of the Borrower being called the “Secured Obligations to Lender Secured Parties”).

(c) This grant of security shall create a continuing security interest in the Collateral and shall: (i) remain in full force and effect until the Administrator’s (for the benefit of the Lender Secured Parties) interest in the Collateral shall have been released in accordance with

Section 5.4; (ii) be binding upon the Borrower, its successors, transferees and assigns; and (iii) inure, together with the rights and remedies of the Administrator (for the benefit of the Lender Secured Parties) hereunder, to the benefit of the Administrator and each Lender Secured Party and their respective successors, transferees and assigns.

(d) The Borrower hereby assigns and pledges to the Administrator (for the benefit of the Issuing Lender) and hereby grants to the Administrator (for the benefit of the Issuing Lender) a security interest in all of the Borrower’s right, title and interest in and to the following, whether now or hereafter existing and wherever located:

(i) the Letter of Credit Collateral Account and all funds on deposit therein, together with all certificates and instruments, if any, from time to time evidencing such accounts and funds on deposit; and

(ii) all products and proceeds (including, without limitation, insurance proceeds) of, and additions, improvements and accessions to, and books and records describing or used in connection with, all and any of the property described above (items (i) through (ii) are collectively referred to as the “Letter of Credit Collateral”).

(e) The grant of security pursuant to clause (d) secures the payment and performance of all Obligations of the Borrower now or hereafter existing or arising under, or in connection with, the L/C Obligations relating to the Letters of Credit under this Loan Agreement, including costs, Fees, expenses, Indemnified Amounts or otherwise (all such obligations of the Borrower to the Issuing Lender being called the “Secured Obligations to the Issuing Lender”).

(f) The grant of security pursuant to clause (d) shall create a continuing security interest in the Letter of Credit Collateral and shall:

(i) remain in full force and effect until the Administrator’s interest in the Letter of Credit Collateral shall have been released in accordance with Section 5.4;

(ii) be binding upon the Borrower, its successors, transferees and assigns; and

(iii) inure, together with the rights and remedies of the Administrator hereunder, to the Administrator and its respective successors, transferees and assigns.

Section 5.2. Administrator Appointed Attorney-in-Fact. The Borrower hereby irrevocably appoints the Administrator (for the benefit of the Secured Parties) as the Borrower’s attorney-in-fact, with full authority in the place and stead of the Borrower and in the name of the Borrower or otherwise, from time to time in the Administrator’s discretion, after the occurrence and during the continuation of a Significant Event to take any action and to execute any instrument which the Administrator may deem necessary or advisable to accomplish the purposes of the Transaction Documents, including, without limitation:

(a) to ask, demand, collect, sue for, recover, compromise, receive and give acquittance and receipts for moneys due and to become due under or in respect of any of the Collateral or the Letter of Credit Collateral;

(b) to receive, endorse, and collect any drafts or other instruments, documents and chattel paper, in connection with clause (a) above;

(c) to file any claims or take any action or institute any proceedings which the Administrator may deem necessary or desirable for the collection of any of the Collateral or the Letter of Credit Collateral or otherwise to enforce the rights of the Administrator (for the benefit of the Secured Parties) with respect to any of the Collateral or the Letter of Credit Collateral;

(d) to sell, transfer, assign or otherwise deal in or with the Collateral or the Letter of Credit Collateral or any part thereof pursuant to the terms and conditions hereunder; and

(e) to perform the affirmative obligations of the Borrower under the Transaction Documents;

provided that the Administrator shall not take the action or execute any instrument to accomplish the purposes described in (a), (b), or (c) until it has given written notice pursuant to Section 11.7 of revocation of the appointment of Jarden as the Servicer hereunder. The Administrator agrees to give the Borrower and the Servicer prior written notice of the taking of any such action described in (d) or (e) above, but the failure to give such notice (other than any notice required to be given pursuant to the UCC) shall not affect the rights, power or authority of the Administrator with respect thereto. The Borrower hereby acknowledges, consents and agrees that the power of attorney granted pursuant to this Section 5.2 is irrevocable and coupled with an interest.

Section 5.3. Administrator May Perform. If the Borrower fails to perform any agreement to be performed by the Borrower hereunder, the Administrator (for the benefit of the Secured Parties) may itself perform, or cause performance of such agreement, and the reasonable expenses of the Administrator incurred in connection therewith shall be payable by the Borrower.

Section 5.4. Release of Collateral. The Administrator’s (for the benefit of the Secured Parties) right, title and interest in the Collateral and the Letter of Credit Collateral shall be released effective on the date occurring after the Commitment Termination Date on which all Obligations shall have been finally and fully paid and performed (other than contingent obligations as to which no unsatisfied claim has been asserted).

ARTICLE VI

INCREASED COSTS, ETC.

Section 6.1. Increased Costs. If any change in Regulation D of the Board of Governors of the Federal Reserve System, or any Regulatory Change, in each case occurring after the date hereof:

(a) shall subject any Affected Party to any tax, duty or other charge with respect to any Letter of Credit issued or any Loan made or funded by it, or shall change the basis of taxation of payments to such Affected Party of the principal of or interest on any Loan or L/C Advance owed to or funded by it or any other amounts due under this Agreement in respect of any Letter of Credit issued or Loan made or funded by it (other than Excluded Taxes); or

(b) shall impose, modify or deem applicable any reserve (including, without limitation, any reserve imposed by the Board of Governors of the Federal Reserve System, but excluding any reserve included in the determination of interest rates pursuant to Section 3.1), special deposit or similar requirement against assets of, deposits with or for the account of, or credit extended by, any Affected Party; or

(c) shall change the amount of capital maintained or required or requested or directed to be maintained by any Affected Party (including, without limitation, because the assets and liabilities of any Lender are required to be consolidated with those of any other Affected Party under applicable accounting principles); or

(d) shall impose on any Affected Party any other condition affecting any Letter of Credit issued or Loan made or funded by any Affected Party;

and the result of any of the foregoing is to (i) increase the cost to or to impose a cost on (A) an Affected Party issuing any Letter of Credit funding or making or maintaining any Loan (including extensions of credit under the Liquidity Agreement or any other applicable Support Agreement, or any commitment of such Affected Party with respect to any of the foregoing), or (B) the Administrator for continuing its or the Borrower’s relationship with the Issuing Lender or the Lenders, (ii) to reduce the amount of any sum received or receivable by an Affected Party under this Agreement or the Lender Notes, the Liquidity Agreement or other applicable Support Agreement with respect thereto, or (iii) in the good faith determination of such Affected Party, to reduce the rate of return on the capital of an Affected Party as a consequence of its obligations hereunder, or under the applicable Liquidity Agreement or other applicable Support Agreement, as applicable, or arising in connection herewith or therewith to a level below that which such Affected Party could otherwise have achieved, then after demand by such Affected Party to the Borrower (which demand shall be accompanied by a written statement setting forth the basis of such demand), the Borrower shall pay to Administrator on behalf of such Affected Party such additional amount or amounts as will (in the reasonable determination of such Affected Party) compensate such Affected Party for such increased cost or such reduction. Such written statement (which shall include calculations in reasonable detail) shall, in the absence of manifest error, be conclusive evidence of the subject matter thereof.

If any Affected Party has or anticipates having any claim for compensation from the Borrower pursuant to Section 6.1 and such Affected Party believes that having the facility publicly rated by two credit rating agencies would reduce the amount of such compensation by an amount deemed by such Affected Party to be material, such Affected Party shall provide 30 days prior written notice to the Borrower and the Servicer (a “Ratings Request”) that such Affected Party intends to request public ratings of the facility from two credit rating agencies selected by such Affected Party and reasonably acceptable to the Borrower, of at least the equivalent of the A-/A3 ratings level (such ratings levels as set forth by S&P and Moody’s, respectively) (the “Required Ratings”). The Borrower and the Servicer agree that they shall reasonably cooperate with such Affected Party’s efforts to obtain the Required Ratings, and shall provide the applicable credit rating agencies (either directly or through distribution to the Administrator or Affected Party), any information requested by such credit rating agencies necessary for the purposes of providing and monitoring the Required Ratings. The Affected Party requesting the ratings shall pay the initial fees payable to the credit rating agencies for providing the Required Ratings, but any ongoing or renewal fees in connection with such ratings shall be paid for by the Borrower. Nothing in this Section 6.1 shall preclude any Affected Party from demanding compensation from the Borrower pursuant to Section 6.1 hereof at any time and without regard to whether the Required Ratings shall have been obtained, or shall require any Affected Party to obtain any ratings on the facility prior to demanding any such compensation from the Borrower.

Section 6.2. Broken Funding Costs. The Borrower hereby agrees that upon demand by any Affected Party (which demand shall be accompanied by a written statement setting forth in reasonable detail the basis for the calculations of the amount being claimed), the Borrower will indemnify such Affected Party against any Broken Funding Costs. Such written statement shall, in the absence of manifest error, be conclusive evidence of the subject matter thereof.

Section 6.3. Withholding Taxes. All payments made by the Borrower hereunder (or by the Servicer, on behalf of the Borrower, hereunder) shall be made free and clear of, and without reduction or withholding for or on account of, any present or future Covered Taxes, now or hereafter imposed, levied, collected, withheld or assessed by any Governmental Authority or other taxing authority. If any Covered Taxes are required to be withheld from any amounts payable to any of the Administrator, the Issuing Lender or the Lenders, the amounts so payable to the Administrator, the Issuing Lender or such Lender shall be increased to the extent necessary to yield to the Administrator, the Issuing Lender or such Lender (after payment of all such Covered Taxes) all such amounts payable hereunder at the rates or in the amounts specified herein. Whenever any Covered Taxes are payable by the Borrower, as promptly as possible thereafter, the Borrower shall send to the Administrator for its own account or for the account of the Issuing Lender or such Lender, as the case may be, a certified copy of an original official receipt received by the Borrower showing payment thereof. If the Borrower fails to pay any Covered Taxes when due to the appropriate taxing authority or fails to remit to the Administrator the required documentary evidence, the Borrower shall indemnify the Administrator, the Issuing Lender and such Lender for such Covered Taxes and any incremental taxes that may become payable by the Administrator, the Issuing Lender or any Lender as a result of any such failure.

ARTICLE VII

CONDITIONS TO BORROWING

Section 7.1. Conditions to Amendment and Restatement. The Existing Agreement shall not be amended and restated by this Agreement, no “Advances” under the Existing Agreement shall be continued as Advances hereunder, no Lender shall be obligated to make any Advance hereunder, the Issuing Lender shall not be obligated to make any L/C Advance hereunder, nor shall any Lender, the Issuing Lender or the Administrator be obligated to take, fulfill or perform any other action hereunder until the Administrator shall have received all of the following, in form and substance satisfactory to the Administrator:

Section 7.1.1. Resolutions. Certified copies of resolutions of the Board of Managers, Board of Directors or Member(s) of the Borrower, the Originators and the Servicer, as the case may be, authorizing or ratifying the execution, delivery and performance, respectively, of the Transaction Documents to which it is a party, together with a certified copy of its Organizational Documents.

Section 7.1.2. Consents, etc. Certified copies of all documents evidencing any necessary consents and governmental approvals (if any) with respect to the Transaction Documents.

Section 7.1.3. Incumbency and Signatures. A certificate of an officer of the Borrower, the Originators and the Servicer certifying the names of its officer or officers authorized to sign the Transaction Documents to which it is a party.

Section 7.1.4. Good Standing Certificates. Good standing certificates for the Borrower, the Servicer, the Performance Guarantor and each Originator issued as of a recent date acceptable to the Administrator by the Secretary of State of the jurisdiction of such Person’s organization.

Section 7.1.5. Financing Statements. (i) Proper financing statements (Form UCC-1), filed on or prior to the date of the initial Loan, naming the Borrower as debtor and the Administrator (for the benefit of the Secured Parties) as the secured party as may be necessary or, in the opinion of the Administrator, desirable under the UCC to perfect the Administrator’s (for the benefit of the Secured Parties) security interest in the Collateral, (ii) proper financing statements, filed on or prior to the date of the initial Advance, naming each Originator, as seller/debtor, the Borrower as purchaser/secured party and the Administrator as assignee as may be necessary or, in the opinion of the Administrator, desirable under the UCC to perfect the Borrower’s ownership interest in the Receivables, and (iii) authorized copies of proper Uniform Commercial Code Form UCC-3 termination statements or other evidence satisfactory to the Administrator indicating the release of all liens and other Adverse Claims of any Person in the Collateral granted by the Borrower or any Originator.

Section 7.1.6. Search Reports. A written search report provided to the Administrator by a search service acceptable to the Administrator listing all effective financing statements that name the Borrower or any Originator as debtor or assignor and that are filed in the jurisdictions in which filings were made pursuant to Section 7.1.5 above and in such other jurisdictions that the Administrator shall reasonably request, together with copies of such financing statements (none of which shall cover any Collateral or interests therein or proceeds of any thereof), and tax and judgment lien search reports from a Person satisfactory to the Administrator showing no evidence of such lien filed against the Borrower or any Originator.

Section 7.1.7. Fee Letter; Payment of Fees. The Fee Letter, together with all payment of all Fees that are due and payable on or prior to the Closing Date pursuant to the Fee Letter.

Section 7.1.8. Receivables Contribution and Sale Agreement. (i) Duly executed and delivered counterparts of each of the Amendment No. 1 to Receivables Contribution and Sale Agreement and all documents, agreements and instruments contemplated thereby, and (ii) evidence that each of the conditions precedent to the execution and delivery of Amendment No. 1 to Receivables Contribution and Sale Agreement has been satisfied to the Administrator’s satisfaction.

Section 7.1.9. Opinions of Counsel. Opinions of counsel to the Borrower, the Servicer, NUK and Quickie regarding corporate matters, enforceability, perfection, nonconsolidation and true sale, each in form and substance reasonably satisfactory to the Administrator and each Lender.

Section 7.1.10. Lender Notes. The Lender Notes, duly executed by the Borrower.

Section 7.1.11. Monthly Report. Monthly Report, duly executed by an Authorized Officer of the Servicer as of January 31, 2012.

Section 7.1.12. Releases. Releases and termination statements duly executed by each Person, other than the Borrower, that has an interest in the Receivables.

Section 7.1.13. Reaffirmation, Acknowledgment and Consent of Performance Guarantor. Execution by the Performance Guarantor of its reaffirmation, acknowledgment and consent in the signature pages hereto.

Section 7.1.14. Other. Such other documents, certificates and opinions as any of the Administrator may reasonably request.

Section 7.2. All Credit Extensions. The making of each Advance and the issuance of each Letter of Credit, including without limitation, the initial Advance or Letter of Credit, is subject to the conditions precedent that:

Section 7.2.1. No Default, etc. (i) No Significant Event or Unmatured Significant Event has occurred and is continuing or will result from the making of such Credit Extension, (ii) the representations and warranties contained in Article VIII are true and correct in all material respects as of the date of such requested Credit Extension, with the same effect as though made on the date of such Credit Extension (provided that the materiality threshold in this clause (ii) shall not be applicable with respect to any representation or warranty which itself contains a materiality threshold), and (iii) after giving effect to such Credit Extension, the aggregate Credit Exposure will not exceed the Borrowing Base or the Facility Limit. By making a Borrowing Request or submitting a Letter of Credit Request, the Borrower shall be deemed to have represented and warranted that items (i), (ii) and (iii) in the preceding sentence are true and correct.

Section 7.2.2. Borrowing Request, etc. In the case of an Advance, the Administrator shall have received a Borrowing Request for such Advance in accordance with Section 2.2, together with all items required to be delivered in connection therewith and in the case of Letter of Credit, the Issuing Lender shall have received a Letter of Credit Request in accordance with Section 2.8 and the Issuing Lender shall have notified each Lender of such issuance of such Letter of Credit.

Section 7.2.3. Commitment Termination Date. The Commitment Termination Date shall not have occurred.

Section 7.2.4. Accounts. Except as otherwise provided in Section 7.3, each of the Lock-Box Accounts shall be in the Borrower’s name, and the Lock-Box Accounts shall be subject to valid and perfected first priority security interest in favor of the Administrator for the benefit of the Secured Parties.

Section 7.3. Conditions Subsequent. (a) Lockboxes. No later than sixty (60) days after the Closing Date, the Borrower shall deliver to the Administrator (i) evidence that each Lock-Box Account set forth on Schedule 8.12 hereto has been transferred into the name of the Borrower and (ii) Lock-Box Agreements with respect to each of the Lock-Box Accounts in the United States, duly executed by all parties thereto. Effective sixty (60) days after the Closing Date, no Receivable paid into a Lock-Box with respect to which the Borrower has failed to satisfy this condition subsequent shall be deemed an Eligible Receivable.

(b) Opinions. No later than thirty days after the Closing Date, the Borrower shall deliver to the Administrator opinions of counsel to the Originators (other than NUK and Quickie) regarding corporate matters, enforceability and perfection, in form and substance reasonably satisfactory to the Administrator. Effective thirty days after the Closing Date, no Receivable created by an Originator with respect to which the Borrower has failed to satisfy this condition subsequent shall be deemed an Eligible Receivable.

ARTICLE VIII

REPRESENTATIONS AND WARRANTIES

In order to induce the Issuing Lender, the Lenders and the Administrator to enter into this Agreement and, in the case of each Lender and the Issuing Lender, to make Credit Extensions hereunder, the Borrower hereby represents and warrants to the Administrator, the Issuing Lender and the Lenders as to itself as follows, and the Servicer hereby represents and warrants to the Administrator, the Issuing Lender and the Lenders as to itself as follows:

Section 8.1. Existence and Power. (a) The Borrower is a limited liability company duly formed under the laws of the State of Delaware. The Borrower is validly existing and in good standing under the laws of its state of organization and is duly qualified to do business and is in good standing as a foreign corporation, and has and holds all power and all governmental licenses, authorizations, consents and approvals required to carry on its business in each jurisdiction in which its business is conducted except where the failure to so qualify or so hold could not reasonably be expected to have a Material Adverse Effect.

(b) The Servicer is a corporation duly organized under the laws of the State of Delaware. The Servicer is validly existing and in good standing under the laws of its state of organization and is duly qualified to do business and is in good standing as a foreign corporation, and has and holds all power and all governmental licenses, authorizations, consents and approvals required to carry on its business in each jurisdiction in which its business is conducted except where the failure to so qualify or so hold could not reasonably be expected to have a Material Adverse Effect.

Section 8.2. Power and Authority; Due Authorization, Execution and Delivery. (a) The execution and delivery by each of the Borrower of this Agreement and each other Transaction Document to which it is a party, and the performance of its obligations hereunder and thereunder, and the Borrower’s use of the proceeds of the Loans made hereunder, are within its powers and authority and have been duly authorized by all necessary corporate action on its part. This Agreement and each other Transaction Document to which the Borrower is a party has been duly executed and delivered by the Borrower.

(b) The execution and delivery by each of the Servicer of this Agreement and each other Transaction Document to which it is a party, and the performance of its obligations hereunder and thereunder. This Agreement and each other Transaction Document to which the Servicer is a party has been duly executed and delivered by the Servicer.

Section 8.3. No Conflict. (a) The execution and delivery by each of the Borrower of this Agreement and each other Transaction Document to which it is a party, and the performance of its obligations hereunder and thereunder do not contravene or violate (i) its Organizational Documents, (ii) any law, rule or regulation applicable to it, (iii) any restrictions under any agreement, contract or instrument to which it is a party or by which it or any of its property is bound, or (iv) any order, writ, judgment, award, injunction or decree binding on or affecting it or its property, and do not result in the creation or imposition of any Adverse Claim on its assets (except as created under the Transaction Documents) except, in any case set forth in (i) – (iv) above, where such contravention or violation could not reasonably be expected to have a Material Adverse Effect. No transaction contemplated hereby requires compliance with any bulk sales act or similar law other than compliance, if required, with any notice requirements which are satisfied prior to the Closing Date.

(b) The execution and delivery by each of the Servicer of this Agreement and each other Transaction Document to which it is a party, and the performance of its obligations hereunder and thereunder do not contravene or violate (i) its Organizational Documents, (ii) any law, rule or regulation applicable to it, (iii) any restrictions under any agreement, contract or instrument to which it is a party or by which it or any of its property is bound, or (iv) any order, writ, judgment, award, injunction or decree binding on or affecting it or its property, and do not result in the creation or imposition of any Adverse Claim on its assets (except as created under the Transaction Documents) except, in any case set forth in (i) – (iv) above, where such contravention or violation could not reasonably be expected to have a Material Adverse Effect.

Section 8.4. Governmental Authorization. (a) Other than the filing of the financing statements required hereunder or any approval, registration, notice or filing in connection with the pledge, transfer, sale or assignment of any Eligible Receivable of which a Governmental Authority is the Obligor, no authorization or approval or other action by, and no notice to or filing with, any governmental authority or regulatory body is required for the due execution and delivery by the Borrower of this Agreement and each other Transaction Document to which it is a party and the performance of its obligations hereunder and thereunder.

(b) No authorization or approval or other action by, and no notice to or filing with, any governmental authority or regulatory body is required for the due execution and delivery by the Servicer of this Agreement and each other Transaction Document to which it is a party and the performance of its obligations hereunder and thereunder.

Section 8.5. Actions, Suits. (a) There is no litigation, arbitration, governmental investigation, proceeding or inquiry pending or, to the actual knowledge of any of the

Borrower’s Authorized Officers, threatened against or affecting the Borrower or any of its Subsidiaries that, if adversely determined, could reasonably be expected to have a Material Adverse Effect or which seeks to prevent, enjoin or delay the making or repayment of any Loans.

(b) There is no litigation, arbitration, governmental investigation, proceeding or inquiry pending or, to the actual knowledge of any of the Servicer’s Authorized Officers, threatened against or affecting the Servicer or any of its Subsidiaries that, if adversely determined, could reasonably be expected to have a Material Adverse Effect or which seeks to prevent, enjoin or delay the making or repayment of any Loans.

Section 8.6. Binding Effect. (a) This Agreement and each other Transaction Document to which the Borrower is a party constitute the legal, valid and binding obligations of the Borrower, as the case may be, enforceable against it in accordance with their respective terms, except as such enforcement may be limited by applicable bankruptcy, insolvency, reorganization or other similar laws relating to or limiting creditors’ rights generally and by general principles of equity (regardless of whether enforcement is sought in a proceeding in equity or at law).

(b) This Agreement and each other Transaction Document to which the Servicer is a party constitute the legal, valid and binding obligations of the Servicer, as the case may be, enforceable against it in accordance with their respective terms, except as such enforcement may be limited by applicable bankruptcy, insolvency, reorganization or other similar laws relating to or limiting creditors’ rights generally and by general principles of equity (regardless of whether enforcement is sought in a proceeding in equity or at law).

Section 8.7. Accuracy of Information. (a) All Borrower Representations and Borrower Financial Statements and, as applicable, Notices of Significant Event, Procedure Review Reports and Additional Information Reports shall be complete and correct and fairly present the information contained therein in all material respects as of the date made, reported, or certified, as applicable (provided that the foregoing materiality threshold shall not be applicable with respect to any representation or warranty which itself contains a materiality threshold), and do not contain any material misstatement of fact as of such date or omit to state a material fact or any fact necessary to make the information contained therein, taken as a whole with all other written information provided by Authorized Officers as of such date, not misleading as of such date.

(b) All Servicer Representations, Servicer Financial Statements, Monthly Reports and Servicing Reports and, as applicable, Notices of Significant Event, Procedures Review Reports and Additional Information Reports shall be complete and correct and fairly present the information contained therein in all material respects as of the date made, reported, or certified, as applicable (provided that the foregoing materiality threshold shall not be applicable with respect to any representation or warranty which itself contains a materiality threshold), and do not contain any material misstatement of fact as of such date or omit to state a material fact or any fact necessary to make the information contained therein, taken as a whole with all other written information provided by Authorized Officers as of such date, not misleading as of such date.

Section 8.8. Margin Regulations; Use of Proceeds. The Borrower is not engaged in the business of extending credit for the purpose of purchasing or carrying margin stock, and no proceeds of any Loans, directly or indirectly, will be used for a purpose that violates, or would be inconsistent with, Regulations T, U and X promulgated by the Federal Reserve Board from time to time. No portion of the proceeds of any Loan hereunder will be used for a purpose that violates, or would be inconsistent with, any other law, rule or regulation applicable to the Borrower.

Section 8.9. Good Title. The Borrower, upon each transfer of Receivables pursuant to the Receivables Contribution and Sale Agreement, is the legal and beneficial owner of the Receivables and the Related Security with respect thereto, or possesses a valid and perfected security interest therein, in each case, free and clear of any Adverse Claim, except as created by the Transaction Documents. There have been duly filed all financing statements or other similar instruments or documents necessary under the UCC of all appropriate jurisdictions to perfect the Borrower’s ownership interest in each such Receivable, its Collections and the Related Security.

Section 8.10. Perfection. The Borrower represents and warrants that this Agreement is effective to create a valid security interest in the Collateral in favor of the Administrator, for the benefit of the Lender Secured Parties, and a valid security interest in the Letter of Credit Collateral in favor of the Administrator, for the benefit of the Issuing Lender. There have been duly filed all financing statements or other similar instruments or documents necessary under the UCC (or any comparable law) of all appropriate jurisdictions to perfect the Administrator’s security interest, for the benefit of the Secured Parties, in the Collateral and the Letter of Credit Collateral. The Collateral and the Letter of Credit Collateral is free of any Adverse Claim except as created or permitted under the Transaction Documents.

Section 8.11. Places of Business and Locations of Records. (a) The principal place of business and headquarters of the Borrower is located at its address referred to on Schedule 15.3 to this Agreement (or at such other locations, notified to the Administrator in jurisdictions where all action required to perfect or maintain the perfection of the Administrator’s security interest in the Collateral and the Letter of Credit Collateral has been taken). The Borrower’s Federal Employer Identification Number is 25-1406546.

(b) The principal place of business and chief executive office of the Servicer is located at its address referred to on Schedule 15.3 to this Agreement.

Section 8.12. Accounts. (a) The Borrower represents and warrants that (i) Schedule 8.12 hereto is a complete and accurate listing, as of the Closing Date, of the Lock-Boxes and Lock-Box Accounts, and (ii) each of the Lock-Box Accounts has been established in, or transferred into, the Borrower’s name, except as otherwise provided in Section 7.3 hereof. The Borrower has not granted any interest in any Lock-Box or Lock-Box Account to any Person other than the Administrator, and the Administrator has exclusive control of the Lock-Box Accounts, subject to the Servicer’s right of access to such accounts as provided herein and in the applicable Lock-Box Agreements.

(b) The Servicer represents and warrants that the Servicer has not granted any interest in any Lock-Box or Lock-Box Account to any Person other than the Administrator, and the Administrator has exclusive control of the Lock-Box Accounts, subject to the Servicer’s right of access to such accounts as provided herein and in the applicable Lock-Box Agreements.

Section 8.13. No Material Adverse Effect. There has been no Material Adverse Effect since the last day of its fiscal year as to which financial statements have most recently been delivered pursuant to Section 9.1.5(a).

Section 8.14. Names. The name in which the Borrower has executed this Agreement on the Closing Date is identical to the name of the Borrower as indicated on the public record of the State of Delaware on the Closing Date. As of the Closing Date, the Borrower has not used any legal name, trade name or assumed name other than the name in which it has executed this Agreement.

Section 8.15. Ownership of the Borrower; No Subsidiaries. All of the issued and outstanding equity interests of the Borrower are owned beneficially and of record by Sunbeam, free and clear of any Adverse Claim. Such equity interests are validly issued, fully paid and nonassessable, and there are no options, warrants or other rights to acquire securities of the Borrower. The Borrower has no Subsidiaries.

Section 8.16. Not an Investment Company. (a) The Borrower is not an “investment company” within the meaning of the Investment Company Act of 1940, as amended, or any successor statute.

(b) The Servicer is not an “investment company” within the meaning of the Investment Company Act of 1940, as amended, or any successor statute.

Section 8.17. Compliance with Credit and Collection Policy. (a) The Borrower has complied in all material respects with the Credit and Collection Policy with regard to each Receivable and the related Contract. No change or amendment has been made to the Credit and Collection Policy except in accordance with Section 9.2.3.

(b) The Servicer has complied in all material respects with the Credit and Collection Policy with regard to each Receivable and the related Contract. No change or amendment has been made to the Credit and Collection Policy except in accordance with Section 9.2.3.

Section 8.18. Solvency. Both before and after giving effect to each Advance, the Borrower is Solvent.

Section 8.19. Eligible Receivables. Each Receivable included in the Monthly Report as an Eligible Receivable is, as of the date of such Monthly Report, an Eligible Receivable.

Section 8.20. Sales by Originators. Each sale of Receivables by an Originator to the Borrower shall have been effected under, and in accordance with the terms of, the Receivables Contribution and Sale Agreement, including the payment by the Borrower to the applicable

Originator of the purchase price therefor as provided in the Receivables Contribution and Sale Agreement, and each such sale shall have been made for “reasonably equivalent value” (as such term is used under § 548 of the Bankruptcy Code) and not for or on account of “antecedent debt” (as such term is used under § 547 of the Bankruptcy Code) owed by the Borrower to any Originator.

Section 8.21. Ordinary Course of Business. Each remittance of Collections by the Borrower to the Administrator or the Lenders under this Agreement is (i) in payment of a debt incurred by the Borrower in the ordinary course of its business or financial affairs and (ii) made in the ordinary course of its business or financial affairs.

Section 8.22. [Reserved.].

Section 8.23. Receivables as Accounts. The Receivables constitute “accounts” within the meaning of the UCC.

Section 8.24. Security Interest. This agreement creates a valid and continuing security interest (as defined in the UCC) in the Collateral in favor of the Administrator (for the benefit of the Secured Parties), which security interest is prior to all other Liens, and is enforceable as such against creditors of and purchasers of Borrower.

Section 8.25. Priority. Other than the security interest granted to the Administrator (for the benefit of the Secured Parties), Borrower has not pledged, assigned, sold granted a security interest in, or otherwise conveyed any of the Collateral. Borrower has not authorized the filing of and is not aware of any financing statements against Borrower that include a description of collateral covering the Collateral other than any financing statement (i) relating to the security interest granted to Administrator (for the benefit of the Secured Parties), hereunder or under the Existing Agreement, or (ii) that has been terminated.

ARTICLE IX

COVENANTS OF BORROWER AND SERVICER

Section 9.1. Affirmative Covenants. From the date hereof until the first day, following the Commitment Termination Date, on which all Obligations shall have been finally and fully paid and performed (other than contingent obligations as to which no unsatisfied claim has been asserted), each of the Borrower and the Servicer hereby covenants and agrees with the Administrator and the Lenders as to itself, as follows:

Section 9.1.1. Compliance with Laws, Etc. (a) The Borrower will comply in all material respects with all applicable laws, rules, regulations and orders of all governmental authorities (including those which relate to the Receivables), except where the failure to so comply could not reasonably be expected to have a Material Adverse Effect.

(b) The Servicer will comply in all material respects with all applicable laws, rules, regulations and orders of all governmental authorities (including those which relate to the Receivables), except where the failure to so comply could not reasonably be expected to have a Material Adverse Effect.

Section 9.1.2. Preservation of Legal Existence. (a) The Borrower will preserve and maintain its existence, rights, franchises and privileges in the jurisdiction of its organization, and qualify and remain qualified in good standing as a foreign entity in the jurisdiction where its principal place of business and its chief executive office are located (to the extent its ownership, lease or operation of property or the conduct of its business requires such qualification) and in each other jurisdiction where the failure to preserve and maintain such existence, rights, franchises, privileges and qualifications would have a Material Adverse Effect.

(b) The Servicer will preserve and maintain its existence, rights, franchises and privileges in the jurisdiction of its organization, and qualify and remain qualified in good standing as a foreign entity in the jurisdiction where its principal place of business and its chief executive office are located (to the extent its ownership, lease or operation of property or the conduct of its business requires such qualification) and in each other jurisdiction where the failure to preserve and maintain such existence, rights, franchises, privileges and qualifications would have a Material Adverse Effect.

Section 9.1.3. Performance and Compliance with Receivables. (a) The Borrower will timely perform and comply in all material respects with all provisions, covenants and other promises required to be observed by it under the Receivables and all other agreements related to such Receivables (but only to the extent where there would not be an adverse effect on the Receivables).

(b) The Servicer will timely perform and comply in all material respects with all provisions, covenants and other promises required to be observed by it under the Receivables and all other agreements related to such Receivables (but only to the extent where there would not be an adverse effect on the Receivables).

Section 9.1.4. Credit and Collection Policy. (a) The Borrower will comply in all material respects with the Credit and Collection Policy.

(b) The Servicer will comply in all material respects with the Credit and Collection Policy.

Section 9.1.5. Reporting Requirements.

(a) Financial Statements. (i) The Borrower will furnish to the Administrator for distribution to the Lenders within 90 days after the close of each of its fiscal years, a copy of the unaudited balance sheet of the Borrower, in each case, as at the end of such year, together with the related statement of earnings for such year, certified by an Authorized Officer of the Borrower (which certification shall state that such balance sheet and statement or earnings fairly present the financial condition and results of operations for such year in accordance with GAAP except for the absence of footnotes);

(ii) The Servicer will furnish to the Administrator for distribution to the Lenders within 90 days after the close of each of Jarden’s fiscal years, annual audited consolidated financial statements for Jarden and its Consolidated Subsidiaries, including a consolidated balance sheet as of the end of such period, related statement of consolidated income, statement of consolidated shareowners’ equity, and statement of cash flows, setting forth in each case in comparative form the figures for such fiscal year and the previous fiscal year, all prepared in accordance with GAAP, accompanied by audit report of independent certified public accountants of recognized national standing or otherwise acceptable to the Administrator (which report shall be unqualified as to going concern and scope of audit); provided, however that such information shall be deemed to have been furnished to the Administrator if such information is publicly available through EDGAR within such period and Borrower shall have given the Administrator prior notice (which shall contain an electronic link to the location on EDGAR where such information is located) of such availability on EDGAR; and

(iii) The Servicer will furnish to the Administrator for distribution to the Lenders within 45 days after the close of the first three quarterly periods of each of its fiscal years, unaudited consolidated financial statements for Jarden and its Consolidated Subsidiaries, including a consolidated balance sheet as of the end of such period, related statement of consolidated income and statement of cash flows, all prepared in accordance with GAAP, for the period from the beginning of such fiscal year to the end of such quarter, setting forth in the case of such statements of income and cash flows in comparative form the figures for the corresponding quarter and the corresponding portion of Jarden’ previous fiscal year; provided, however that such information shall be deemed to have been furnished to the Administrator if such information is publicly available through EDGAR within such period and Borrower shall have given the Administrator prior notice (which shall contain an electronic link to the location on EDGAR where such information is located) of such availability on EDGAR.

Notwithstanding anything to the contrary, the Borrower and the Servicer shall be deemed to have complied with the delivery requirements under this Section 9.1.5(a) by making publicly available the required documents through Jarden’s website at www.jarden.com, or at www.sec.gov or other publicly available electronic medium and providing the hyperlink or other appropriate internet address information for obtaining such information; provided that the Borrower and the Servicer shall deliver paper copies of any statements, reports, financial statements and other information referred to in this Section 9.1.5(a) to the Administrator promptly upon request following such filing.

(b) Monthly Reports. (A) On or before each Monthly Reporting Date, the Servicer shall prepare and deliver to the Administrator for distribution to the Lenders a Monthly Report as of the most recent Calculation Date; and (B) (x) at any time that the Servicer and its Subsidiaries is rated below “B1” by Moody’s or “B+” by S&P, on or before the last Business Day of each month, the Servicer shall prepare and deliver to the

Administrator for distribution to the Lenders a Mid-Monthly Report as of the 15th day of each month or (y) at any time that the Servicer and its Subsidiaries is rated below “B2” by Moody’s or “B” by S&P, on or before the 5th day of each week (or, if any such date is not a Business Day, the next succeeding Business Day), the Servicer shall prepare and deliver to the Administrator for distribution to the Lenders a Mid-Monthly Report as of the 5th day of the preceding week.

(c) Significant Events. As soon as possible but in any event within three (3) Business Days after any Authorized Officer of the Borrower or the Servicer becomes aware of the occurrence of a Significant Event or an Unmatured Significant Event, the Borrower or the Servicer, as the case may be, will deliver to the Administrator for distribution to the Lenders a written notice setting forth details of such event and the action that the Borrower or the Servicer, as the case may be, proposes to take with respect thereto.

(d) Servicing Certificate. The Servicer shall deliver, or cause to be delivered, to the Administrator for distribution to the Lenders, on or before the date that is 90 days after the end of each fiscal year, a certificate signed by any Authorized Officer of the Servicer, stating that (a) a review of the activities of the Servicer under this Agreement during the fiscal year immediately preceding has been made under such officer’s supervision and (b) to the best of such officer’s knowledge, based on such review, the Servicer has fulfilled in all material respects its obligations under the Agreement throughout such fiscal year and has complied in all material respects with the Credit and Collection Policy, or, if there has been a material failure to fulfill any such obligation, specifying the nature and status thereof.

(e) Procedures Review. In connection with an inspection permitted under Section 9.1.11, within twenty (20) Business Days after receipt of written request therefor, information reasonably required to generate a report which reasonably satisfies the requirements set forth on Schedule 9.1.5, as such Schedule 9.1.5 may be modified from time to time in good faith by the Lenders with the Borrower’s consent (such consent not to be unreasonably withheld) (each such report, a “Procedures Review Report”).

(f) Compliance Certificate. On each date of the delivery of a Compliance Certificate under and as defined in the Jarden Credit Agreement, the Servicer shall furnish a copy of such Compliance Certificate to the Administrator for distribution to the Lenders.

(g) Appointment of Independent Manager. The Servicer and the Borrower shall notify the Administrator of any decision to appoint a new director of the Borrower as the “Independent Manager” for purposes of this Agreement, such notice to be issued not less than ten (10) days prior to the effective date of such appointment and to certify that the designated Person satisfies the criteria set forth in the definition herein of “Independent Manager.”

(h) Other. Promptly, from time to time, such other information, documents, records or reports respecting the Collateral and the Letter of Credit Collateral, the Receivables or the condition or operations, financial or otherwise, of the Borrower or any Originator as any of the Administrator may from time to time reasonably request in order to protect the interests of the Administrator, the Issuing Lender or the Lender on behalf of the Secured Parties, under or as contemplated by this Agreement or the other Transaction Documents.

Section 9.1.6. Use of Proceeds. The Borrower will use the proceeds of the Loans made hereunder solely in connection with the acquisition or funding of Receivables and to make dividends in accordance with applicable corporate law and this Agreement.

Section 9.1.7. Separate Legal Entity. The Borrower hereby acknowledges that the Issuing Lender, the Lenders and the Administrator are entering into the transactions contemplated by this Agreement and the other Transaction Documents in reliance upon the Borrower’s identity as a legal entity separate from any other Person. Therefore, from and after the date hereof, the Borrower shall take all reasonable steps to continue the Borrower’s identity as a separate legal entity and to make it apparent to third Persons that the Borrower is an entity with assets and liabilities distinct from those of any other Person, and is not a division of any Originator or other Person. Without limiting the generality of the foregoing and in addition to and consistent with the covenant set forth in Section 9.1.2, the Borrower shall take such actions as shall be required in order that:

(a) The Borrower will be a limited purpose company whose primary activities are restricted in its Organizational Documents to owning the Receivables and Related Security and financing the acquisition thereof and conducting such other activities as it deems necessary or appropriate to carry out its primary activities;

(b) Not less than one member of the Borrower’s Board of Managers shall be an Independent Manager. The Organizational Documents of the Borrower shall provide that (A) the affirmative vote of the Independent Manager before the Borrower may (1) file a voluntary petition under Section 301 of the Bankruptcy Code, (2) dissolve or liquidate, or institute proceedings to be adjudicated bankrupt or insolvent, (3) institute or consent to the institution of bankruptcy or insolvency proceedings against it, (4) file a petition seeking or consent to reorganization or relief under any applicable federal or state law relating to bankruptcy or insolvency, (5) seek or consent to the appointment of a receiver, liquidator, assignee, trustee, sequestrator, custodian or any similar official for the Borrower, (6) make any assignment for the benefit of the Borrower’s creditors, (7) admit in writing its inability to pay its debts generally as they become due, or (8) take any action in furtherance of any of the foregoing, and (B) the Borrower to maintain correct and complete books and records of account and minutes of the meetings and other proceedings of its stockholders and board of directors;

(c) Any employee, consultant, or agent of the Borrower will be compensated from funds of the Borrower, as appropriate, for services provided to the Borrower;

(d) The Borrower will allocate and charge fairly and reasonably overhead expenses shared with any other Person. To the extent, if any, that the Borrower and any other Person share items of expenses such as legal, auditing and other professional services, such expenses will be allocated to the extent practical on the basis of actual use or the value of services rendered, and otherwise on a basis reasonably related to the actual use or the value of services rendered; the Borrower’s operating expenses will not be paid by any other Person except as permitted under the terms of this Agreement or otherwise consented to by the Administrator;

(e) The Borrower’s books and records will be maintained separately from those of any other Person;

(f) All audited financial statements of any Person that are consolidated to include the Borrower will contain detailed notes clearly stating that (A) the Receivables have been sold to the Borrower, and (B) the Borrower is a separate legal entity;

(g) The Borrower’s assets will be maintained in a manner that facilitates their identification and segregation from those of any other Person;

(h) The Borrower will strictly observe corporate formalities in its dealings with all other Persons, and funds or other assets of the Borrower will not be commingled with those of any other Person; and

(i) Any Person that renders or otherwise furnishes services to the Borrower will be compensated thereby at market rates for such services it renders or otherwise furnishes thereto. The Borrower will not hold itself out to be responsible for the debts of any other Person or the decisions or actions respecting the daily business and affairs of any other Person.

Section 9.1.8. Adverse Claims on Receivables. Each of the Borrower and the Servicer will, and will require each Originator to, defend each Receivable against all claims and demands of all Persons at any time claiming the same or any interest therein adverse to the Administrator’s security interest, on behalf of the Secured Parties.

Section 9.1.9. Further Assurances. At its expense, each of the Borrower and the Servicer will perform all acts and execute all documents reasonably requested by any of the Administrator at any time to evidence, perfect, maintain and enforce the title or the security interest of the Administrator, on behalf of the Secured Parties, in the Receivables and the priority thereof. Each of the Borrower and the Servicer will, at the reasonable request of the Administrator, execute and deliver financing statements relating to or covering the Collateral and the Letter of Credit Collateral and, where permitted by law, the Borrower shall authorize the Administrator to file one or more financing statements without the Borrower’s signature. The Borrower shall, and shall cause each Originator to, mark its master data processing records relating to the Receivables with a legend stating that the Receivables have been sold or contributed to Jarden Receivables, LLC, and a security interest therein has been granted to SunTrust Robinson Humphrey, Inc., as Administrator for various parties.

Section 9.1.10. Servicing. The Servicer shall (a) pursue collection of the Receivables as vigorously as it would pursue collection of its own financial assets, and (b) follow such practices and procedures for servicing the Receivables, in accordance with the Credit and Collection Policy, as would be customary and usual for a prudent servicer under similar circumstances, including using commercially reasonable efforts to realize upon any recourse to the Obligors.

Section 9.1.11. Inspection. Each of the Borrower and the Servicer shall permit the Administrator and their duly authorized representatives, attorneys or auditors to inspect the Receivables and the associated Receivable Files, Documents, accounts, records and computer systems, software and programs used or maintained by the Borrower, the Servicer or by such Originators as Administrator may reasonably request, at such times as the Administrator may reasonably request; provided, however, that prior to the occurrence of a Significant Event, there shall be one (1) inspection during each (12) month period after the date hereof and, in each case, all reasonable costs and expenses of each such inspection shall be borne by the Borrower and the Servicer. Each of the Borrower and the Servicer shall provide any document in its possession (or a copy thereof) related to any Receivable (other than confidential financial information of the related Obligor which the Borrower, any Originator, or the Servicer is not authorized to disclose) to the Administrator or to the Servicer, if reasonably requested by the Administrator.

Section 9.1.12. Cooperation. Each of the Borrower and the Servicer shall provide such cooperation, information and assistance, and prepare and supply the Administrator with such data regarding the performance by the Obligors of their obligations under the Receivables and the performance by the Borrower and the Servicer of their respective obligations under the Transaction Documents, as may be reasonably requested by any of the Administrator from time to time.

Section 9.1.13. Facility. The Servicer shall (and shall require any Originator acting as a sub-Servicer to) maintain adequate facilities for the servicing of Receivables. The Servicer shall make, or shall require the relevant Originator to make, all required property tax payments, lease payments and all other required payments with respect to such facility. The Servicer shall, in connection with any inspection under Section 9.1.11 and at all times following the occurrence and during the continuance of any Significant Event, (i) ensure that the Administrator shall have complete access (which shall be unrestricted to the extent such access does not materially impede or materially interfere with the Servicer’s operations) during regular business hours, at the Servicer’s expense, to such facility and all computers and other systems relating to the servicing of the Receivables and all persons employed at such facility, (ii) use its commercially reasonable efforts to retain employees based at such facility to provide assistance to the Administrator, and (iii) continue to store on a daily basis all back-up files relating to the Receivables and the servicing of the Receivables at the Servicer’s facilities, or such other storage facility of similar quality, security and safety as the Servicer may select from time to time.

Section 9.1.14. Accounts. The Borrower shall not maintain any bank accounts other than the accounts described on Schedule 8.12. Neither the Borrower nor the Servicer shall make, nor will either of them permit any Originator to make, any change in its instructions to Obligors regarding payments to be made to a Lock-Box. Neither the Borrower nor the Servicer will, nor will either of them permit any Originator to add any Lock-Box Account Bank or Lock Box Account to those listed on Schedule 8.12 unless the Administrator shall have consented thereto and received a copy of any new duly executed Lock-Box Agreement. Neither the Borrower nor the Servicer will, nor will either of them permit any Originator to, change any Lock-Box Account or Lock-Box Account Bank or close any Lock-Box or Lock-Box Account unless the Administrator shall have received written notice of such termination or change and (i) in the case of a closed Lock-Box, the applicable Originator shall notify all applicable Obligors to make payments to another Lock-Box that clears through a Lock-Box Account which is subject to a Lock-Box Agreement, or (ii) in the case of termination of a Lock-Box Bank or closing of a Lock-Box Account, a new Lock-Box Agreement shall be entered into with respect to any new or replacement Lock-Box Account or Lock-Box Account Bank.

Section 9.1.15. Audit Results - Amendments to Transaction Documents. The Borrower and the Servicer each hereby agree to enter into negotiations to amend the Transaction Documents from time to time as may be reasonably requested in good faith by the Administrator, on behalf of the Lenders, to address issues raised by the results of Procedures Review Reports or other such audits or inspections that may be performed on the Borrower, the Servicer and the Originators in accordance with the terms of the Transaction Documents. However, this agreement to enter into negotiations is not intended to and does not create any binding agreement.

Section 9.2. Negative Covenants. From the date hereof until the first day, following the Commitment Termination Date, on which all Obligations shall have been finally and fully paid and performed (other than contingent obligations as to which no unsatisfied claim has been asserted), each of the Borrower and the Servicer hereby covenants and agrees as to itself as follows:

Section 9.2.1. Sales, Liens, Etc. Except pursuant to, or as contemplated by, the Transaction Documents, the Borrower shall not (and shall not permit the Servicer, acting on the Borrower’s behalf to) sell, assign (by operation of law or otherwise) or otherwise dispose of, or create or suffer to exist voluntarily or involuntarily any Adverse Claims upon or with respect to any of the Borrower’s assets, including, without limitation, the Collateral and the Letter of Credit Collateral, any interest therein or any right to receive any amount from or in respect thereof.

Section 9.2.2. Mergers, Acquisitions, Sales, Subsidiaries, Etc. The Borrower shall not:

(a) be a party to any merger or consolidation, or directly or indirectly purchase or otherwise acquire all or substantially all of the assets or any stock of any class of, or any partnership or joint venture interest in, any other Person, except for Permitted Investments, or sell, transfer, assign, convey or lease any of its property and assets (or any interest therein) other than pursuant to, or as contemplated by, this Agreement or the other Transaction Documents;

(b) make, incur or suffer to exist an investment in, equity contribution to, loan or advance to, or payment obligation in respect of the deferred purchase price of property from, any other Person, except for Permitted Investments or pursuant to the Transaction Documents;

(c) create any direct or indirect Subsidiary or otherwise acquire direct or indirect ownership of any equity interests in any other Person other than pursuant to the Transaction Documents; or

(d) enter into any transaction with any Affiliate except for the transactions contemplated by the Transaction Documents and other transactions upon fair and reasonable terms materially no less favorable to the Borrower than would be obtained in a comparable arm’s length transaction with a Person not an Affiliate.

Section 9.2.3. Change in Business; Change in Credit and Collection Policy. The Borrower will not make any change in the character of its business. Neither the Borrower nor the Servicer will make any change in the Credit and Collection Policy except (i) to the extent such change or amendment would not be reasonably likely to materially and adversely affect the collectability of Receivables or to materially decrease the credit quality of any newly created Receivables or (ii) to the extent such change or amendment has been consented to by the Borrower and the Lenders (such consent by the Lenders not to be unreasonably withheld or delayed).

Section 9.2.4. Other Debt. The Borrower will not incur any Debt to any Person other than pursuant to the Transaction Documents.

Section 9.2.5. Organizational Documents. Except as may be required by applicable law or by applicable rule, regulation or order by any Governmental Authority, the Borrower shall not amend its Organizational Documents.

Section 9.2.6. Jurisdiction of Organization; Location of Records. The Borrower shall not change its jurisdiction of organization or permit the documents and records evidencing the Receivables to be moved unless (i) the Borrower or the Servicer, as the case may be, shall have given to the Administrator prior written notice thereof, clearly describing the new location, and (ii) the Borrower shall have taken such action, satisfactory to the Administrator, to maintain the title or ownership of the Borrower and any security interest of the Administrator, for the benefit of the Secured Parties, in the Collateral and the Letter of Credit Collateral at all times fully perfected and in full force and effect. Except for servicing and collection activities performed at the locations of Originators appointed as sub-Servicers pursuant to Section 11.2.2(c), the Servicer shall not, in any event, move the location where it conducts the servicing and collection of the Receivables from the address referred to on Schedule 15.3 to this Agreement, without the prior written consent of the Administrator, which consent shall not be unreasonably withheld or delayed.

Section 9.2.7. Financing Statements. The Borrower shall not execute any effective financing statement (or similar statement or instrument of registration under the laws of any jurisdiction) or financing statements relating to any Receivables other than the financing statements described in Section 7.1.5.

Section 9.2.8. Business Restrictions. The Borrower shall not (i) engage in any business other than the acquisition, financing and collection of Receivables and other Collateral and Letter of Credit Collateral as permitted by its Organizational Documents, (ii) engage in any transactions or be a party to any documents, agreements or instruments, other than the Transaction Documents and those incidental to the purposes thereof, or (iii) incur any trade payables (other than for professional fees incurred in the ordinary course of business) or other liabilities (excluding liabilities incurred under and pursuant to the Transaction Documents and excluding the Obligations and Debt permitted under Section 9.2.4) if the aggregate outstanding balance of such trade payables and other liabilities would at any time equal $12,300 or more in the aggregate, provided, however, that the foregoing will not restrict the Borrower’s ability to pay servicing compensation as provided herein, and, provided, further, that so long as no Significant Event or Unmatured Significant Event shall have occurred and be continuing and the Borrower’s net worth (determined in accordance with GAAP) after giving effect thereto, is at least $10,000,000, the Borrower shall be permitted to make distributions to its equity owners to the extent permitted by applicable law and this Agreement.

Section 9.2.9. Other Agreements; Performance Undertaking. The Borrower will not amend, restate, supplement, cancel, terminate or otherwise modify the Receivables Contribution and Sale Agreement or the Performance Undertaking, or give any consent, waiver, directive or approval thereunder or waive any default, action, omission or breach under any of the foregoing or otherwise grant any indulgence thereunder, without (in each case) the prior written consent of the Administrator and each Lender. The Borrower hereby reaffirms the Performance Undertaking and the Intercreditor Agreement.

Section 9.2.10. Maintenance of Ownership and Perfection. Borrower will take all necessary action to maintain the perfected security interest of the Administrator (for the benefit of the Secured Parties) in and to the Collateral, free and clear of any Liens other than Liens in favor of the Administrator (including, without limitation, the filing of all financing statements or other similar instruments or documents necessary under the UCC (or any comparable law) of all appropriate jurisdictions to perfect the Administrator’s interest in the Collateral and such other action to perfect, protect or more fully evidence the interest of the Administrator as the Administrator may reasonably request).

ARTICLE X

SIGNIFICANT EVENTS AND THEIR EFFECT

Section 10.1. Events of Default. Each of the following shall constitute an “Event of Default” under this Agreement:

Section 10.1.1. Non-Payment of Loans, Etc. The Borrower shall fail to make any payment of any Obligation payable by the Borrower hereunder or under the other Transaction Documents, including, without limitation, any principal, interest, Fees and Indemnified Amounts (but exclusive of prepayments required by Section 4.1(c)), or shall fail to make a deposit (if any) that is required to be made hereunder when due and, in each of the foregoing cases, such failure shall continue for the lesser of (x) the cure period, if any, set forth in the specific provision requiring such payment or deposit or (y) two (2) Business Days.

Section 10.1.2. Non-Compliance with Other Provisions. The Borrower shall:

(a) (A) fail to perform or observe any covenant contained in Section 9.1.5(f) of this Agreement and such failure shall continue for seven (7) Business Days or (B) fail to perform or observe any covenant contained in Section 9.1.5(c) of this Agreement,

(b) fail to perform or observe any covenant contained in Section 9.2 of this Agreement, and such failure shall continue for three (3) Business Days, or

(c) fail to perform or observe any other term, covenant or agreement contained in this Agreement or any other Transaction Document on its part to be performed or observed and, except as provided in Section 10.2.2, any such failure shall remain unremedied for thirty (30) days.

Section 10.1.3. Breach of Representations and Warranties. Any representation, warranty, certification or statement made by the Borrower in this Agreement, any other Transaction Document to which the Borrower is a party or in any other document delivered pursuant hereto or thereto shall prove to have been incorrect in any material respect when made or deemed made; provided that the materiality threshold in the preceding clause shall not be applicable with respect to any representation or warranty which itself contains a materiality threshold.

Section 10.1.4. Bankruptcy. An Event of Bankruptcy shall have occurred and remained continuing with respect to the Borrower or any of its Affiliates.

Section 10.1.5. Tax and ERISA Liens. The Internal Revenue Service shall file notice of a lien pursuant to § 6323 of the Internal Revenue Code with regard to any of the assets of the Borrower or the Pension Benefit Guaranty Corporation shall file a notice of lien pursuant to § 4068 of ERISA, with regard to any assets of the Borrower, and in either of the foregoing cases, such lien shall not have been released within fifteen (15) Business Days.

Section 10.2. Amortization Events. Each of the following shall constitute an “Amortization Event” under this Agreement:

Section 10.2.1. Servicer Event of Default. A Servicer Event of Default shall have occurred and remained continuing.

Section 10.2.2. Collateral Reporting. The Borrower and the Servicer shall fail to deliver any Monthly Report within two (2) Business Days after the same is due.

Section 10.2.3. Borrowing Base Deficit. A Borrowing Base Deficit shall exist and such condition shall continue unremedied until the date on which the prepayment of Advances equal to such Borrowing Base Deficit is required to be made pursuant to Section 4.1(d).

Section 10.2.4. Default Ratio. The Default Ratio shall equal or exceed 4.50% on a rolling three-month average basis for any Calculation Period.

Section 10.2.5. Dilution Ratio. The Dilution Ratio shall equal or exceed 8.50% on a rolling three-month average basis for any Calculation Period.

Section 10.2.6. Delinquency Ratio. The Delinquency Ratio shall equal or exceed 5.00% on a rolling three-month average basis for any Calculation Period.

Section 10.2.7. Accounts Receivable Turnover Ratio. The Accounts Receivable Turnover Ratio shall be less than 5.00 for any Calculation Period.

Section 10.2.8. Event of Default. An Event of Default shall have occurred and be continuing.

Section 10.2.9. Validity of Transaction Documents. (a) Any Transaction Document, or any lien or security interest granted thereunder, shall (except in accordance with its terms), in whole or in part, terminate, cease to be effective or cease to be the legally valid, binding and enforceable obligation of the Borrower, the Servicer or any Originator party to such Transaction Document, (b) the Borrower, any Originator or the Servicer shall, directly or indirectly, contest in any manner the effectiveness, validity, binding nature or enforceability of any Transaction Documents, or (c) any security interest granted under any Transaction Document shall, in whole or in part, cease to be a perfected first priority security interest.

Section 10.2.10. Termination Date. The “Termination Date” under and as defined in the Receivables Contribution and Sale Agreement shall occur.

Section 10.2.11. Performance Undertaking. The Performance Guarantor shall fail to perform or observe any term, covenant or agreement required to be performed by it under the Performance Undertaking, or the Performance Undertaking shall cease to be effective or to be the legally valid, binding and enforceable obligation of the Performance Guarantor, or the Performance Guarantor shall directly or indirectly contest in any manner such effectiveness, validity, binding nature or enforceability.

Section 10.2.12. Change of Control. (a) Sunbeam shall cease to own, directly or indirectly, 100% of the outstanding voting stock of the Borrower or (b) a “Change of Control” (as such term and any component term thereof is defined in the Jarden Credit Agreement or as such term (or any component term thereof) in the Jarden Credit Agreement may be amended thereafter pursuant to an effective amendment to the Jarden Credit Agreement executed or consented to in writing by each Lender hereunder as a Lender hereunder or as a lender thereunder) shall occur.

Section 10.2.13. Judgments. A final judgment or judgments for the payment of money of $12,300 or more in the aggregate (regardless of insurance coverage) shall be rendered by one or more courts, administrative tribunals or other bodies having jurisdiction against the Borrower and the same shall not be discharged (or provision shall not be made for such discharge), or a stay of execution thereof shall not be procured, within thirty (30) days from the date of entry thereof and the Borrower shall not, within said period of thirty (30) days, or such longer period during which execution of the same shall have been stayed, appeal therefrom and cause the execution thereof to be stayed during such appeal.

Section 10.3. Effect of Significant Event.

Section 10.3.1. Optional Termination. Upon the occurrence and during the continuance of a Significant Event (other than an Event of Default described in Section 10.1.4), the Administrator may, and at the request of the Required Lenders shall, by notice to the Borrower (a copy of which shall be promptly forwarded by the Administrator to each applicable Rating Agency), declare all or any portion of the outstanding principal amount of the Advances and other Obligations to be due and payable and/or the Lenders’ Commitments (if not theretofore terminated) to be terminated by declaring the Commitment Termination Date to have occurred, whereupon the full unpaid amount of such Loans and other Obligations which shall be so declared due and payable shall be and become immediately due and payable, without further notice, demand or presentment, and/or, as the case may be, the Lenders’ Commitments shall terminate.

Section 10.3.2. Automatic Termination. Upon the occurrence of an Event of Default described in Section 10.1.4, the Commitment Termination Date shall be deemed to have occurred automatically, and all outstanding Advances and all other Obligations shall become immediately and automatically due and payable, all without presentment, demand, protest, or notice of any kind.

Section 10.3.3. Notice to Rating Agencies. The Administrator shall notify each applicable Rating Agency of the occurrence of any continuing Significant Event, promptly following its actual knowledge thereof.

Section 10.3.4. Letter of Credit Collateral Account. Upon the occurrence of the Commitment Termination Date, if any Letters of Credit are outstanding and are not fully Cash-Collateralized on such date, the Issuing Lender shall notify the Administrator of the amount necessary to fully Cash-Collateralize all outstanding Letters of Credit (such amount the “Termination Date Collateral Account Deficiency”) and the Borrower shall be deemed to have timely given a Borrowing Request to the Administrator pursuant to Section 2.2 requesting the Lenders to make a Loan on such date in the amount of such Termination Date Collateral Account Deficiency; provided, that for purposes solely of such Loan, the conditions precedent set forth in Section 7.2 hereof shall not be applicable. The Administrator shall notify each Lender of such Loan and such Lender shall deposit the proceeds of its Loan into the Letter of Credit Collateral Account notwithstanding the provisions of Section 2.3 to fully Cash-Collateralize any Letters of Credit which remain outstanding.

ARTICLE XI

THE SERVICER

Section 11.1. Jarden as Initial Servicer. The servicing, administering and collection of the Receivables shall be conducted by the Person designated from time to time as the Servicer under this Agreement. Until such time following the occurrence and during the continuance of a Servicer Event of Default or an Amortization Event as the Administrator shall notify Jarden and the Borrower in writing of the revocation of such power and authority, the Borrower, the Issuing Lender, the Lenders and the Administrator hereby appoint Jarden to act as the Servicer under the Transaction Documents.

Section 11.2. Certain Duties of the Servicer.

Section 11.2.1. Authorization to Act as the Borrower’s Agent. The Borrower hereby appoints the Servicer as its agent for the following purposes: (i) selecting the amount of each requested Loan or Letter of Credit and executing Borrowing Requests and Letter of Credit Requests on behalf of the Borrower, (ii) making transfers among, deposits to and withdrawals from all deposit accounts of the Borrower for the purposes described in the Transaction Documents, (iii) arranging payment by the Borrower of all Fees, expenses, other Obligations and other amounts payable under the Transaction Documents, (iv) causing the repayment and prepayment of the Loans as required and permitted pursuant to Section 4.1 and (v) executing and preparing the Monthly Reports; provided, however, that the Servicer shall act in such capacity only as an agent of the Borrower and shall incur thereby no additional obligations with respect to any Loan, and nothing herein shall be deemed to authorize the Servicer to take any action as the Borrower’s agent which the Borrower is precluded from taking itself. The Borrower irrevocably agrees that (A) it shall be bound by all proper actions taken by the Servicer pursuant to the preceding sentence, and (B) the Issuing Lender the Administrator, the Lenders and the banks holding all deposit accounts of the Borrower are entitled to accept submissions, determinations, selections, specifications, transfers, deposits and withdrawal requests, and payments from the Servicer on behalf of the Borrower.

Section 11.2.2. Servicer to Act as Collection Agent. (a) The Servicer shall service and administer the Receivables on behalf of the Borrower and the Administrator (for the benefit of the Lender Secured Parties) and shall have full power and authority, acting alone and/or through sub-Servicers as provided in Section 11.2.2(c), to do any and all things which it may deem reasonably necessary or desirable in connection with such servicing and administration and which are consistent with this Agreement. Consistent with the terms of this Agreement, the Servicer may waive, modify or vary any term of any Receivable or consent to the postponement of strict compliance with any such term or in any manner, grant indulgence to any Obligor if, in the Servicer’s reasonable determination, such waiver, modification, postponement or indulgence is not materially adverse to the interests of the Borrower or the Administrator (for the benefit of the Lender Secured Parties); provided, however, that the Servicer may not permit any modification with respect to any Receivable that would reduce the Unpaid Balance (except for actual payments thereof), or extend the due date thereof, except that the Servicer may take such actions with respect to Defaulted Receivables if such actions will, in the Servicer’s reasonable business judgment, maximize the Collections thereof. Without limiting the generality of the foregoing, the Servicer in its own name or in the name of the Borrower is hereby authorized and empowered by the Borrower when the Servicer believes it appropriate in its best judgment to execute and deliver, on behalf of the Borrower, any and all instruments of satisfaction or cancellation, or of partial or full release or discharge and all other comparable instruments, with respect to the Receivables.

(b) The Servicer shall service and administer the Receivables by employing such procedures (including collection procedures) and degree of care, in each case consistent with applicable law, with the Credit and Collection Policy and with prudent industry standards, as are customarily employed by the Servicer in servicing and administering receivables owned or serviced by the Servicer comparable to the Receivables. The Servicer shall not take any action to impair the Administrator’s (for the benefit of the Lender Secured Parties) security interest in any Receivable, except to the extent allowed pursuant to this Agreement or required by law.

(c) At any time while Jarden is acting as the Servicer hereunder, Jarden may delegate, and Jarden hereby advises the Lenders and the Administrator that it has delegated, to each of the Originators, as a sub-Servicer of the Servicer, certain of its duties and responsibilities as the Servicer hereunder. Without the prior written consent of each of the Administrator and each Lender, Jarden shall not be permitted to delegate any of its duties or responsibilities as the Servicer to any Person other than (i) the Borrower, (ii) the Originators and (iii) with respect to certain Defaulted Receivables, outside collection agencies in accordance with its customary practices. Neither the Borrower nor any Originator shall be permitted to further delegate to any other Person any of the duties or responsibilities of the Servicer delegated to it by Jarden. If at any time following the occurrence and during the continuance of a Servicer Event of Default or Amortization Event, the Administrator shall designate as the Servicer any Person other than Jarden, all duties and responsibilities theretofore delegated by Jarden to the Borrower or any Originator may, at the discretion of the Administrator, be terminated forthwith on notice given by the Administrator to Jarden and to the Borrower and the applicable Originator. Notwithstanding the foregoing: (i) Jarden shall be and remain primarily liable to the Administrator and the Lenders for the full and prompt performance of all duties and responsibilities of the Servicer hereunder, (ii) the Administrator and the Lenders shall be entitled to deal exclusively with Jarden in matters relating to the discharge by the Servicer of its duties and responsibilities hereunder, (iii) the Administrator and the Lenders shall not be required to give notice, demand or other communication to any Person other than Jarden in order for communication to the Servicer and its sub-Servicers or other delegate with respect thereto to be accomplished and (iv) Jarden, at all times that it is the Servicer, shall be responsible for providing any sub-Servicer or other delegate of the Servicer with any notice given to the Servicer under this Agreement.

(d) Except as provided in the penultimate sentence of the preceding clause (c), the Administrator and the Lenders shall not be required to give notice, demand or other communication to any Person other than Jarden in order for communication to the Servicer and its sub-Servicer or other delegate with respect thereto to be accomplished. Jarden, at all times that it is the Servicer, shall be responsible for providing any sub-Servicer or other delegate of the Servicer with any notice given to the Servicer under this Agreement.

(e) The Servicer may take such actions as are necessary to discharge its duties as the Servicer in accordance with this Agreement, including the power to execute and deliver on behalf of the Borrower such instruments and documents as may be customary, necessary or desirable in connection with the performance of the Servicer’s duties under this Agreement (including consents, waivers and discharges relating to the Receivables).

(f) The Servicer shall keep records that readily identify and segregate transactions contemplated by this Agreement, including the identity and collection status of each Receivable purchased by the Borrower from any Originator and the Purchase Price Credits.

Section 11.2.3. Collections. (a) On or prior to the Closing Date, the Borrower and the Servicer shall have established and shall maintain thereafter the following system of collecting and processing Collections of Receivables: The Obligors shall be instructed to make payments of Receivables only (i) by check, draft or money order mailed to a

Lock-Box listed on Schedule 8.12 (such payments, upon receipt in such a Lock-Box, being referred to herein as “Mail Payments”), or (ii) by wire transfer, SWIFT, ACH or other electronic payment to a Lock-Box Account.

(b) On or prior to the Closing Date, the Administrator shall have received a Lock-Box Agreement with respect to each Lock-Box Account. The Servicer’s right of access to any Lock-Box Account shall be revocable upon notice from the Administrator following the occurrence and during the continuance of a Servicer Event of Default, an Event of Default or an Incipient Bankruptcy (it being understood that an Incipient Bankruptcy shall not, in and of itself, lead to the Commitment Termination Date). In addition, after the occurrence and during the continuance of any Servicer Event of Default or an Event of Default, the Servicer agrees that it shall, upon the written request of all of the Administrator, notify all Obligors under Receivables to make payment thereof to (i) one or more bank accounts and/or post-office boxes designated by the Administrator and specified in such notice or (ii) any successor Servicer appointed hereunder. Neither the Administrator nor the Lenders shall, inter alia, (x) take any action under Lock-Box Agreement or (y) deliver any notice to any Obligor, absent the existence of a Servicer Event of Default, an Event of Default or an Incipient Bankruptcy.

(c) The Servicer shall direct each applicable depository or lockbox bank pursuant to a Lock-Box Agreement to remove all Mail Payments from each Lock-Box by the close of business on each Business Day and deposit the same into a Lock-Box Account. Servicer shall process all such Mail Payments, and all other payments received in any form, on the date such payment is received, by recording the amount of the payment received from the Obligor and the applicable account or invoice number.

(d) All Collections received by any Originator or the Servicer in respect of Receivables will, pending remittance to a Lock-Box Account, be held by such Originator or the Servicer in trust for the exclusive benefit of the Administrator, on behalf of the Secured Parties, and shall not be commingled with any other funds or property of any Originator or the Servicer. All such Collections shall be remitted to a Lock-Box Account within three (3) Business Days of receipt by such Originator or the Servicer.

(e) The Borrower and the Servicer hereby irrevocably waive any right to set-off or otherwise deduct any amount owing by or to them from any Collections received by them prior to remittance thereof in accordance with this Agreement.

(f) In performing its duties and obligations hereunder, the Servicer (i) shall not impair the rights of the Borrower or the Administrator, on behalf of the Secured Parties, in any Receivable, (ii) shall not amend the terms of any Receivable other than in accordance with the Credit and Collection Policy and this Agreement, (iii) shall not release any goods securing a Receivable from the lien created by such Receivable except as specifically provided for herein, and (iv) shall be entitled to commence or settle any legal action to enforce collection of any Receivable or to foreclose upon or repossess any goods securing such Receivable. In the event that the Servicer shall breach any of its covenants set forth in clause (i), (ii) or (iii) of this Section 11.2.3(f), the Servicer shall pay the Unpaid Balance of each Receivable affected thereby on the Distribution Date following the Calculation Period in which such event occurs. For the purposes of Section 11.7 hereof, the Servicer shall not be deemed to have breached its obligations under this Section 11.2.3(f) unless it shall fail to make such payment with respect to any Receivable affected by the Servicer’s noncompliance with clause (i), (ii) or (iii) of this Section 11.2.3(f) on such Distribution Date.

(g) All payments or other amounts collected or received by the Servicer in respect of a Receivable shall be applied to the Unpaid Balance of such Receivable.

Section 11.2.4. Settlement. On each Distribution Date, the Servicer shall distribute the Collections in accordance with Article IV hereof.

Section 11.3. Servicing Compensation. The Servicer, as compensation for its activities hereunder, shall be entitled to receive the Servicing Fee, which shall be payable by the Borrower on each Distribution Date from Collections in accordance with Section 4.2. The Servicer shall be required to pay all expenses incurred by it in connection with its servicing activities hereunder (including payment of the fees and expenses of any sub-Servicer) and shall not be entitled to reimbursement therefor except as specifically provided herein.

Section 11.4. Agreement Not to Resign. Jarden acknowledges that the Administrator, the Issuing Lender and the Lenders have relied on Jarden’s agreement to act as the Servicer hereunder in their respective decisions to execute and deliver the respective Transaction Documents to which they are parties. In recognition of the foregoing, Jarden agrees not to resign as the Servicer voluntarily, except as required by law (as evidenced by the delivery of an outside opinion of counsel to the Administrator, in form and substance satisfactory to the Administrator), without the prior written consent of each of the Administrator and each Lender.

Section 11.5. Designation of the Servicer. The Borrower agrees not to designate any Person other than Jarden as the Servicer without the prior written consent of the Administrator and each Lender.

Section 11.6. Termination. The authorization of the Servicer to act on behalf of the Borrower under this Agreement and the other Transaction Documents shall terminate at the sole discretion of the Administrator upon the replacement of the Servicer by a successor Servicer selected by the Administrator following a Servicer Event of Default or another Amortization Event.

Section 11.7. Servicer Events of Default. Each of the following shall constitute a “Servicer Event of Default” under this Agreement:

Section 11.7.1. Failure to Make Payments and Deposits. The Servicer shall fail to make any payment or deposit required to be made by it hereunder on the date when due and, in each of the foregoing cases, such failure shall continue for two (2) Business Days.

Section 11.7.2. Non-Compliance with Other Provisions. The Servicer shall fail to perform or observe any other term, covenant or agreement contained in this Agreement or any other Transaction Document on its part to be performed or observed and any such failure shall remain unremedied for thirty (30) days.

Section 11.7.3. Delegation. The Servicer shall delegate any of its duties hereunder, except as expressly permitted under Section 11.2.2(c) and (d).

Section 11.7.4. Breach of Representations and Warranties. Any representation, warranty, certification or statement made by the Servicer in this Agreement, any other Transaction Document to which the Servicer is a party or in any Monthly Report or other document delivered pursuant hereto or thereto shall prove to have been incorrect in any material respect when made or deemed made; provided that the materiality threshold in the preceding clause shall not be applicable with respect to any representation or warranty which itself contains a materiality threshold.

Section 11.7.5. Bankruptcy. An Event of Bankruptcy shall have occurred and remained continuing with respect to the Servicer or any Originator acting as a sub-Servicer.

Section 11.7.6. Judgments. A final judgment or judgments for the payment of money in excess of the greater of $75,000,000 and one percent (1%) of Consolidated Total Assets in the aggregate (exclusive of judgment amounts fully covered by independent third-party insurance where the insurer has not disputed or denied coverage in respect of such judgment other than pursuant to customary reservation of rights) shall be rendered by one or more courts, administrative tribunals or other bodies having jurisdiction against Jarden and the same shall not be discharged (or provision shall not be made for such discharge), or a stay of execution thereof shall not be procured, within sixty (60) days from the date of entry thereof and Jarden shall not, within said period of sixty (60) days, or such longer period during which execution of the same shall have been stayed, appeal therefrom and cause the execution thereof to be stayed during such appeal.

Section 11.7.7. Cross-Default to Material Debt. Failure of the Servicer or any Originator to pay any Material Debt when due; or the default by the Servicer or any Originator in the performance of any term, provision or condition contained in any agreement or agreements under which any Material Debt was created or is governed, or any other event shall occur or condition exist, the effect of which is to cause, or to permit the holder or holders of such Material Debt to cause, such Material Debt to become due prior to its stated maturity; or any Material Debt of the Servicer or any Originator shall be declared to be due and payable or required to be prepaid (other than by a regularly scheduled payment or as a result of the sale of an asset securing such Material Debt) prior to the stated maturity thereof (it being understood that Servicer Events of Default described in this Section 11.7.7 shall survive maturity or extinguishment of the related Material Debt).

Section 11.7.8. Total Leverage Ratio. The Servicer at any time permits the Total Leverage Ratio determined as of the last day of any Four-Quarter Period of Jarden set forth below to be greater than 4.00 to 1.00.

Section 11.7.9. Interest Coverage Ratio. The Servicer permits the Interest Coverage Ratio, as determined as of the last day of any Four-Quarter Period to be less than 2.00 to 1.00.

Section 11.7.10. Calculation of Total Leverage Ratio and Interest Coverage Ratio. The above Total Leverage Ratio and Interest Coverage Ratio shall be calculated in the same manner as such ratios are required to be calculated in accordance with the applicable terms of the Jarden Credit Agreement, (or as such applicable terms may be amended thereafter pursuant to an effective amendment to the Jarden Credit Agreement executed or consented to in writing by each Lender hereunder as a Lender hereunder or as a lender thereunder, including, without limitation, (i) ascribing to the terms that are components of Total Leverage Ratio and Interest Coverage Ratio the same meanings ascribed to them in the Jarden Credit Agreement, (ii) using the applicable methodologies set forth in Sections 1.03 and 1.04 of the Jarden Credit Agreement, and (iii) taking into account any exercise of (and timing with respect to) the “Cure Right” and “Cure Amount” (as each such term is defined in the Jarden Credit Agreement) pursuant to and in accordance with Section 7.13(c) of the Jarden Credit Agreement, in each case of the above clauses (i), (ii) and (iii) as such component terms, the term “Cure Right”, “Cure Amount” and Sections of the Jarden Credit Agreement are in effect on the date of the Jarden Credit Agreement or as they may be amended thereafter pursuant to an effective amendment to the Jarden Credit Agreement executed or consented to in writing by each Lender hereunder as a Lender hereunder or as a lender thereunder.

At any time during the continuance of any Servicer Event of Default or an Amortization Event, the Administrator may, in its discretion or at the direction of any Lender, notify the Servicer in writing of the revocation of its appointment as the Servicer hereunder. Upon revocation of the Servicer’s appointment hereunder, the Administrator shall appoint a successor Servicer. The Servicer agrees that upon receipt of written notification from the Administrator of the revocation of the Servicer’s appointment as the Servicer hereunder, the Servicer shall upon the written request of the Administrator (which request may be contained in the notification of revocation) (i) notify all Obligors under the Receivables to make payment thereof to a bank account(s) or post office box designated by the Administrator and specified in such notice, and (ii) pay to the Administrator (or its designee) immediately all Collections then held or thereafter received by the Servicer or the applicable Originator of Receivables, together with all other payment obligations of the Servicer hereunder owing to any Lender, the Issuing Lender or the Administrator. The Servicer shall, at its sole cost and expense, cooperate with and assist the successor the Servicer (including, without limitation, providing access to, and transferring, all Receivable Files and all records (including data-processing records) relating thereto (which shall be held in trust for the benefit of the parties hereto in accordance with their respective interests) and, to the extent permissible, allowing the successor Servicer to use all licenses, hardware or software necessary or desirable to collect the Receivables) (it being understood and agreed that Jarden shall use its best efforts to obtain permission for such successor Servicer’s use of such software). Jarden irrevocably agrees to act (if requested to do so) as the data-processing agent for the successor Servicer (in substantially the same manner as Jarden conducted such data-processing functions while it acted as the Servicer). All costs and expenses incurred by the Servicer, successor Servicer, the Lenders, Administrator or their respective counsel in connection with any transfer of servicing are for the account of Jarden and the Borrower, jointly and severally.

ARTICLE XII

ADMINISTRATOR

Section 12.1. Authorization and Action. (a) Each Lender and the Issuing Lender hereby appoints SunTrust Robinson Humphrey, Inc. as Administrator for purposes of the Transaction Documents and authorizes SunTrust Robinson Humphrey, Inc. in such capacity to take such action on its behalf under each Transaction Document and to exercise such powers hereunder and thereunder as are delegated to SunTrust Robinson Humphrey, Inc., as Administrator, by the terms hereof and thereof, together with such powers as are reasonably incidental thereto.

(b) Notwithstanding any provision to the contrary elsewhere in this Agreement, the Administrator shall not have any duties or responsibilities, except those expressly set forth in the Transaction Documents to which it is a party, or any fiduciary relationship with the Lenders, and no implied covenants, functions, responsibilities, duties, obligations or liabilities on the part of the Administrator shall be read into any Transaction Document or otherwise exist against the Administrator.

(c) The provisions of this Article XII are solely for the benefit of the Administrator and the Lenders, and neither of the Borrower nor the Servicer shall have any rights as a third-party beneficiary or otherwise under any of the provisions of this Article XII, except that this Article XII shall not affect any obligations which the Administrator or the Lenders may have to either of the Borrower or the Servicer under the other provisions of this Agreement.

(d) In performing its functions and duties hereunder, the Administrator shall act solely as the agent of the Secured Parties and does not assume nor shall be deemed to have assumed any obligation or relationship of trust or agency with or for either the Borrower or the Servicer or any of their respective successors and assigns.

Section 12.2. Delegation of Duties. The Administrator may execute any of its duties under the Transaction Documents to which it is a party by or through agents or attorneys-in-fact and shall be entitled to advice of counsel concerning all matters pertaining to such duties. The Administrator shall not be responsible for the negligence or misconduct of any agents or attorneys-in-fact selected by it with reasonable care.

Section 12.3. Liability of Administrator. Neither the Administrator nor its Affiliates shall (a) be liable for any action taken or omitted to be taken by any of them under or in connection with this Agreement or any other Transaction Document or the transactions contemplated hereby (except for its own gross negligence or willful misconduct), or (ii) be responsible in any manner to any Lender for any recital, statement, representation or warranty made by the Borrower, any Originator or the Servicer, or any officer thereof, contained in this Agreement or in any other Transaction Document, or in any certificate, report, statement or other document referred to or provided for in, or received by any Administrator under or in connection with, this Agreement or any other Transaction Document, or the validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any other Transaction Document, or for any failure of the Borrower, any Originator, the Servicer or any other party to any Transaction Document to perform its obligations hereunder or thereunder. Neither the Administrator nor its Affiliates shall be under any obligation to any Lender to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Agreement or any other Transaction Document, or to inspect the properties, books or records of the Borrower, any Originator or the Servicer or any of their respective Affiliates.

Section 12.4. Reliance by Administrator. (a) The Administrator shall be entitled to rely, and shall be fully protected in relying, upon any writing, resolution, notice, consent, certificate, affidavit, letter, telegram, facsimile, telex or telephone message, statement or other document or conversation believed by it to be genuine and correct and to have been signed, sent or made by or on behalf of the proper Person or Persons, and upon advice and statements of legal counsel (including counsel to the Borrower, the Originators and the Servicer), independent accountants and other experts selected by the Administrator. The Administrator shall be fully justified in failing or refusing to take any action under this Agreement or any other Transaction Document unless it shall first receive such advice or concurrence of the Lenders as it deems appropriate and, if it so requests, it shall first be indemnified to its satisfaction by the Lenders against any and all liability and expense which may be incurred by it by reason of taking or continuing to take any such action. The Administrator shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement or any other Transaction Document in accordance with a request or consent of the Lenders or, if required hereunder, all Lenders and such request and any action taken or failure to act pursuant thereto shall be binding upon all of the Lenders.

(b) For purposes of determining compliance with the conditions specified in Article VII, each Lender that has executed this Agreement shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter either sent by the Administrator to such Lender for consent, approval, acceptance or satisfaction, or required thereunder to be consented to or approved by or acceptable or satisfactory to such Lender.

Section 12.5. Notice of Event of Default, Potential Event of Default or Servicer Event of Default. The Administrator shall not be deemed to have knowledge or notice of the occurrence of an Amortization Event, an Event of Default or a Servicer Event of Default, unless the Administrator has received written notice from a Lender or the Borrower referring to this Agreement, describing such Amortization Event, Event of Default or Servicer Event of Default and stating that such notice is a “Notice of Event of Default or Amortization Event” or “Notice of Servicer Event of Default,” as applicable. The Administrator will notify the Lenders of its receipt of any such notice. The Administrator shall (subject to Section 12.4) take such action with respect to such Amortization Event or Event of Default as may be requested by any Lender, provided, however, that, unless and until the Administrator shall have received any such request, the Administrator may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Amortization Event or Event of Default as it shall deem advisable or in the best interest of the Lenders.

Section 12.6. Credit Decision; Disclosure of Information by the Administrator. Each Lender acknowledges that neither of the Administrator nor its Affiliates has made any representation or warranty to it, and that no act by the Administrator hereinafter taken, including any consent to and acceptance of any assignment or review of the affairs of the Borrower, the Servicer, any Originator or any of their respective Affiliates, shall be deemed to constitute any representation or warranty by any of the Administrator and its Affiliates to any Lender as to any matter, including whether the Administrator and its Affiliates have disclosed material information in their possession. Each Lender, including any Lender by assignment, represents to the Administrator that it has, independently and without reliance upon any the Administrator and its Affiliates and based on such documents and information as it has deemed appropriate, made its own appraisal of and investigation into the business, prospects, operations, property, financial and other condition and creditworthiness of the Borrower, the Servicer, each Originator or their respective Affiliates, and all applicable bank regulatory laws relating to the transactions contemplated hereby, and made its own decision to enter into this Agreement and to extend credit to the Borrower hereunder. Each Lender also represents that it shall, independently and without reliance upon any the Administrator and its Affiliates and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under this Agreement and the other Transaction Documents, and to make such investigations as it deems necessary to inform itself as to the business, prospects, operations, property, financial and other condition and creditworthiness of the Borrower, the Servicer or the Originators. Except for notices, reports and other documents expressly herein required to be furnished to the Lenders by the Administrator herein, the Administrator shall not have any duty or responsibility to provide any Lender with any credit or other information concerning the business, prospects, operations, property, financial and other condition or creditworthiness of the Borrower, the Servicer, the Originators or their respective Affiliates which may come into the possession of any of the Administrator and its Affiliates.

Section 12.7. Indemnification of the Administrator. Whether or not the transactions contemplated hereby are consummated, each Lender shall severally indemnify upon demand each of the Administrator and its Affiliates (to the extent not reimbursed by or on behalf of the Borrower and without limiting the obligation of the Borrower to do so as otherwise provided herein), pro rata, based on the amount of the Loans funded by such Lender, and hold harmless each of the Administrator and its Affiliates from and against any and all Indemnified Amounts incurred by it; provided, however, that no Lender shall be liable for the payment to any of the Administrator and its Affiliates of any portion of such Indemnified Amounts resulting from such Person’s gross negligence or willful misconduct; provided, however, that no action taken in accordance with the directions of the Lenders shall be deemed to constitute gross negligence or willful misconduct for purposes of this Section 12.7. Without limitation of the foregoing, each Lender shall severally reimburse the Administrator upon demand for its ratable share of any costs or out-of-pocket expenses (including attorney’s fees) incurred by the Administrator in connection with the preparation, execution, delivery, administration, modification, amendment or enforcement (whether through negotiations, legal proceedings or otherwise) of, or legal advice in respect of rights or responsibilities under, this Agreement, any other Transaction Document, or any document contemplated by or referred to herein, to the extent that the Administrator is not reimbursed for such expenses by or on behalf of the Borrower as otherwise provided herein. The undertaking in this Section 12.7 shall survive payment on the Final Payout Date and the resignation or replacement of the Administrator.

Section 12.8. Administrator in Individual Capacity. The Administrator (and any successor acting as Administrator) and its Affiliates may make loans to, issue letters of credit for the account of, accept deposits from, acquire equity interests in and generally engage in any kind of banking, trust, financial advisory, underwriting or other business with any of the Borrower, any Originator and the Servicer or any of their Subsidiaries or Affiliates as though the Administrator was not an Administrator hereunder and without notice to or consent of the Lenders. The Lenders acknowledge that, pursuant to such activities, the Administrator or its Affiliates may receive information regarding the Borrower, any Originator, the Servicer or their respective Affiliates (including information that may be subject to confidentiality obligations in favor of such Person) and acknowledge that the Administrator shall be under no obligation to provide such information to them. The Administrator may, in its individual capacity, makes Loans by assignment from a Lender or otherwise in accordance herewith and in such event the Administrator shall have the same rights and powers under this Agreement as any other Lenders and may exercise the same as though it were not an Administrator, and the term “Lender”, shall, unless the context otherwise indicates, include the Administrator in its individual capacity.

Section 12.9. Resignation of Administrator. The Administrator may resign as Administrator upon thirty (30) days’ prior written notice to the Lenders and the Borrower and effective upon appointment of its successor as hereinafter provided. If the Administrator resigns under this Agreement, the Lenders shall appoint a successor agent for the Lenders, which, unless an Event of Default or an Amortization Event exists, shall be reasonably satisfactory to the Borrower. If no successor agent is appointed prior to the end of such thirty (30) day period, the Administrator may appoint, after consulting with the Lenders, a successor agent. Upon the acceptance of its appointment as successor agent hereunder, such successor agent shall succeed to all the rights, powers and duties of the retiring Administrator and the term “Administrator” shall mean such successor agent and the retiring Administrator’s appointment, powers and duties as Administrator shall be terminated. After any retiring Administrator’s resignation hereunder as Administrator, the provisions of this Section 12.9 and Sections 12.3 and 12.7 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was the Administrator under this Agreement.

Section 12.10. Payments by the Administrator. Unless specifically allocated to a Lender pursuant to the terms of this Agreement, all amounts received by the Administrator on behalf of the Lenders shall be paid by such Administrator to the Lenders (at their respective accounts specified herein or in their respective Assignment and Assumption Agreements), pro rata in accordance with their respective outstanding funded portions of the Loans on the Business Day received by such Administrator, unless such amounts are received after 12:00 noon on such Business Day, in which case such Administrator shall use its reasonable efforts to pay such amounts to the Lenders on such Business Day, but, in any event, shall pay such amounts to the Lenders not later than the following Business Day.

ARTICLE XIII

ASSIGNMENTS

Section 13.1. Restrictions on Assignments. (a) Neither the Borrower nor Jarden may assign its rights or obligations under the Transaction Documents to which it is a party or any interest therein without the prior written consent of the Administrator for the benefit of the Secured Parties.

(b) Subject to the provisions of Sections 6.1 and 13.4, nothing herein shall be deemed to preclude a Conduit Lender from pledging or assigning all or any portion of its Loans to any Liquidity Bank or other Support Provider (or any successor of any thereof by merger, consolidation or otherwise) or any Affiliate of the foregoing (which may then assign all or any portion thereof so assigned or any interest therein to such party or parties as it may choose); provided, however, that so long as no Significant Event exists and is continuing, no Liquidity Bank will assign all or any portion of its Loans or Commitment to any Person without the prior written consent of the Borrower (which consent shall not be unreasonably withheld or delayed). The Administrator shall promptly provide notice of any assignment to each applicable Rating Agency and the Borrower. Subject to Section 13.2, all of the aforementioned assignments shall be upon such terms and conditions as such Conduit Lender and its assignee may mutually agree.

(c) Each Lender may, with the consent of the Administrator and the Borrower, assign to an assignee all or a portion of its rights and obligations under this Agreement (including all or a portion of its Loans or interests therein owned by it, together with ratable portions of its Commitment); provided that:

(i) the Borrower’s consent to any such assignment (x) shall not be unreasonably withheld or delayed and (y) shall not be required if the assignee is an Affiliate of such assigning Lender or any other Lender; and

(ii) the Borrower’s consent to any such assignment pursuant to this Section 13.1(c) shall not be required if a Significant Event shall have occurred and is continuing (and not been waived by the Lenders in accordance with Section 15.1).

Notwithstanding any other provision of this Section 13.1, any Lender may at any time pledge or grant a security interest in all or any portion of its rights (including, without limitation, rights to payment of principal and interest) under this Agreement to secure obligations of such Lender, including any pledge or security interest granted to a Federal Reserve Bank, without notice to or consent of the Borrower or the Administrator; provided that no such pledge or grant of a security interest shall release such Lender from any of its obligations hereunder or substitute any such pledgee or grantee for such Lender as a party hereto.

Section 13.2. Documentation. The assigning Lender shall deliver to each assignee an assignment, in such form as such Lender and the related assignee may agree, duly executed by such Lender, assigning any such Loan to the assignee, and the assigning Lender shall promptly execute and deliver all further instruments and documents, and take all further action, that the assignee may reasonably request, in order to perfect, protect or more fully evidence the assignee’s right, title and interest in and to such Loan, and to enable the assignee to exercise or enforce any rights hereunder or under the Lender Note evidencing such Loan.

Section 13.3. Rights of Assignees. Subject to the provisions of Section 13.4, upon the foreclosure of any assignment of any Loans made for security purposes, or upon any other assignment of any Loan from a Lender pursuant to this Article XIII, the respective assignee receiving such assignment shall assume the Commitment (if any) and all other obligations of the assignor Lender hereunder, and shall have all of the rights of a Lender hereunder to the extent of such assignment with respect to such Loans and all references to a Lender in Section 6.1 shall be deemed to apply to such assignee to the extent of such assignment.

Section 13.4. Transfer and Maintenance of Register. The Administrator shall maintain a register (each, a “Register”) on which it will record the Loans made to the Borrower by each Lender and each repayment in respect of the principal amount of such Loans. The Administrator shall, upon receipt of instruments evidencing the transfer of the rights to the principal of, and interest on, any Loan made by a Lender pursuant to this Agreement, record such transfer in the Register and such transfer shall be effective upon recordation. Failure to make any such recordation, or any error in such recordation shall not affect the respective Borrower’s obligations in respect of such Loans. If a Lender sells participations in any Loan, it shall maintain a Register with respect to such participations and shall permit the transfer of such participations only if and when the transfer is recorded in the Register. The Administrator will permit the Borrower to review such Register as reasonably needed for the Borrower to comply with its obligations under this Agreement or under any applicable law or governmental regulation or procedure.

ARTICLE XIV

INDEMNIFICATION

Section 14.1. General Indemnity of the Borrower. Without limiting any other rights which any such Person may have hereunder or under applicable law, the Borrower hereby agrees to indemnify the Servicer and each of the Administrator, the Issuing Lender, the Lenders, Support Providers and each of their respective Affiliates, successors, transferees, participants and assigns and all officers, directors, shareholders, controlling persons, employees and agents of any of the foregoing (each of the foregoing Persons being individually called an “Indemnified Party”), forthwith on demand, from and against any and all damages, losses, claims, liabilities and reasonable related costs and expenses, including reasonable attorneys’ fees and disbursements (all of the foregoing being collectively called “Indemnified Amounts”) awarded against or incurred by any of them arising out of or relating to any Transaction Document or the transactions contemplated thereby, any commingling of funds (whether or not permitted hereunder), or the use of proceeds therefrom by the Borrower, including (without limitation) in respect of the funding of any Loan, the issuance of any Letter of Credit or in respect of any Receivable; excluding, however, (a) Indemnified Amounts to the extent a final judgment of a court of competent jurisdiction holds that such Indemnified Amounts resulted from gross negligence or willful misconduct on the part of the Indemnified Party seeking indemnification, and (b) Excluded Taxes.

Section 14.2. Indemnity of the Servicer. Without limiting any other rights which any such Person may have hereunder or under applicable law, the Servicer, hereby agrees to indemnify each Indemnified Party forthwith on demand, from and against any and all Indemnified Amounts awarded against or incurred by any of them arising from, or related to, the gross negligence or willful misconduct of the Servicer, the inaccuracy of any representation or warranty of the Servicer, or the failure of the Servicer to perform its obligations under any Transaction Document; excluding, however, (a) Indemnified Amounts to the extent determined by a court of competent jurisdiction to have resulted from gross negligence or willful misconduct on the part of any Indemnified Party, (b) Indemnified Amounts to the extent solely due to non-payment by any Obligor on account of the insolvency, bankruptcy, lack of creditworthiness, or financial inability to pay, and (c) Excluded Taxes. Anything contained in this Section 14.2 to the contrary notwithstanding: (1) the foregoing indemnification is not intended to, and shall not, constitute a guarantee of the collectability or payment of the Receivables, and (2) nothing in this Section 14.2 shall be deemed to constitute a guarantee of principal or interest on the Loans or require the Servicer to indemnify any Indemnified Party for, and “Indemnified Amounts” shall not include the amount of any Receivables which are not collected, not paid or are otherwise uncollected on account of the insolvency, bankruptcy, lack of creditworthiness or financial inability to pay of the applicable Obligor.

ARTICLE XV

MISCELLANEOUS

Section 15.1. No Waiver; Remedies. No failure on the part of any of the Administrator, the Issuing Lender, the Lenders, Indemnified Parties or Affected Parties to exercise, and no delay in exercising, any right, power or remedy hereunder shall operate as a waiver thereof; nor shall any single or partial exercise by any of them of any right, power or remedy hereunder preclude any other or further exercise thereof, or the exercise of any other right, power or remedy. The remedies herein provided are cumulative and not exclusive of any remedies provided by law. Without limiting the foregoing, each of the Liquidity Banks, Support Providers and the Lenders is hereby authorized by the Borrower at any time and from time to time, to the fullest extent permitted by law, to set off and apply to the Obligations any and all deposits (general or special, time or demand, provisional or final) of the Borrower at any time held and other indebtedness at any time owing by such Liquidity Bank, Support Provider or Lender to or for the credit or the account of the Borrower.

Section 15.2. Amendments, Etc. (a) No provision of this Agreement may be amended, supplemented, modified or waived except in writing in accordance with the provisions of this Section 15.2.

(b) Neither this Agreement nor any other Transaction Document nor any provision hereof or thereof may be waived, amended or modified except pursuant to an agreement or agreements in writing entered into by the Borrower, the Servicer and the Administrator, the Issuing Lender and each Lender; provided, however, that no such modification or waiver shall:

(i) without the consent of each Lender, (A) extend the Stated Commitment Termination Date, the Liquidity Termination Date or the date of any payment or deposit of Collections by the Borrower or the Servicer, (B) reduce the rate or extend the time of payment of interest (or any component thereof), (C) reduce any fee payable to the Administrator for the benefit of the Lenders, (D) except pursuant to Article XII hereof, change the principal amount of the Lender’s Loan or Liquidity Bank’s Commitment, (E) amend, modify or waive any provision of this Section 15.2, (F) consent to or permit the assignment or transfer by the Borrower of any of its rights and obligations under this Agreement, (G) change the definition of “Borrowing Base”, “Eligible Receivable,” “Yield Reserve,” “Loss Reserve,” “Aggregate Reserve Percentage”, “Delinquency Ratio” or “Required Lenders” or (H) amend or modify any defined term (or any defined term used directly or indirectly in such defined term) used in clauses (A) through (G) above in a manner which would circumvent the intention of the restrictions set forth in such clauses; or

(ii) without the written consent of the Administrator, amend, modify or waive any provision of this Agreement if the effect thereof is to affect the rights or duties of the Administrator, and any material amendment, waiver or other modification of this Agreement shall require satisfaction of the Rating Agency Condition, to the extent the Rating Agency Condition is required of any Lender. Without limiting the generality of the foregoing, no waiver of any representation in Sections 2.1(i), (j), (w), or (x) or 4.1(k) of the Receivables Contribution and Sale Agreement, or Sections 8.9, 8.10, 8.23, 8.24, and 8.25 of this Agreement may be granted without satisfaction of the Rating Agency Condition, each of which representations shall survive termination of this Agreement and payment in full of the Obligations.

Notwithstanding anything to the contrary herein, no Defaulting Lender shall any right to approve or disapprove any amendment, waiver or consent hereunder except that the Commitment of such Defaulting Lender may not be increased or extended without the consent of such Defaulting Lender.

Section 15.3. Notices, Etc. All notices and other communications provided for hereunder shall, unless otherwise stated herein, be in writing (including facsimile communication) and shall be personally delivered or sent by certified mail, postage prepaid, or by facsimile, to the intended party at the address or facsimile number of such party set forth opposite its name on Schedule 15.3 hereto or at such other address or facsimile number as shall be designated by such party in a written notice to the other parties hereto. All such notices and communications shall be effective, (a) if personally delivered, when received, (b) if sent by certified mail, three Business Days after having been deposited in the mail, postage prepaid, (c) if sent by overnight courier, one Business Day after having been given to such courier, and (d) if transmitted by facsimile or e-mail, when sent, receipt confirmed by telephone or electronic means, except that Borrowing Requests shall be effective when delivered in writing in accordance with Section 2.2.

Section 15.4. Costs, Expenses and Taxes. In addition to its obligations under Section 14.1, the Borrower agrees to pay on demand:

(a) except to the extent limited by Section 9.1.11 and the Fee Letter, all reasonable costs and expenses incurred by the Issuing Lender, the Administrator, the Lenders, the Liquidity Banks, the Support Providers and the Servicer (other than salaries or wages of employees of such Persons) in connection with (i) the preparation, execution, delivery, administration and enforcement of, or any breach of, the Transaction Documents, the Liquidity Agreements and, to the extent directly related to this Agreement, the other Program Documents (including any amendments or modifications of or supplements to the Program Documents directly related to this Agreement), including, without limitation, the reasonable fees and expenses of outside counsel to any of such Persons incurred in connection therewith, (ii) the perfection of the Administrator’s security interest in the Collateral, (iii) the maintenance of the Lock-Boxes and the Lock-Box Accounts, (iv) the audit of the books, records and procedures of the Originators, the Servicer and the Borrower by the Administrator’s auditors (which may be employees of the Administrator), and (v) Rating Agency fees related to the transactions contemplated by this Agreement; and

(b) all stamp and other transactional or filing taxes and fees payable or determined to be payable in connection with the execution, delivery, filing and recording of this Agreement, the Lender Notes, the other Transaction Documents, or (to the extent directly related to this Agreement) the Program Documents, and agrees to indemnify each Indemnified Party against any liabilities with respect to or resulting from any delay in paying or omission to pay such taxes and fees.

Section 15.5. Binding Effect; Survival. This Agreement shall be binding upon and inure to the benefit of the Borrower, the Issuing Lender, the Lenders, the Administrator and their respective successors and assigns, and the provisions of Article VI and Article XIV shall inure to the benefit of the Affected Parties and the Indemnified Parties, respectively, and their respective successors and assigns; provided, however, nothing in the foregoing shall be deemed to authorize any assignment not permitted by Article XIII. This Agreement shall create and constitute the continuing obligations of the parties hereto in accordance with its terms, and shall remain in full force and effect until such time, after the Commitment Termination Date, when all Obligations have been finally and fully paid and performed. The rights and remedies with respect to any breach of any representation and warranty made by the Borrower or the Servicer pursuant to Article VIII and the indemnification and payment provisions of Article XIV and Article VI, Sections 15.4, 15.11 and 15.12 and any breach by the Borrower or the Servicer pursuant to Sections 8.9, 8.10, 8.23, 8.24, and 8.25 shall be continuing and shall survive any termination of this Agreement and any termination of Jarden’s rights to act as the Servicer hereunder or under any other Transaction Document.

Section 15.6. Captions and Cross References. The various captions (including, without limitation, the table of contents) in this Agreement are provided solely for convenience of reference and shall not affect the meaning or interpretation of any provision of this Agreement. Unless otherwise indicated, references in this Agreement to any Section, Appendix, Schedule or

Exhibit are to such Section of or Appendix, Schedule or Exhibit to this Agreement, as the case may be, and references in any Section, subsection, or clause to any subsection, clause or subclause are to such subsection, clause or subclause of such Section, subsection or clause.

Section 15.7. Severability. Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions of this Agreement or affecting the validity or enforceability of such provision in any other jurisdiction.

Section 15.8. Governing Law. THIS AGREEMENT SHALL BE A CONTRACT MADE UNDER AND GOVERNED BY THE INTERNAL LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO THE CONFLICT OF LAW PRINCIPLES THEREOF (OTHER THAN SECTION 5-1401 OF THE NEW YORK GENERAL OBLIGATIONS LAW) EXCEPT TO THE EXTENT THAT THE LAWS OF ANOTHER JURISDICTION GOVERN THE PERFECTION, OR THE EFFECT OF PERFECTION OR NONPERFECTION, OF THE SECURITY INTERESTS OF THE ADMINISTRATOR, FOR THE BENEFIT OF THE SECURED PARTIES.

Section 15.9. Counterparts. This Agreement may be executed by the parties hereto in several counterparts, each of which shall be deemed to be an original but all of which shall constitute together but one and the same agreement.

Section 15.10. Submission to Jurisdiction; Waiver of Trial by Jury. (a) Each of the Borrower and the Servicer hereby submits to the nonexclusive jurisdiction of any United States District Court for the Southern District of New York and of any New York state court sitting in New York, New York for purposes of all legal proceedings arising out of, or relating to, the Transaction Documents or the transactions contemplated thereby. Each of the Borrower and the Servicer hereby irrevocably waives, to the fullest extent possible, any objection it may now or hereafter have to the venue of any such proceeding and any claim that any such proceeding has been brought in an inconvenient forum. Nothing in this Section 15.10 shall affect the right of the Administrator or the Lenders to bring any action or proceeding against the Borrower or the Servicer or their respective properties in the courts of other jurisdictions.

(b) TO THE EXTENT PERMITTED BY APPLICABLE LAW, EACH PARTY HERETO IRREVOCABLY WAIVES ALL RIGHT OF TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF, OR IN CONNECTION WITH, ANY TRANSACTION DOCUMENT OR ANY MATTER ARISING THEREUNDER.

Section 15.11. No Recourse Against Lenders. The obligations (if any) of each Lender under this Agreement are solely the corporate obligations of such Lender. No recourse shall be had for any obligation, covenant or agreement (including, without limitation, the payment of any amount owing in respect to this Agreement or the payment of any Fee hereunder or for any other obligation or claim) arising out of or based upon this Agreement or any other agreement, instrument or Transaction Document entered into pursuant hereto or in connection herewith against any stockholder, employee, officer, director, manager, administrator, partner or incorporator of the Lenders, as such, by the enforcement of any assessment or by any legal or equitable proceeding, by virtue of any statute or otherwise.

Section 15.12. No Proceedings. Each of the parties hereto hereby agree that it will not institute against a Conduit Lender, or join any other Person in instituting against a Conduit Lender, any insolvency proceeding (namely, any proceeding of the type referred to in the definition of Event of Bankruptcy) so long as any Commercial Paper Notes issued by such Conduit Lender shall be outstanding and there shall not have elapsed one year plus one day since the last day on which any such Commercial Paper Notes shall be outstanding. The provisions of this Section 15.12 shall survive the termination hereof.

Section 15.13. Confidentiality. Each of the Administrator and each Lender will, and will cause its affiliates, directors, officers, employees and representatives to, keep confidential, and not publish, disclose or otherwise divulge and use only in connection with this Agreement any non-public information furnished to it by Jarden, any Affiliate, any Subsidiary or any of their respective agents in respect of this Agreement that Jarden (or such other Person) identifies as being confidential at the time it furnishes the same, directly or indirectly (collectively, the “Information”), provided that nothing herein shall limit the disclosure of the Information (i) after the Information shall have been made public (other than through a violation of this Section 15.13), (ii) to the extent required by statute, rule, regulation or judicial process, (iii) to counsel and auditors for the Lenders, SunTrust Bank or the Administrator solely in connection with the transactions contemplated hereby or as required for the administration of the Lenders, (iv) to bank examiners (or any other regulatory authority having jurisdiction over the Lenders or the Administrator), or to auditors or accountants of the Administrator and the Lenders, (v) to any of the Lenders’ Support Providers or Rating Agencies in connection with the transactions contemplated hereby, (vi) in connection with any litigation to which the Lenders or the Administrator is a party in connection with the transactions contemplated hereby, or in connection with the enforcement of rights or remedies hereunder, (vii) to a Subsidiary or Affiliate of the Lenders for a business reason related solely to the transactions contemplated hereby, or in connection with the administration or enforcement of this Agreement or any litigation to which the Lenders or the Administrator is a party in connection with the transactions contemplated hereby, or (viii) to any nationally recognized statistical rating organization rating the commercial paper notes of a Conduit Lender or any non-hired nationally recognize statistical rating organization that provides to such Conduit Lender or its agent the certification required by subsection (e) of Rule 17g-5 under the Securities and Exchange Act of 1934, as amended (or any successor provision to such subsection) (“Rule 17g-5”), and who agrees to keep such information confidential as contemplated by Rule 17g-5, by posting such Information to a password protected internet website accessible to each such nationally recognized statistical rating organization in connection with, and subject to the terms of Rule 17g-5; provided, further, that (x) unless specifically prohibited by applicable law or court order, each of the Lenders and the Administrator shall, prior to disclosure thereof, notify Jarden of any request for disclosure of the Information (so that Jarden may seek to obtain a protective order in respect thereof or, at Jarden’s election, grant a waiver of compliance with this provisions of this Agreement) (A) by any Governmental Authority or representative thereof (other than any such request in connection with an examination of the financial condition of the Lenders or the Administrator by such Governmental Authority) or (B) pursuant to legal process and (y) in no event shall the Lenders or the Administrator be obligated or required to return the Information furnished by Jarden.

Section 15.14. Entire Agreement. This Agreement and the other Transaction Documents executed and delivered herewith represent the final agreement among the parties hereto and thereto and may not be contradicted by evidence of prior, contemporaneous or subsequent oral agreements of the parties. There are no unwritten oral agreements among the parties.

Section 15.15. Limitation on Payments. Notwithstanding any provisions contained in this Agreement to the contrary, no Conduit Lender shall, nor shall it be obligated to, pay any amount pursuant to this Agreement unless (a) such Conduit Lender has received funds which may be used to make such payment and which funds are not required to repay its Commercial Paper Notes and advances under its Support Agreements when due and (b) after giving effect to such payment, either (i) there is sufficient liquidity availability (determined in accordance with the Program Documents), under all of the liquidity facilities for such Conduit Lender’s commercial paper program, to pay the “Face Amount” (as defined below) of all its outstanding Commercial Paper Notes and advances under its Support Agreements when due or (ii) all of its Commercial Paper Notes and advances under its Support Agreements are paid in full. Any amount which such Conduit Lender does not pay pursuant to the operation of the preceding sentence shall not constitute a claim (as defined in §101 of the Bankruptcy Code) against or an obligation of such Conduit Lender for any such insufficiency unless and until such payment may be made in accordance with clauses (a) and (b) above. The agreements in this Section 15.15 shall survive termination of this Agreement and payment of all obligations hereunder. As used in this Section 15.15, the term “Face Amount” means, with respect to outstanding Commercial Paper Notes or advances under Support Agreements, (x) the face amount of any such Commercial Paper Notes issued on a discount basis, and (y) the principal amount of, plus the amount of all interest accrued and to accrue thereon to the stated maturity date of, any such Commercial Paper Notes issued on an interest-bearing basis or any such advances under a Support Agreement.

Section 15.16. Certain Tax Matters. Notwithstanding any other express or implied agreement to the contrary, the parties agree and acknowledge that each of them and each of their employees, representatives, and other agents may disclose without limitation of any kind, any information with respect to the “tax treatment” and “tax structure” (in each case, within the meaning of Treasury Regulation Section 1.6011-4) of the transactions contemplated hereby and all materials of any kind (including opinions or other tax analyses) that are provided to such Person relating to such tax treatment and tax structure; provided that with respect to any document or similar item that in either case contains information concerning the tax treatment or tax structure of the transaction as well as other information, this sentence shall only apply to such portions of the document or similar item that relate to the tax treatment or tax structure of the Loans and transactions contemplated by this Agreement and the other Transaction Documents.

Section 15.17. USA Patriot Act. Each Lender and Liquidity Bank that is subject to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Patriot Act”) hereby notifies the Borrower that pursuant to the requirements of the Act, it is required to obtain, verify, and record information that identifies the Borrower, which information includes the name and address of the Borrower and other information that will allow such Lender or Liquidity Bank to identify the Borrower in accordance with the Patriot Act.

Section 15.18. Restatement Except as otherwise stated in this Section 15.18, as of the date hereof, the terms, conditions, agreements, covenants, representations and warranties set forth in the Existing Agreement are hereby amended and restated in their entirety, and as so amended and restated, replaced and superseded, by the terms, conditions, agreements, covenants, representations and warranties set forth in this Agreement and the other Transaction Documents, except that nothing herein or in the other Transaction Documents shall impair or adversely affect the continuation of the liability of the Borrower for the Obligations or any Lien heretofore granted, pledged and/or assigned to the Administrator, the Issuing Lender or any Lender. The amendment and restatement contained herein shall not, in any manner, be construed to constitute payment of, or impair, limit, cancel or extinguish, or constitute a novation in respect of, the Debt and other obligations and liabilities of the Borrower evidenced by or arising under the Existing Agreement, and the Liens and security interests securing such Indebtedness and other obligations and liabilities, shall not in any manner be impaired, limited, terminated, waived or released.

The principal amount of the “Loans” (as defined in the Existing Agreement) outstanding as of the Closing Date under the Existing Agreement shall constitute Loans hereunder. On the Closing Date, the Lenders shall make such purchases and sales of interests in the Advances Outstanding as of such date so that each Lender is then holding its Pro Rata Share of Advances Outstanding based on their Commitments after giving effect to this Agreement.

All references to the “Loan Agreement” in the Transaction Documents shall from and after the Closing Date be references to this Agreement, as the same may be amended, amended and restated, supplemented or otherwise modified from time to time

Section 15.19. Existing Letters of Credit On the Closing Date, (i) each Existing Letter of Credit, to the extent outstanding, shall be automatically and without further action by the parties thereto shall be deemed to be Letters of Credit issued pursuant to Section 2.8 and subject to the provisions thereof, and for this purpose the fees specified in Section 2.8 shall be payable (in substitution for any fees set forth in the applicable letter of credit reimbursement agreements or applications relating to such Existing Letters of Credit) as if such Existing Letters of Credit had been issued on the Closing Date, (ii) the face amount of such Existing Letters of Credit shall be included in the calculation of L/C Obligations and (iii) all liabilities of the Borrower, with respect to such Existing Letters of Credit shall constitute Obligations.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their respective officers thereunto duly authorized as of the day and year first above written.

JARDEN RECEIVABLES, LLC, as Borrower

By:	SUNBEAM PRODUCTS, INC.
Its: manager and sole member

By:	/s/ John E. Capps
Name: John E. Capps
Title: Vice President

JARDEN CORPORATION, as initial Servicer

By:	/s/ John E. Capps
Name: John E. Capps
Title: Executive Vice President, General Counsel and Secretary

SUNTRUST BANK, as Lender

By:	/s/ Joseph Franke
Name: Joseph Franke
Title: Senior Vice President

COMMITMENT: $250,000,000

WELLS FARGO BANK, NATIONAL ASSOCIATION, as Lender and as Issuing Lender

By:	/s/ Elizabeth R. Wagner
Name: Elizabeth R. Wagner
Title: Vice President

COMMITMENT: $70,000,000

PNC BANK, NATIONAL ASSOCIATION, as Lender

By:	/s/ Mark Falcione
Name: Mark Falcione
Title: Senior Vice President

COMMITMENT: $80,000,000

SUNTRUST ROBINSON HUMPHREY, INC., as Administrator

By:	/s/ Emily Shields
Name: Emily Shields
Title: Vice President

REAFFIRMATION, ACKNOWLEDGEMENT, AND CONSENT OF PERFORMANCE GUARANTOR

The undersigned, Jarden Corporation, heretofore executed and delivered to the Administrator a Performance Undertaking dated August 24, 2006. The undersigned hereby acknowledges and consents to the Agreement as set forth above and confirms that its Performance Undertaking, and all obligations of the undersigned thereunder, remains in full force and effect. The undersigned further agrees that the consent of the undersigned to any other amendment or modification to the Agreement or any of the Loan Documents referred to therein (each as existing on the date hereof) shall not be required as a result of this consent having been obtained. The undersigned acknowledges that the Administrator and the Lenders are relying on the assurances provided herein in entering into the Agreement set forth above and maintaining credit outstanding to the Borrower.

JARDEN CORPORATION

By:	/s/ John E. Capps
Name: John E. Capps
Title: Executive Vice President, General Counsel and Secretary

S-1